UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12
_______________________________________________________________

XEROX HOLDINGS CORPORATION
(Name of Registrant as Specified In Its Charter)
_______________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Xerox Holdings Corporation
YOUR VOTE IS VERY IMPORTANT

Dear Shareholders:

You are cordially invited to attend the 2023 Annual Meeting of Shareholders (Annual Meeting) of Xerox Holdings Corporation (Xerox), to be held at 8:00 a.m., Eastern Time, on Thursday, May 25, 2023, at 501 Merritt 7 in Norwalk, Connecticut. Your Board of Directors and management look forward to greeting those shareholders who are able to attend.

At the Annual Meeting you will be asked to consider and vote upon proposals to: (i) elect eight directors to our Board of Directors; (ii) ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023; (iii) approve, on an advisory basis, the 2022 compensation of our named executive officers; (iv) select, on an advisory basis, the frequency of future advisory votes on the compensation of our named executive officers; (v) approve an amendment to our Performance Incentive Plan to increase the total number of shares authorized and available for issuance under the Plan; and (vi) consider a shareholder proposal to provide shareholders the right to ratify termination pay, if properly presented at the Annual Meeting.

In June 2022, we announced the unexpected passing of our former CEO and Vice Chairman, John Visentin. During his time at Xerox, John was a visionary leader who navigated the Company through unprecedented times and challenges. As a champion for innovation, he embraced and enhanced Xerox’s legacy as a print and services provider and embarked on a transformative journey that broadened the company’s expertise and offerings. We are grateful for John’s many significant contributions in helping to guide the transformation of our Company.
Our Board unanimously recommends that you vote “FOR” all nominees for director, “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023, “FOR” the non-binding executive compensation proposal, “1 YEAR” as the frequency of future advisory votes on the compensation of our named executive officers, "FOR" approval of an amendment to increase the total number of shares authorized for issuance under our Performance Incentive Plan, and “AGAINST” the shareholder proposal for a shareholder right to ratify termination pay, if properly presented at the Annual Meeting.

Your vote is important — no matter how many or how few shares you may own. Whether or not you plan to attend the Annual Meeting, please submit your proxy as soon as possible. You may submit a proxy via the Internet, by telephone or, if applicable, by signing, dating, and mailing the proxy card. Specific instructions for shareholders of record who wish to use Internet or telephone proxy procedures are included in the enclosed Proxy Statement. Any shareholder attending the Annual Meeting may vote at the Annual Meeting even if a proxy has been returned.

The accompanying notice of meeting and the Proxy Statement provide specific information about the Annual Meeting and explain the various proposals. Please read these materials carefully.

Thank you for your continued support of Xerox.
For the Board of Directors,

James L. Nelson	Steven J. Bandrowczak
Chairman of the Board	Chief Executive Officer
The accompanying Proxy Statement is dated April 10, 2023 and is first being distributed to shareholders on or about April 10, 2023.

NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS

You are cordially invited to attend the 2023 Annual Meeting of Shareholders of Xerox Holdings Corporation to be held at 8:00 a.m., Eastern Time, on Thursday, May 25, 2023, at 501 Merritt 7, Norwalk, CT 06851. We look forward to meeting our shareholders who are able to attend.

Shareholders will be asked to:

1.Elect each of the eight directors named in the enclosed Proxy Statement;

2.Ratify the appointment of PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm for the fiscal year ending December 31, 2023;

3.Approve, on an advisory basis, the 2022 compensation of our named executive officers;

4.Select, on an advisory basis, the frequency of future advisory votes on the compensation of our named executive officers;

5.Approve an amendment to the Company's Performance Incentive Plan, as amended through
October 21, 2021, to increase the total number of shares of common stock authorized and available for issuance under the Plan; and

6.Consider a shareholder proposal to provide shareholders with the right to ratify termination pay, if properly presented at the Annual Meeting.

Shareholders will also be asked to consider such other business as may properly come before the Annual Meeting.
Voting:
You are eligible to vote if you were a shareholder of record at the close of business on March 31, 2023.
Ensure that your shares are represented at the meeting by voting in one of several ways:

VIA THE INTERNET.
BY TELEPHONE.
BY MAIL.
AT THE ANNUAL MEETING.
Please review the Notice of Internet Availability of Proxy Materials or accompanying proxy card for voting instructions, and submit your proxy as soon as possible to ensure that your shares are represented, even if you plan to attend the Annual Meeting. Voting now will not limit your right to change your vote or to attend the Annual Meeting.
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be Held on May 25, 2023.
The Proxy Statement and 2022 Annual Report are available at
www.xerox.com/investor.
If you have any questions or require assistance in voting your shares, you should call HKL & Co., LLC, Xerox’s proxy solicitor for the Annual Meeting, toll-free at (844) 218-8384 (from the U.S. and Canada) or at (212) 468-5380 (from other locations) (Banks and Brokerage firms may call collect at (212) 468-5380). Alternatively, you can email HKL & Co., LLC at Xerox@hklco.com.
By order of the Board of Directors,
Flor M. Colón
Deputy General Counsel and Corporate Secretary
Norwalk, Connecticut
April 10, 2023

i

ii

How may I nominate individuals to serve as Directors and what are the deadlines for a Director nomination?	106
How can I contact the Board?	106
What if multiple shareholders have the same address?	106
How may I obtain additional copies of the proxy materials?	107
Is there a list of shareholders entitled to vote at the Annual Meeting?	107
ANNEX A - Xerox Holdings Corporation Performance Incentive Plan as Amended and Restated as of May 25, 2023	A-1
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This Proxy Statement contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “plan”, “should”, “targeting”, “projecting”, “driving”, and similar expressions, as they relate to us, our business or operations, our performance and/or our technology, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions, and expectations and are subject to a number of factors that may cause actual results to differ materially, including those factors that are set forth in Xerox and Xerox Corporation’s combined Annual Report on Form 10-K for the year ended December 31, 2022, and Xerox’s and Xerox Corporation’s other filings with the U.S. Securities and Exchange Commission (SEC). These forward-looking statements speak only as of the date of the Proxy Statement or as of the date to which they refer, and Xerox and Xerox Corporation assume no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.
iii

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

The following are some of the questions that you may have about this proxy statement (Proxy Statement) and the answers to those questions. The information in this section does not provide all of the information that may be important to you with respect to this Proxy Statement. Therefore, we encourage you to read the entire Proxy Statement, which was first made available on or about April 10, 2023, for more information about these topics.

The Annual Meeting

The 2023 Annual Meeting of Shareholders (Annual Meeting) of Xerox Holdings Corporation (Xerox or the Company), will be held beginning at 8:00 a.m., Eastern Time, at 501 Merritt 7 in Norwalk, Connecticut, on Thursday, May 25, 2023.

What is the purpose of the Annual Meeting?

At the Annual Meeting shareholders will consider and vote on the following matters:

1.Election of the eight nominees named in this Proxy Statement to our Board of Directors (Board), each for a term of one year;

2.Ratification of the appointment of PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm for the fiscal year ending December 31, 2023;

3.Approval, on an advisory basis, of the 2022 compensation of our named executive officers;

4.Selection, on an advisory basis, of the frequency of future advisory votes on the compensation of our named executive officers;

5.Approval of an amendment to the Company’s Performance Incentive Plan, as amended through October 21, 2021, to increase the total number of shares of common stock authorized and available for issuance under the Plan; and

6.Consideration of a shareholder proposal to require shareholder ratification of termination pay, if properly presented at the Annual Meeting.

Shareholders will also be asked to consider any other business that may properly come before the Annual Meeting. In addition, our management will respond to appropriate questions from shareholders.

How do I vote?
Beneficial owners will receive a separate Notice of Internet Availability of Proxy Materials (Notice) with voting instructions from the bank, broker or other holder of record where the shares of common stock, par value $1.00 per share of the Company (Common Stock), or Series A Preferred Stock, par value $1.00 per share, are held that must be followed in order for those shares to be voted. Beneficial owners should follow the instructions from their bank, broker or other holder of record in order for their shares to be voted. If you hold your shares through a broker, bank, or other nominee and wish to vote at the Annual Meeting, you must obtain a “legal proxy” from your broker, bank, or other nominee for you to vote at the Annual Meeting (and not your broker, bank or nominee).

Registered shareholders can vote in any one of four ways:

BY INTERNET	BY TELEPHONE
If you have Internet access, you may vote your shares by following the “Vote by Internet” instructions included in the Notice or on the proxy card you may have received. If you vote via the Internet, do not return your proxy card.
If you received written materials, you may vote your shares by following the “Vote by Telephone” instructions on the enclosed proxy card. If you vote by telephone, do not return your proxy card.
BY MAIL	AT THE ANNUAL MEETING
If you received written materials, you may vote by completing and signing the proxy card enclosed with this Proxy Statement and promptly mailing it in the enclosed postage-prepaid envelope. The shares you own will be voted according to your instructions on the proxy card you mail. If you sign and return your proxy card but do not indicate your voting instructions on one or more of the matters listed, the shares you own will be voted by the named proxies in accordance with the recommendations of our Board.
We will distribute written ballots to any shareholder of record or authorized representative of a shareholder of record who wants to vote in person at the Annual Meeting instead of by proxy. If you submit a proxy or voting instructions via the Internet, telephone or mail, you do not need to vote at the Annual Meeting. Voting in person will revoke any proxy previously given. If you hold your shares through a broker, bank, or other nominee, you must obtain a legal proxy from your broker, bank, or nominee for you to vote at the Annual Meeting. See below under “How can I attend the Annual Meeting?”

If you vote by Internet, telephone or mail, you authorize each of the three directors, whose names are listed on the proxy card accompanying this Proxy Statement, to act as your proxies to represent you and vote your shares as you direct.

How does the Board recommend that I vote?

The Board recommends that you vote:
•“FOR” the election of each of the eight directors named in this Proxy Statement;
•“FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2023;
•“FOR” the approval, on an advisory basis, of the 2022 compensation of our named executive officers;
•“1 YEAR” for the selection, on an advisory basis, of the frequency of future advisory votes on the compensation of our named executive officers;
•“FOR” the approval of an amendment to the Company’s Performance Incentive Plan to increase the total number of shares of common stock authorized and available for issuance under the Plan; and
•“AGAINST” a shareholder proposal to require shareholder ratification of termination pay, if properly presented at the Annual Meeting.

Who can attend the Annual Meeting? How do I attend the Annual Meeting?
Only shareholders of record of our Common Stock and Series A Preferred Stock at the close of business on March 31, 2023, (the “Record Date”) or persons holding a valid proxy for the Annual Meeting have a right to attend the Annual Meeting. In-person admission to the Annual Meeting will be on a first-come, first-served basis. We reserve the right to restrict admission to the meeting or limit the number of representatives for any entity that may be admitted to the meeting for security or health and safety reasons, at our sole discretion.
Registered shareholders will be admitted to the Annual Meeting upon providing a valid form of government-issued photo identification, such as a driver’s license or passport. Your name will be verified against the list of shareholders of record on the Record Date prior to your admission to the Annual Meeting.
Beneficial owners will be admitted to the Annual Meeting upon providing your most recent brokerage statement, along with a valid form of government-issued photo identification, such as a driver’s license or passport, and an admission ticket. Please see “How do I register for the Annual Meeting and receive an admission ticket?” If you own shares in street name and wish to vote those shares at the Annual Meeting, you must obtain a “legal proxy” from your broker, bank or nominee.
No cameras, recording equipment, large bags, or packages will be permitted at the Annual Meeting. The use of cell phones, smart phones, tablets, and other personal communication devices for any reason during the Annual Meeting is strictly prohibited.
A live audio-only webcast of the Annual Meeting will be available at www.news.xerox.com/investors for shareholders that wish to listen to the meeting as a guest. You will not be able to vote your shares or submit questions during the meeting if you listen to the meeting through the webcast.
In the event that it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting in additional proxy materials filed with the SEC and included on our investor website at www.news.xerox.com/investors as promptly as practicable, which may include holding the meeting solely by means of remote communication. Please monitor the www.news.xerox.com/investors website for updated information.
If you have any further questions regarding admission to the Annual Meeting, please call Xerox Shareholder Services at (203) 849-2315.

How do I register for the Annual Meeting and receive an admission ticket?
To ensure that we are able to accommodate all shareholders that seek to attend while also administering our special health and safety protocols in an orderly fashion, we are requiring beneficial owners that wish to attend the Annual Meeting in person to request an admission ticket in advance by calling Xerox Shareholder Services at (203) 849-2315, or by mailing a written request, along with proof of your ownership of our Common Stock or Series A Preferred Stock as of the Record Date, to Xerox Holdings Corporation, Shareholder Services, 201 Merritt 7, Norwalk, CT 06851 — Attention Corporate Secretary.
All calls and written requests for admission tickets must be received by no later than the close of business on May 15, 2023.

PROPOSAL 1 — ELECTION OF DIRECTORS

Shareholders annually elect directors to serve for one year and until their successors have been elected and have been qualified. Based on the director nomination process described below, the eight persons whose biographies appear below have been nominated by the Board to serve as directors based on the recommendation of the Corporate Governance Committee. Six of the director nominees currently serve on the Board. There are two new director nominees, Mr. Bandrowczak who was appointed to the Board in August 2022, and Mr. Giordano who was recommended as a director candidate by Steven D. Miller and ultimately appointed to the Board in July 2022.
Confident in the direction and future of Xerox, director Joseph J. Echevarria, who has served on the Board since 2017, has decided not to stand for reelection. We thank him for his many significant contributions in helping to guide the transformation of our Company. Pursuant to our By-Laws, the Board has reduced the size of the Board from nine to eight effective at the Annual Meeting.
Three of the director nominees, Messrs. Jesse A. Lynn, Steven D. Miller, and James L. Nelson, are being nominated by the Board pursuant to the Nomination and Standstill Agreement, dated January 26, 2021, between the Company and Carl C. Icahn and certain of his affiliates. Mr. Scott Letier is being nominated by the Board pursuant to the Nomination and Standstill Agreement, dated January 26, 2021, between the Company and Darwin Deason. See 2021 Nomination and Standstill Agreements for further information.
Each nominee brings to us valuable experience from a variety of fields. The biographical information presented regarding each nominee’s specific experience, qualifications, attributes, and skills led our Board to the conclusion that he or she should serve as a director. We believe that each of the nominees has demonstrated business acumen, an ability to exercise independent and sound judgment, an understanding of the Company’s business environment, and a commitment to serve the Company and our Board. We also value their significant experience on other public company boards of directors and board committees. The Board has determined that each of the nominees (other than Steven Bandrowczak, Chief Executive Officer of the Company) is independent under The Nasdaq Stock Market LLC (Nasdaq) corporate governance rules and the Company’s independence standards.
It is expected that all nominees proposed by our Board will be able to serve on the Board if elected. Although not anticipated, if for any reason a nominee is unable to serve, the proxies may use their discretion to vote for a substitute nominated by the Board.
Diversity and Tenure
The Board is continuously seeking highly qualified, diverse candidates to add to the range of skills and experiences represented on our Board. The eight individuals nominated for election at our 2023 Annual Meeting bring valuable diversity to the Board. Two of the eight director nominees are women. One of our nominees is Hispanic or Latinx and one is African American. The eight director nominees range in age from 34 to 73. In addition, each director nominee contributes to the Board’s overall diversity by providing a variety of perspectives, personal and professional experiences, and backgrounds. The tenure of the directors who are standing for election at this Annual Meeting averages approximately two years.

Board Skills and Diversity Matrix
As a Nasdaq-listed company, the Company is required to disclose Board level diversity statistics using a Nasdaq-mandated form of matrix. The information provided in the matrix below includes the key qualifications, skills, and attributes that each of our director nominees possesses that were most relevant to the decision to nominate him or her to serve on the Board. The lack of a mark does not mean the director does not possess that qualification or skill, or that other qualities were not also considered; rather, a mark indicates a specific area of focus or expertise on which the Board relied most heavily. Each director nominee’s biography below describes his or her qualifications and relevant experience in more detail.
Board Skills and Diversity Matrix
(As of April 10, 2023)

	Bandrowczak	Giordano	Letier	Lynn	Maynard- Elliott	Miller	Nelson	Paláu-Hernández
Skills & Experience
Technology	•	•	•			•	•
Leadership	•		•		•		•	•
Global Business	•	•	•		•		•	•
Financial	•	•	•	•	•	•	•	•
Business Operations	•	•	•		•		•	•
Public/Private Company Boards & Governance	•	•	•	•	•	•	•	•
Tenure & Independence
Tenure (years)	1	1	5	2	2	2	2	2
Independence		•	•	•	•	•	•	•
Diversity
(As of April 10, 2023)
Demographics
Age	62	41	62	52	54	34	73	66
Gender	M	M	M	M	F	M	M	F
Self-Identified Diversity Categories
African American or Black					•
Hispanic or Latinx								•
White	•	•	•	•			•
LGBTQ+
Director Did Not Disclose						•
In addition to the qualifications, skills, and attributes referenced above, we have provided below the principal occupation and other information about the relevant experience, qualifications, attributes, or skills that the Board has concluded qualify each of the nominees to serve as a director of the Company. Each director nominee has consented to being named in this Proxy Statement, and has agreed to serve if elected. Certain terms used in the biographies may be unfamiliar to you, so we are defining them here.
Xerox securities owned means the Company’s Common Stock, including vested Deferred Stock Units (DSUs) issued under the 2021 Amendment and Restatement of the 2004 Equity Compensation Plan for Non-Employee Directors, as amended (2004 Directors Plan).
Options/Rights means unvested DSUs and restricted stock units (RSUs) issued under the 2004 Directors Plan and unvested RSUs, earned performance share units (PSUs), and stock options awarded under the 2019 Amendment and Restatement of the Xerox Holdings Corporation Performance Incentive Plan, as amended (2004 Performance Incentive Plan) and/or Xerox Holdings Corporation Performance Incentive Plan, as amended (2020 Performance Incentive Plan), as applicable.

Immediate family means the spouse, the minor children and any relatives sharing the same home as the nominee.
Unless otherwise noted, all Xerox securities held are owned beneficially by the nominee. Beneficial ownership means he or she has or shares voting power and/or investment power with respect to the securities, even though another name (that of a broker, for example) may appear in the Company’s records. All ownership figures are as of March 31, 2023.

Steven J. Bandrowczak
Age: 62 Director since: 2022
Xerox securities owned: 214,272 shares of Common Stock
Options/Rights: 41,990 stock options; 486,916 RSUs
Occupation: Chief Executive Officer of Xerox Holdings Corporation
Education: B.S. in Computer Science, Long Island University; M.S. in Technology Management, Columbia University
Board Committees: None — Chief Executive Officer

Other Directorships (past 5 years): Fuji Xerox (April 2019 to November 2019).
Other Background: Mr. Bandrowczak was named Chief Executive Officer of Xerox Holdings Corporation effective August 2022. He joined Xerox in 2018, as President and Chief Operations Officer. Prior to joining Xerox, Mr. Bandrowczak served as Chief Operating Officer and Chief Information Officer at Alight Solutions, where he was responsible for the application portfolio and technical infrastructure of the organization. Throughout his career, Mr. Bandrowczak also held senior leadership positions at various multi-billion-dollar global companies, including Avaya, Nortel, Lenovo, DHL and Avnet. He teaches “Leading Disruptive Change in Digital Economy” at Columbia University for the Master of Science program and is a mentor at Columbia University’s Center for Technology Management.

Philip V. Giordano
Age: 41       Director since: 2022
Xerox securities owned: 0 Vested
Options/Rights: 16,225 unvested DSUs
Occupation: Founder and Chief Investment Officer, Livello Capital Management
Education: B.S. in Finance and Accounting, New York University
Board Committees: Finance, Technology

Other Background: Mr. Giordano is the Chief Investment Officer of Livello Capital Management, a registered investment advisor, which he founded in 2019. He was previously with Goldman Sachs as the Head of Distressed Research (2015-2018), a proprietary risk-taking role within the firm. In this role, Mr. Giordano led the distressed investing effort and all workout processes within corporate credit, reporting into the Global Head of Credit. As the Head of Distressed Research, Mr. Giordano and his team were responsible for identifying key investable themes and opportunities, trade execution and portfolio and risk management. Prior to joining Goldman Sachs, Mr. Giordano spent 11 years with Deutsche Bank (2004-2015), most recently as senior analyst in the Distressed Products Group; covering autos, airlines, industrials and financials. Mr. Giordano began his career as an analyst at Citigroup in the investment banking division.

Scott Letier
Age: 62       Director since: 2018
Xerox securities owned: 4,384 shares of Common Stock, 44,428 vested DSUs
Options/Rights: 18,919 unvested DSUs
Occupation: Managing Director of Deason Capital Services, LLC
Education: B.B.A. with a concentration in accounting, Southern Methodist University — Cox School of Business
Board Committees: Finance (Chair), Technology

Other Directorships (past 5 years): Conduent Incorporated (since 2018); serves on various private company boards of directors, including MV Transportation, Inc.; Colvin Resources Group; Gardenuity, Inc.; Fund Advisory Board of Griffis Residential.

Other Background: Mr. Letier has been Managing Director of Deason Capital Services, LLC (DCS), the family office for Darwin Deason, since July 2014. Prior to joining DCS, Mr. Letier was the Managing Director of JFO Group, LLC, the family office for the Jensen family, from September 2006 to July 2014. Mr. Letier has over 20 years of prior leadership roles serving as a private equity investment professional and chief financial officer, and began his career in the audit group at Ernst & Whinney (now Ernst & Young). Mr. Letier has served on numerous boards in the past, and currently serves as Chair of the Board of Directors of Conduent Incorporated, a provider of business process outsourcing services. He also serves on the boards of directors of several private companies: as Chair of the Board of Directors of Gardenuity, Inc., a gardening and wellness tech enabled retailer; MV Transportation, Inc., the leading provider of para-transit services and the largest privately owned passenger transportation contracting firm in the United States; Colvin Resources Group, a Dallas based search and staffing firm; and the fund advisory board of Griffis Residential, a Denver based multi-family real estate management and investment firm. Mr. Letier also served as a director of The Dallas College Foundation for 21 years (March 2001 to December 2022), including as Treasurer, member of the Foundation’s Executive Committee and Chairman of the audit and finance/investment committees. Mr. Letier is a Certified Public Accountant.

With over 25 years of prior leadership roles and service on other company boards and committees, Mr. Letier brings to the Board expertise relevant to Xerox, including his significant audit experience and investment and financial expertise serving as a private equity investment professional and chief financial officer.

Jesse A. Lynn
Age: 52       Director Since: 2021
Xerox securities owned: 9,368 vested DSUs
Options/Rights: 18,766 unvested DSUs
Occupation: General Counsel, Icahn Enterprises L.P.
Education: B.A., University of Michigan; J.D., Boston University School of Law
Board Committees: Compensation, Corporate Governance

Other Directorships (past 5 years): Crown Holdings, Inc. (since 2022); FirstEnergy Corp. (since 2021); Conduent Incorporated (since 2019); Cloudera, Inc. (2019-2021); Herbalife Nutrition Ltd. (2014-2021); The Manitowac Company, Inc. (2015-2018).

Other Background: Jesse A. Lynn has been General Counsel of Icahn Enterprises L.P. (Nasdaq: IEP), a diversified holding company engaged in a variety of businesses, including investment, energy, automotive, food packaging, real estate, home fashion and pharma, since 2014. Mr. Lynn has also served as Chief Operating
Officer of Icahn Capital LP, the entity through which Carl C. Icahn manages investment funds, since April 2021. From 2004 to 2014, Mr. Lynn was Assistant General Counsel of Icahn Enterprises. Prior to joining Icahn Enterprises, Mr. Lynn worked as an associate at the law firms of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. from 2000 until 2004, and Gordon Altman Butowsky Weitzen Shalov & Wein from 1996 to 2000. Mr. Lynn has been a director of: Crown Holdings, Inc., a supplier of packaging products for consumer goods and industrial products, since December 2022; FirstEnergy Corp., an electric utility, since March 2021; and Conduent Incorporated, a provider of business process outsourcing services, since April 2019. Mr. Lynn was previously a director of: Cloudera, Inc., a provider of enterprise data cloud services, from August 2019 through October 2021; Herbalife Nutrition Ltd., a nutrition company, from April 2014 to January 2021; and The Manitowoc Company, Inc., a capital goods manufacturer, from April 2015 to February 2018. Carl C. Icahn has or previously had non-controlling interests in each of Crown Holdings, FirstEnergy, Conduent, Cloudera, Herbalife and Manitowoc through the ownership of securities.

Mr. Lynn brings to the Board legal and financial expertise gained both in private practice as well as his positions with Icahn Enterprises, and his experience as a director of other public companies.

Nichelle Maynard-Elliott
Age: 54       Director Since: 2021
Xerox securities owned: 13,940 vested DSUs
Options/Rights: 19,832 unvested DSUs
Occupation: Former Executive Director, Mergers & Acquisitions, for Praxair, Inc. (a wholly-owned subsidiary of Linde plc)
Education: B.A. in Economics, Brown University; J.D., Columbia University School of Law
Board Committees: Audit, Compensation (Chair)

Other Directorships (past 5 years): Element Solutions Inc. (since 2018); Lucid Group, Inc. (since 2021).

Other Background: Ms. Maynard-Elliott was Executive Director, Mergers & Acquisitions, for Praxair, Inc., a worldwide industrial gases company, from July 2011 to May 2019, where among other things, she advised Praxair on its $90 billion merger in 2018 with the Linde Group. She was responsible for evaluating and negotiating global acquisitions, divestitures, joint ventures, and other business combinations. Ms. Maynard- Elliott joined Praxair in 2003. Prior to Praxair, Ms. Maynard-Elliott served as an associate at the law firms of Kelley Drye & Warren LLP, Pryor Cashman LLP, and Weil, Gotshal & Manges LLP. Ms. Maynard-Elliott has served as an independent director of Element Solutions Inc., a global specialty chemicals firm, since 2018 and currently serves as Chair of its Audit Committee. Ms. Maynard-Elliott has served as an independent director of Lucid Group, Inc., a manufacturer of electric vehicles, since 2021, and currently serves as a member of its Nomination and Governance Committee. She also serves as a trustee of The Advisor’s Inner Circle Fund III and Chair of its Governance Committee, and as a director of Chiron Capital Allocation Fund Ltd. and Chair of its Governance Committee.

With over 25 years of extensive financial and legal experience in mergers and acquisitions, business development and strategic alliances, Ms. Maynard-Elliott has a proven track record of creating shareholder value and this makes her a valuable addition to the Board. In addition, over the course of her executive and legal careers, Ms. Maynard-Elliott has been actively involved in seeking to influence and develop diverse and inclusive cultures in traditionally white male-dominated environments.

Steven D. Miller
Age: 34       Director Since: 2021
Xerox securities owned: 13,944 vested DSUs
Options/Rights: 18,918 unvested DSUs
Occupation: Portfolio Manager, Icahn Capital L.P.
Education: B.S., Duke University
Board Committees: Finance, Technology (Chair)

Other Directorships (past 5 years): Herc Holdings (May 2022 to March 2023); Conduent Incorporated (since February 2021); Bausch Health Companies Inc. (since March 2021).

Other Background: Mr. Miller has been a portfolio manager for Icahn Capital L.P., a subsidiary of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, since October 2020. He is responsible for analysis and engagement in connection with investments by Icahn Capital in public securities. Prior to joining Icahn Capital, Mr. Miller was an analyst in the New York office of BlueMountain Capital Management, LLC from 2013 to 2019. From 2011 to 2013, he was an analyst in the New York office of Goldman, Sachs & Co. Mr. Miller has served as a director of: Conduent Incorporated, a provider of business process outsourcing services, since February 2021, where he serves as Chair of the Risk Committee and a member of the Audit Committee; Bausch Health Companies, since March 2021, where he serves as Chair of the Finance and Transactions Committee and the Audit Committee; and Herc Holdings from May 2022 to March 2023, where he served as an Audit Committee observer. Carl C. lcahn has a non-controlling interest in each of Conduent Incorporated and Bausch Health Companies Inc. Mr. Miller brings to the Board his investment and financial expertise, experience with complex debt matters, and experience serving as an investment professional.

James L. Nelson
Age: 73       Director Since: 2021
Xerox securities owned: 12,778 vested RSUs
Options/Rights: 24,899 unvested RSUs
Occupation: Chief Executive Officer and Director, Global Net Lease, Inc.
Education: Directors College program at Stanford University Law School; Director Program at the University of Chicago Booth Business School
Board Committees: Chairman of the Board; Audit, Technology, Corporate Governance (Chair)

Other Directorships (past 5 years): Chewy, Inc. (since 2021); Roman DBDR Tech Acquisition Corp. (2020-2021); Herbalife Nutrition Ltd. (2014-2021); Caesars Entertainment Corporation, a casino-entertainment company (2019-2020); Icahn Enterprises GP (2001-2019); New York REIT, Inc. (2015-2017).

Other Background: Mr. Nelson currently serves as the Chief Executive Officer of Global Net Lease, Inc. (GNL), a publicly-traded real estate investment trust, a position he has held since July 2017 and, since March 2017, as a director of GNL. He previously served as a member of GNL’s Audit Committee. He also currently serves as a director of Chewy, Inc., an online retailer of pet foods and other pet-related products, where he is Chair of the Audit Committee. Mr. Nelson previously served as a director for Roman DBDR Tech Acquisition Corp., a special purpose acquisition company, or SPAC, formed for the purpose of effecting a business combination with one or more businesses with a focus on companies in the technology, media, and telecom industries, from 2020 to 2021; Herbalife Nutrition Ltd. from 2014 to January 2021, where he was lead director from 2019 to 2021, and a member of the Audit Committee; Caesars Entertainment Corporation, a casino-entertainment company, from March 2019 to October 2020, where he was a member of the Audit Committee; Icahn Enterprises GP from June 2001 to March 2019, where he was a member of the Audit Committee; New York REIT, Inc. from November 2015 until June 2017; Viskase Companies, Inc. from April 2003 through April 2010; American Entertainment Properties Corp. from December 2003 until March 2013; Tropicana Entertainment Inc. from March 2010 until May 2014; Orbitex Financial Services Group from August 1995 until March 2001; Cequel Communications, an owner and operator of a large cable television system, from April 2008 to November 2012; Take Two Interactive Software, Inc., a publisher, developer, and maker of video games and video game peripherals, from April 2010 through November 2013; and Voltari Corporation (f.k.a. Motricity Inc.) from June 2011 to September 2015, where he was Chairman of Voltari’s board of directors from January 2012 to September 2015. Carl C. Icahn had controlling interests in Herbalife Nutrition Ltd., Caesars Entertainment Corporation, and Tropicana Entertainment Inc. Mr. Nelson also previously served as Chairman and Chief Executive Officer of Eaglescliff Corporation, a specialty investment banking, consulting, and wealth management company, from 1986 until 2009; Chairman and Chief Executive Officer of Orbit Aviation, Inc., a company engaged in the acquisition and completion of Boeing Business Jets for private and corporate clients, from March 1998 through 2003; and Chief Executive Officer and co-chairman of Orbitex Management, Inc., a financial services company in the mutual fund sector, from August 1995 until July 1999.
With over 25 years of prior leadership roles and service on other company boards and committees, Mr. Nelson brings to the Board expertise relevant to Xerox, including his significant audit experience and his investment and financial expertise from serving as a director and chief executive officer.

Margarita Paláu-Hernández
Age: 66       Director Since: 2021
Xerox securities owned: 15,500 Shares of Common Stock, 14,287 vested DSUs
Options/Rights: 18,766 unvested DSUs
Occupation: Founder and Chief Executive Officer, Hernández Ventures
Education: B.A., University of San Diego; J.D., UCLA School of Law
Board Committees: Compensation, Corporate Governance

Other Directorships (past 5 years): Conduent Incorporated (since 2019); Herbalife Nutrition, Ltd. (2018-2021); Occidental Petroleum (since 2020); ALJ Regional Holdings, Inc. (2015 to 2019); Apartment Income REIT Corporation (since 2021).

Other Background: In 1988, Ms. Paláu-Hernández founded Hernández Ventures, where she currently serves as Chief Executive Officer. Hernández Ventures is a privately held entity involved in Spanish media, and business and real estate ventures. Prior to founding Hernández Ventures, Ms. Paláu-Hernández was an attorney with the law firm McCutcheon, Black, Verleger & Shea. Ms. Paláu-Hernández served as United States Representative to the United Nations General Assembly 73rd Session from 2018 to 2019, with the personal rank of Ambassador. Ms. Paláu-Hernández has served as a director of: Conduent Incorporated, a provider of business process outsourcing services, since 2019, where she is Chair of the Corporate Governance Committee and a member of the Compensation Committee; and Apartment Income REIT Corporation, since 2021, where she is a member of the Audit, Compensation and Human Resources, and Governance and Corporate Responsibility Committees. From 2018 to 2021, she served as a director of Herbalife Nutrition, Ltd., where she was a member of the Compensation, Audit and Environmental, Social & Governance Committees. From 2020 to 2022, she served as a director of Occidental Petroleum, where she was a member of the Executive Compensation and Environmental Health & Safety Committees. From 2015 to 2019, she served as a director of ALJ Regional Holdings, Inc., a company focused on acquiring and operating customer service-based businesses, where she was a member of the Compensation, Nominating and Corporate Governance Committees.

Ms. Paláu-Hernández also currently serves on the following boards: Vice Chair, National Museum of the American Latino at the Smithsonian, since 2021; Chair, Yale School of Management Council of Global Advisors, since 2016; Ex-Officio Board Member, Yale School of Management Board of Advisors, since 2016; and Board Member; UCLA Medical Board of Advisors, since 2020. Ms. Paláu-Hernández is a trustee emeritus of UCLA School of Law Board of Advisors and University of San Diego Board of Trustees.

With over 30 years of experience, Ms. Paláu-Hernández brings to the Board expertise relevant to Xerox, including her significant entrepreneurial experience in setting up companies and her leadership, global business, and financial expertise from serving on the boards of other public companies.

The Board unanimously recommends a vote
FOR
the election of each of the eight directors nominated by the Board.

2021 Nomination and Standstill Agreements
On January 26, 2021, the Company entered into a Nomination and Standstill Agreement with Carl C. Icahn and certain of his affiliates (collectively, the “Icahn Group” and such agreement, the “Icahn Nomination Agreement”) and a separate Nomination and Standstill Agreement with Darwin Deason ("Deason" and such agreement, the "Deason Nomination Agreement" and, together with the Icahn Nomination Agreement, the "Nomination Agreements").
Under the Icahn Nomination Agreement, each of the current directors Jesse A. Lynn and Steven D. Miller is designated as an “Icahn Designee” on the Board, and current director James L. Nelson is designated as an “Independent Designee” on the Board. Also, under the Deason Nomination Agreement, current director Scott Letier is designated as the “Deason Designee” on the Board.
If any Icahn Designee, the Independent Designee, or the Deason Designee resigns from the Board or is not serving on the Board following his or her election or appointment (for any reason other than as a result of not being nominated by the Company for election at an annual meeting of shareholders or not being elected by shareholders at any annual meeting), then the Icahn Group or Deason, as applicable, has the right to designate a replacement who is approved by the Company, with such approval not to be unreasonably withheld, and who otherwise satisfies the requirements of the applicable Nomination Agreement.
The Company is not required to include the Icahn Designees, the Independent Designee or the Deason Designee on any slate of directors subsequent to that for the 2021 Annual Meeting. However, for any annual meeting of shareholders subsequent to the 2021 Annual Meeting, the Company has agreed to notify the Icahn Group or Deason, as applicable, no less than forty-five days before the advance notice deadline set forth in the By-Laws whether any of the Icahn Designees, the Independent Designee or the Deason Designee will be nominated by the Company for election as a director at such annual meeting.
Under the Icahn Nomination Agreement, one Icahn Designee is required to resign from the Board if the Icahn Group does not have a net long position (as defined in the Icahn Nomination Agreement) in at least 19,838,590 shares of Common Stock, and both Icahn Designees are required to resign from the Board if the Icahn Group does not have a net long position in at least 9,919,295 shares of Common Stock, all subject to applicable anti- dilution adjustment. Under the Deason Nomination Agreement, the Deason Designee is required to resign from the Board if Deason does not have a net long position in at least 9,919,295 shares of Common Stock, all subject to applicable anti-dilution adjustment. Each of the Nomination Agreements includes certain specified limits on the size of the Board, subject to the terms of those respective agreements. Under the applicable Nomination Agreements, the Icahn Group, Deason and their respective controlled affiliates have agreed to certain standstill and voting commitments during the particular specified periods set forth in the respective Nomination Agreement.
The foregoing descriptions of the Nomination Agreements do not purport to be complete and are qualified in their entirety by reference to the complete text of such Nomination Agreements, which are filed as Exhibits 10.1 and 10.2 to the Company’s Current Report on Form 8-K dated January 26, 2022, respectively, and filed with the SEC.

CORPORATE SOCIAL RESPONSIBILITY
For generations, Xerox has stood for innovation, quality, and an excellent customer experience. Led by the core values our founder established more than a half-century ago, we strive to conduct business ethically and in an environmentally and socially conscious manner. We are the company that revolutionized the office, created printing-on-demand, and repeatedly reinvented and transformed to keep pace with the demands of our customers and the market. We set goals, track our progress, communicate, and share best practices to improve the quality of work and life, keeping to the core value of corporate citizenship.
Today, we honor this heritage by turning investments in innovation into products and services that help our customers and clients be more productive, profitable and sustainable. We are helping define the future of work and enabling printing beyond paper with new technologies designed to disrupt the market and change the way we think about workflows and information processes. This is our contribution to a more sustainable world.
Reaching Net Zero by 2040
With climate change being one of the defining issues of our time, we fast-tracked our net zero goal by 10 years to 2040, and integrated climate change-related risks and opportunities into our Enterprise Risk Management. We shared our roadmap to reach net zero in our 2022 Corporate Social Responsibility Report (CSR). Our roadmap covers our full value chain, and focuses on improving processes and energy efficiency as well as designing environmentally responsible products and clean technologies that extend beyond print. Our interim goal is to reduce our Scope 1 and Scope 2 Green House Gas (GHG) emissions at least 60% by 2030, against the Company’s 2016 baseline. This is in line with the ambitious science-based global warming target, validated and approved by the Science Based Targets initiative (SBTi). Our GHG emissions are third-party assured in accordance with ISO 14064-3:2019, and are updated in our progress summary as new data becomes available. In 2022, Xerox was named to CDP’s Annual "A List” for climate change transparency and performance. CDP is a nonprofit organization that runs the global disclosure system for investors, companies, and regions to manage their environmental impacts.
Xerox has long paired its technology with sustainability, influencing not just our industry but others. Serving as an ENERGY STAR Charter Partner, Xerox helped the U.S. Environmental Protection Agency (EPA) create its standards and still works with the agency today. Since 1993, more than 500 Xerox® products have achieved ENERGY STAR registration. In 2022, 100% of our eligible new products have achieved ENERGY STAR and EPEAT registration. ENERGY STAR requirements serve as the foundation for other eco-labels such as Electronic Products Environmental Assessment Tool (EPEAT) that is composed of criteria spanning corporate and product requirements. EPEAT product criteria combine comprehensive requirements for design, production, energy use, and recycling, with ongoing independent verification of manufacturer claims.
Circular economy initiatives remain a part of our business strategy. Our first commercial product in 1959, the Xerox 914, introduced electronics remanufacturing long before the term “circular economy” became popular. Our vision was to transform Xerox manufacturing, operations, offices, and facilities into waste-free workplaces. We had this same vision for our clients’ workplaces: a world where electronics and supplies at the end of their useful life would come full circle to become raw materials for tomorrow’s technology. In this model, quality and performance are not compromised, precious natural resources are conserved, and waste becomes obsolete. Six decades later, we continue to demonstrate that a circular economy delivers environmental, economic, and societal benefits. To meet this commitment, we have developed several collection and waste reduction programs, while also designing technology to align with the circular economy’s key elements. The majority of spent toner cartridges and other consumables returned through Green World Alliance, Xerox's customer recycling program, are recycled, reused, or remanufactured. We continue to make progress towards increasing the post-consumer recycled content in our eco-label eligible devices.
Our Corporate Social Responsibility Goals
We report our environmental and social goals and a status of our progress toward achieving those goals in our CSR Report which is available on our website at www.xerox.com/en-us/about/corporate-social-responsibility, as well as in our Corporate Social Responsibility Progress Summary, also available from xerox.com under “About Xerox — Corporate Information — Corporate Social Responsibility.” Information about Environment, Health, Safety, and Sustainability at Xerox, including details of our initiatives with respect to carbon footprint, paper, clean air & water, waste, chemical management, and health & safety, is available on our website at www.xerox.com/en-us/about/ehs. Information on the Xerox website, including the above-referenced information and materials, is not incorporated by reference into this Proxy Statement.

Diversity, Inclusion, and Belonging
We know the power of having a global and diverse team. It is one of the reasons Xerox has been successful for more than 115 years. By having a diverse workforce, we gain the benefit of different ways of looking at our business, leading to innovative breakthroughs for our customers and more engaging work for our people. Research shows diverse companies have more engaged, productive, and innovative workforces and in turn perform better financially.
In 2022, women made up approximately 26 percent of the Xerox workforce and 38 percent of our Executive Committee – a reflection of our commitment to gender diversity and inclusion at the highest level. We continue to focus on improving the representation of women in professional roles and creating more opportunities in leadership for women across Xerox and within our Board.
These accomplishments are the direct result of our Diversity, Inclusion, and Belonging (DIB) roadmap, which reflects the foundation set by our first modern-day Chief Executive Officer (CEO), Joseph Wilson. Thanks to his vision, social responsibility, diversity, and inclusion became a part of our value system and helped forge who we are today – a workplace where everyone can thrive and reach full potential.
As the world changes, we continue to evolve to turn today's challenges into opportunities, incorporating new elements within our DIB strategy including employee listening sessions that educate and cultivate belonging.
Our DIB roadmap continues to focus on the areas where we can deliver the most meaningful impact:
•Diverse Pipeline: We aim to recruit, hire, and promote more woman globally, as well as underrepresented talent within the U.S. for professional-level job roles. Our pipeline is governed by Xerox's diversity policy known as the Wilson Rule.
•Partnership: We build relationships with external organizations to help ensure our talent pools reflect the markets and communities we serve. For example, we are working with AI vendors using their unique algorithms to increase the pool of women and underrepresented candidates for our job openings.
•Culture Change: We leveled-up our culture cohesion by hosting organization-wide DIB learning events and listening sessions and expanding the number of Employee Resource Groups (ERGs) to 10, welcoming a disability-focused ERG called Enable All. In 2022, we held our third annual All of Us Together DIB event. This global event is planned by members of our ERGs and is open to all Xerox employees.
•Community Outreach: We foster relationships with partners that reflect the communities that we serve. Examples of these partnerships include our work with A Better Chance and the Thurgood Marshall College Fund Leadership Institute to provide mentorship, sponsorship, and scholarship support to youth of color, providing equality-opportunities for more successful career outcomes. In the U.K., we partner with the Black Young Professionals Network to mentor black professionals and provide career opportunities.
•Accountability: We are committed to being transparent about our DIB progress. We measure progress against our Environmental, Social, and Governance (ESG) metrics and leverage our Corporate Social Responsibility Report to inform the public about our strategy and progress. In 2022, we completed an assurance audit against Social Key Performance Indicators that confirmed the accuracy our methodology.
More information about our global DIB initiatives and strategies is available on our website at www.xerox.com/en-us/jobs/diversity. Information on the Xerox website, including the above-referenced information, is not incorporated by reference into this Proxy Statement.
Environmental, Social, and Governance (ESG) Initiatives
At our core is a deep and long-lasting commitment to ESG, a pledge to inspire and support our people, conduct business ethically across the value chain, and preserve our planet. This commitment stems from our corporate values established over 60 years ago, which include: succeeding through satisfied customers; delivering quality and excellence in all we do; requiring a premium return on assets; using technology to develop market leaders; valuing and empowering our employees; and behaving responsibly as a corporate citizen.
We continue this legacy by creating products and services that help our customers to be more productive, profitable, and sustainable. We deliver solutions that drive customer success and enable a new, better world.

We do this in our own operations, as well as in workplaces, communities, and cities around the world. We recognize the world’s challenges such as climate change and human rights, and understand the role we play.
Our pledge to inspire and support our people, conduct business ethically, and protect our planet remains at the core of everything we do. At Xerox, we believe in continuously improving, and we apply this mentality to ensuring we are always finding ways to improve the sustainability of our operations.
The Xerox 2022 CSR report describes our management approach related to ESG. Our work aligns with the United Nations Sustainable Development Goals (SDGs), which provide a framework to end poverty, protect the planet, and improve the lives and prospects of everyone, everywhere. To ensure we are responsive to all stakeholders, Xerox has also been reporting in accordance with the Sustainability Accounting Standards Board (SASB) and the Task Force on Climate Change Related Disclosures (TCFD).
The content of our website, including the above-referenced information, is not incorporated by reference into this Proxy Statement.
Xerox’s CSR report highlights include:
Our Employees
As of December 31, 2022, we had approximately 20,500 employees, a reduction of approximately 2,800 (12.0%) employees since December 31, 2021. The reduction in headcount resulted from net attrition (attrition net of gross hires), restructuring, as well as the impact of organizational changes including employee transfers associated with shared services arrangements.
On a geographic basis, approximately 10,300 employees were located in the U.S., and approximately 10,200 employees were located outside the U.S. We had approximately 11,900 employees or approximately 60% of our employees engaged in providing services to customers (direct service and managed services), and approximately 3,000 engaged in direct sales.
Approximately 20% of our employees are represented by unions or similar organizations, such as workers' councils, with approximately 90% located outside the U.S. As of December 31, 2022, approximately 25% of our employees were women and 30% of our U.S. employees self-identified as diverse.
Employee Safety
At Xerox, we are committed to maintaining a safe workplace environment for our people. We have an incident reporting process, workplace safety inspections, and hazard analysis that allows improvements in areas where we can reduce or prevent incidents. Several methods are also used to raise employee safety awareness including site-specific hazard management, off-the-job safety information, and communications regarding safety concerns. In 2022, Xerox’s Day Away from Work Case Injury Rate was 0.39, which was an 5.4% increase from the 2021 rate of 0.37, and better than the 2022 targeted rate of 0.44 by 11.4%.
Talent Management and Workforce Development
Talent management and workforce development are critical for the future of Xerox and fueling business growth and innovation. We use high-impact practices and technology to drive global workforce capability and integrate learning with work. Our organization and talent planning processes include reviews with business leaders to build our talent pipeline. More broadly, Human Resources (HR) provides a forum for management to review the future needs of the organization, noting strengths, gaps, and strategies to build strong teams for the next chapter at Xerox. During our most recent organization and talent planning process, we identified the potential successors for critical roles. We utilize a third-party, online learning platform that is available to all Xerox employees for self-directed learning, which supports skill and career growth.
The Company is also committed to accelerating the careers of high-potential, diverse employees and women along with identifying more diverse candidates for open roles. For example, Vista, our high-potential development program, recently completed its second year, and we are preparing to launch the third cohort in early 2023. This is a one-year program that provides opportunities for our highest-potential employees across the globe, to accelerate their career development through education, experience, and exposure. This program also includes individualized career coaching, mentorship, and networking opportunities with Executive Committee and Senior Leadership members, which accelerates our talent pipeline, retains early talent, and increases employee engagement.

Additionally, our leaders embrace and support the Wilson Rule, which requires that one out of every three final candidates for professional roles be diverse. Finally, we provide ongoing diversity training sessions to managers to reinforce the importance of a diverse workforce.
Global Learning Innovation
We adopt a blended technology-led learning model to drive the Xerox business and talent strategies. Learning is delivered to our staff using an appropriate modality to support professional development and build capabilities across the company, on time, and in a cost-effective manner. Our Learning and Development (L&D) function is focused on business agility and driving digital transformation across our workforce.
Our employees have access to a global learning platform that includes an extensive portfolio of online courses, virtual classroom events, simulations, job aids, and other learning and development resources. Learning topics include critical job-specific information and technical upskilling, management development and professional effectiveness, productivity tools for project management, client service, negotiations, technology solutions, ethics, diversity and inclusion, and information security. As our business evolves, we will continue to leverage technology to identify new skills or capabilities required to ensure we remain competitive in the global market. Our L&D function partners with Xerox business leaders to design capability-building programs, and the Xerox senior leadership champions a long-term vision to continually develop the skills of our employees.
Total Rewards
Our success depends on attracting, retaining, and motivating a highly productive, global workforce. To achieve this, we take pride in offering our employees a comprehensive Total Rewards program that includes various compensation, benefits, and work-life programs. Our programs are designed to achieve the following objectives:
•Drive shareholder value: support our business strategy and culture.
•Align with performance: incentivize the right behaviors - when the Company wins, our employees win.
•Support our talent strategy: attract, retain, and motivate a productive workforce.
As with most global companies, our compensation and benefits vary based on employee eligibility, and local practices and regulations. We benchmark our programs to ensure we remain competitive with our peers and the markets we serve, and to maintain alignment with our short-term and long-term business goals.
Our compensation offerings include base pay and short-term and long-term incentive programs. Our short-term programs include: a Management Incentive Plan (MIP), designed to drive Xerox’s pay for performance culture and incentivize our leaders to help Xerox achieve sustainable growth; sales compensation programs to tightly align our sales force with business goals; and a Profit Share Plan (PSP), designed to give a broad population of our employees an opportunity to share in the organization’s success. A Long-Term Incentive (LTI) equity-based program reinforces alignment of our leaders and key talent with shareholders.
Our benefit offerings provide our employees with choice and flexibility to help them reach their health and financial goals. Our offerings include the following core programs: health care, wellness, retirement, paid time off, life and disability insurance, and access to voluntary benefits.

Philanthropy and Community Involvement
From our earliest days as a company, Xerox has demonstrated a steadfast commitment to corporate social responsibility. Our greatest goal is to facilitate employee-driven philanthropy. Together, Xerox and our employees are creating real impact and sustainable change for the greater good. In 2022, Xerox employees volunteered for approximately 24,400 hours.
Our efforts are focused on four strategic areas to maximize change:
•Strong vibrant communities: Xerox invests in communities where our people and clients live and work, strengthening ties with our stakeholders, and embedding Xerox into the fabric of communities around the world. We encourage our people to give back to the causes they believe in, by providing employees with a day each year to volunteer at a cause of their choice. Xerox also offers a limited employee match to certain charitable organizations.
•Education and workforce preparedness: Xerox supports the role of education in society, through colleges, universities, science, technology, engineering, and math (STEM) education programs, and workforce development programs that prepare the next generation of leaders, inventors, and scientists.
•Science and technology: Xerox invests in scientific research and partnerships to serve the long-term strategic interests of the Company and our world.
•Disaster relief: Xerox provides aid to our employees and their neighbors in crises during natural disasters.
Corporate Governance of ESG
The Corporate Governance Committee of the Board has oversight for ESG. The Committee reviews significant shareholder relations issues and environmental and CSR matters, ensuring that our actions align with our core values and citizenship priorities. The CSR Council, comprised of senior executives who manage specific CSR topic areas, has centralized oversight of the Company’s management approach, including policies, goals, strategies, and actions to drive progress. The primary mission of the CSR Council is to drive strategies with a client-centric impact, across Xerox globally, to advance our legacy of leadership in corporate citizenship. Actions taken must meet our stakeholders’ expectations, including customers, employees, investors, regulators, and communities worldwide.

We demonstrate our Board and executive staff's commitment to ESG as follows:
•Investor outreach: Each year, Xerox conducts regular outreach with our investors to facilitate candid discussions about our business and strategy. In 2022, the company hosted 25 calls and meetings with 12 different investors providing feedback about ESG reporting metrics, diversity, and executive compensation practices. We include ESG metrics in the compensation criteria for all senior management, which covers climate change, a balanced workforce, succession planning, board refreshment, and workplace safety.
•Investor Day: Xerox hosted an Investor Day Event in February 2022 - Now & Next - with our investors and analysts. During this event, Xerox executives provided an overview of the Company's strategic priorities, which included a discussion of ESG priorities such as our Roadmap to Net Zero, as well as discussed business solutions and financial services that make everyday work better for clients.
Annual training regarding ethics, privacy, DIB, and security are required for all of our employees. Additional specialized training is required for certain roles and numerous training programs are available for employees to take on their own initiative.
A variety of proprietary and leading industry security features are also used to protect Xerox® devices from malicious attacks. Xerox's robust security and education market solutions were recognized by KeyPoint Intelligence with the Buyers Lab (BLI) 2021-2022 PaceSetter Awards for Worldwide Document Imaging Security for Production and Office solutions, as well as for the Education Market in North America.
Xerox takes data protection very seriously. Xerox’s information security and privacy programs are designed to comply with applicable laws and regulations and are based on industry standards and best practices such as the National Institute of Technology (NIST) Cybersecurity Framework, ISO 27001. Xerox Privacy Policy notice ensures that the processing of personal data is based on the subject’s consent, as individuals have a right to withdraw or alter consent at any time for future processing. Please refer to Xerox’s privacy website at

www.xerox.com/privacy for further information. The content of our website, including the above-referenced information, is not incorporated by reference in this proxy statement unless expressly noted.
Adherence to our policies and procedures governing data protection is enforced through a combination of technical and manual safeguards over our systems and facilities, disciplinary actions against employees, audit rights, and other contractual rights against our vendors.
CORPORATE GOVERNANCE
Code of Business Conduct and Ethics
Xerox is committed to the highest standards of business integrity and corporate governance. All of our directors, executives, and employees are required to act ethically under our codes of conduct. In addition, our directors must act in accordance with our Code of Business Conduct and Ethics for Members of the Board; our principal executive officer, principal financial officer and principal accounting officer, among others, must act in accordance with our Finance Code of Conduct; and all of our executives and employees must act in accordance with our Code of Business Conduct. Each of these codes of conduct can be accessed through our website at xerox.com/governance (under Board Conduct and Ethics), xerox.com/en-us/about/corporate-social-responsibility/finance-code-of-conduct, and xerox.com/governance (under Code of Business Conduct), respectively. Our Corporate Governance Guidelines and the charters of our Audit, Compensation, Corporate Governance, and Finance Committees can be accessed through our website at xerox.com/governance. They are also available to any shareholder who requests them in writing addressed to Xerox Holdings Corporation, 201 Merritt 7, Norwalk, CT 06851, Attention: Corporate Secretary. We will disclose any future amendments to, or waivers from, provisions of our Code of Business Conduct and Ethics for members of the Board, our Code of Business Conduct, and our Finance Code of Conduct for our officers, on our website as promptly as practicable and in accordance with applicable U.S. Securities and Exchange Commission (SEC) and Nasdaq rules. The Corporate Governance Committee of the Board periodically reviews and reassesses the adequacy of our overall corporate governance, Corporate Governance Guidelines, and committee charters.
Director Nomination Process
The Corporate Governance Committee considers candidates for Board membership recommended by Board members, management, shareholders, and others (see below). The Corporate Governance Guidelines require that a substantial majority of the Board consist of independent directors and that management representation on the Board should be limited to Company senior management. There are no specific minimum qualifications that the Corporate Governance Committee believes must be met by prospective candidates; however, the Corporate Governance Committee applies the criteria set forth in our Corporate Governance Guidelines. These criteria include, among other things, the candidate’s broad perspective, integrity, independence of judgment, experience, expertise, diversity, ability to make independent analytical inquiries, understanding of the Company’s business environment, and willingness to devote adequate time and effort to Board responsibilities. The Corporate Governance Committee does not assign specific weight to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees.

Pursuant to the Icahn Nomination Agreement as discussed above, current directors Jesse A. Lynn and Steven D. Miller are the Icahn Designees and James L. Nelson is the Independent Designee, with the Icahn Group having the right to replace any of its director designees during the period covered by the Icahn Nomination Agreement with individuals selected by the Icahn Group and who are subject to Company approval. Pursuant to the Deason Nomination Agreement as discussed above, current director Scott Letier is the Deason Designee, with Deason having the right to replace its director designee during the period covered by the Deason Nomination Agreement with an individual selected by Deason and who is subject to Company approval. In addition, in July 2022, after considering multiple candidates over the course of several weeks, Philip V. Giordano was appointed to the Board with the recommendation of the Corporate Governance Committee. Mr. Bandrowczak was appointed to the Board in August 2022, following his appointment as Chief Executive Officer of the Company.
Board Diversity
Our Corporate Governance Guidelines dictate that diversity should be considered by the Corporate Governance Committee in the director identification and nomination process. Although the Board does not establish specific goals with respect to diversity, the Board’s overall diversity is a significant consideration in the director nomination process. This means that the Corporate Governance Committee seeks nominees who bring a variety of business backgrounds, experiences, and perspectives to the Board. In February 2020, the Board amended our Corporate Governance Guidelines to require that the initial list of candidates from which new, management-supported director nominees are chosen by the Corporate Governance Committee should include, but not necessarily be limited to, qualified women and minority candidates. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a broad diversity of experience, professions, skills, geographic representations, knowledge, and abilities that will allow the Board to fulfill its responsibilities. See Board Skills and Diversity Matrix.

Shareholders who wish to recommend individuals for consideration by the Corporate Governance Committee may do so by submitting a written recommendation to the Secretary of the Company at Xerox Holdings Corporation, 201 Merritt 7, Norwalk, CT 06851. Submissions must include sufficient biographical information concerning the recommended individual, including age, employment, and current board memberships (if any) for the Corporate Governance Committee to consider. The submission must be accompanied by the written consent of the nominee to stand for election if nominated by the Board and to serve if elected by the shareholders. Recommendations received no earlier than November 12, 2023, and no later than December 12, 2023, will be considered for nomination at the 2024 Annual Meeting of Shareholders.
Shareholder Proxy Access
In March 2020, the Board adopted Amended and Restated By-Laws which added Section 13 to Article I of the By-Laws, to permit a shareholder, or a group of up to twenty (20) shareholders, owning three percent (3%) or more of the Company’s outstanding Common Stock continuously for at least three (3) years, to nominate and include in the Company’s proxy materials director candidates constituting up to the greater of two (2) directors or twenty percent (20%) of the Board, provided that the shareholder(s) and the nominee(s) satisfy the requirements specified in the By-Laws, including the requirement to provide timely notice of the proxy access nomination to the Company. For the 2024 Annual Meeting of Shareholders, to be considered timely, such notice of proxy access nomination must be received by the Company no earlier than November 12, 2023, and no later than December 12, 2023. The By-Laws are available on our website at www.xerox.com/governance (under By-Laws).
Shareholder Right to Call a Special Shareholder Meeting
In February 2022, the Board amended the Company’s By-Laws to permit shareholders holding a combined 20% of the Company’s voting stock to call a special meeting of shareholders. The By-Laws are available on our website at xerox.com/governance (under By-Laws).
Shareholder Action by Written Consent
At the 2022 Annual Meeting of Shareholders, the Company’s shareholders approved an amendment to the amended and restated Certificate of Incorporation of the Company that permits shareholders entitled to cast the minimum number of votes that would be necessary to authorize an action at a meeting at which all shareholders entitled to vote thereon were present and voting to act by written consent to take any action permitted to be taken by shareholders under applicable New York law and our By-Laws.
Board Leadership Structure
The Board’s goal is to achieve the best board leadership structure for effective oversight and management of the Company’s affairs. The Board believes that there is no single, generally accepted approach to providing board leadership, and that each possible leadership structure must be considered in the context of the individuals involved and the specific circumstances facing a company. Accordingly, what the Board believes is the right board leadership structure may vary as circumstances warrant.
The Company’s governance documents provide the Board with flexibility to select the appropriate leadership structure for the Company. Our policies do not preclude the Chief Executive Officer (CEO) from also serving as Chairman of the Board. This flexibility has allowed the Board to utilize its experience and knowledge to appoint the most qualified director as Chairman of the Board, while maintaining the ability to separate the Chairman of the Board and CEO roles when desirable.
During the Board’s evaluation of its leadership structure, the Board took into account many factors, including the specific needs of the Board and the business, our Corporate Governance Guidelines, and the best interests of our shareholders. Upon recommendation of the Corporate Governance Committee, the non-employee directors of the Board concluded that the current leadership structure continues to be the right leadership structure for the

Company at this time, and that it is in the best interests of the shareholders to maintain the separate Chairman and CEO roles currently in place. This structure allows our CEO to focus on the operations of our business while the independent Chairman focuses on leading the Board in its responsibilities. The Board deems this overall board governance structure appropriate as it benefits from the CEO’s knowledge of the Company operations and substantial board experience, while maintaining Board independence in the Chairman role. Our independent Chairman leads the Board in its responsibilities by performing the following duties: presiding at executive sessions of the independent directors; calling special meetings of the independent directors, as needed; addressing individual Board member performance matters, as needed; and serving as liaison on Board-wide issues between the independent directors and the CEO.
Under our Corporate Governance Guidelines, each regularly scheduled Board meeting must include an executive session of all directors and the CEO and a separate executive session attended only by the independent directors.
Our Board is currently 89% comprised of directors who qualify as independent directors. We have an independent Chairman and each of our standing Board committees is comprised solely of independent directors, including our Corporate Governance Committee, which establishes our corporate governance policy and monitors the effectiveness of this policy at the Board level.
Risk Oversight
Our Board has ultimate oversight responsibility for our Enterprise Risk Management (ERM) process. The Board oversees our ERM process through the Audit Committee, which previews the ERM assessment and process for subsequent review by the Board. Our ERM process is designed to strengthen our risk-management capability and to assess, monitor, and manage all categories of business risk, including strategic, operational, compliance, and financial reporting. The Company’s Chief Financial Officer (CFO) is responsible for the Company’s ERM function through the Enterprise Risk Steering Committee, which includes the majority of the direct reports to the CEO, as well as our Chief Information Officer, our Controller, and our Chief Audit Executive. The Enterprise Risk Steering Committee inspects risk mitigation plans and progress, identifies and addresses emerging risks, and shares mitigation best practices across the Company. Additionally, to ensure that ERM is integrated with our business management, the Company’s Management Committee, the Business Ethics and Compliance Office, and various internal control committees monitor risk exposure and the effectiveness of how we manage these risks.
While the Board has ultimate oversight responsibility for the risk management process, various committees of the Board have been delegated responsibility for oversight of certain aspects of risk management. In addition to its responsibility to oversee the overall ERM process, the Audit Committee focuses on financial risk, including risks associated with internal control, audit, financial reporting, and disclosure matters, and also on oversight of our Ethics, Litigation, Information, and Cyber Security risk mitigation plans and progress. In addition, the Compensation Committee seeks to incent executive employees in a manner that discourages unnecessary or inappropriate risk-taking, while encouraging a level of risk-taking behavior consistent with the Company’s business strategy. In parallel, the Board’s Finance Committee oversees aspects of our Global Economy risk, and on an as needed basis, special sub-Committees are established to focus on specific business risks.
We believe that our leadership structure supports the risk oversight function of the Board. Our CEO serves on the Board, and is able to promote open communication between management and directors relating to risk. Additionally, each Board committee is comprised solely of independent directors, and all directors are actively involved in the risk oversight function.
Director Independence
A director is not considered independent unless the Board determines that he or she has no material relationship with the Company. The Board has adopted categorical standards to assist in both its determination and the Corporate Governance Committee’s recommendation as to each director’s independence. Under these categorical standards, a director will be presumed not to have a material relationship with the Company if:
(1)he or she satisfies the bright-line independence and other applicable requirements under the listing standards of Nasdaq and all other applicable SEC rules regarding director independence, in each case from time to time in effect;
(2)he or she is not a current employee (and none of his or her “immediate family members” is employed as an “executive officer,” each as defined by the Nasdaq rules) of a company that has made payments to, or received payments from, the Company or any of its consolidated subsidiaries for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more; and
(3)in the event that he or she serves as an executive officer or director of a charitable organization, the Company and its consolidated subsidiaries have not made payments to the charity in excess of the greater of 5% of the charity’s revenues or $200,000.
Our Board has determined that all of the nominees for election as directors are independent under the Nasdaq rules and our Corporate Governance Guidelines, with the exception of Steven Bandrowczak, our Chief Executive Officer.
In addition, the Corporate Governance Committee reviews relationships involving members of the Board, their immediate family members and affiliates, and transactions in which members of the Board, their immediate family members and their affiliates have a direct or indirect interest in which the Company is a participant, to determine whether such relationship or transaction is material and could impair a director’s independence. In making independence determinations, the Board considers all relevant facts and circumstances from the point of view of both the director and the persons or organizations with which the director has relationships, including with respect to those directors covered by the 2022 Nomination Agreements discussed above. See Certain Relationships and Related Person Transactions.
Based on the results of the aforementioned review, 87.5% of our nominees for election as directors are deemed to be independent.
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Related Person Transactions Policy
The Board has adopted a policy addressing the Company’s procedures with respect to the review, approval, and ratification of “related person transactions” that are required to be disclosed pursuant to Item 404(a) of Regulation S-K of the Securities Act of 1933, as amended (Regulation S-K). The policy provides that any transaction, arrangement or relationship, or series of similar transactions, in which the Company will participate or has participated and a “related person” (as defined in Item 404(a) of Regulation S-K) has or will have a direct or indirect material interest, and which exceeds $120,000 in the aggregate, is subject to review (each such transaction, a Related Person Transaction). In its review of Related Person Transactions, the Corporate Governance Committee reviews the material facts and circumstances of the transaction and takes into account certain factors, where appropriate, based on the particular facts and circumstances, including: (i) the nature of the “related person’s” interest in the transaction; (ii) the significance of the transaction to the Company and to the “related person”; and (iii) whether the transaction is likely to impair the judgment of the “related person” to act in the best interest of the Company.
No member of the Corporate Governance Committee may participate in the review, approval, or ratification of a transaction with respect to which he or she is a “related person.”
Certain Employment Arrangements
We actively recruit qualified candidates for our employment needs. Relatives of our executive officers and other employees are eligible for hire. In 2022, we had one non-executive employee who is a family member of a former executive officer, who was employed by Xerox, and received more than $120,000 in annual compensation (salary, incentive cash awards, equity awards and commissions). This is a routine employment arrangement entered into in the ordinary course of business with compensation commensurate with that of the employee’s peers, and the terms of employment are consistent with the Company’s human resources policies. For 2022, the compensation of Kimberly Finley, spouse of Joseph H. Mancini, Jr., our former Chief Accounting Officer who retired on May 6, 2022, was $433,536. Ms. Finley is Director, Tax Accounting at Xerox, and has been with Xerox for over 30 years. The Corporate Governance Committee reviewed and approved this arrangement in accordance with the Company’s Related Person Transactions Policy.

BOARD OF DIRECTORS AND BOARD COMMITTEES
Committee Functions, Membership and Meetings
Our Board has five standing committees: Audit, Compensation, Corporate Governance, Finance, and Technology. Set forth below is a summary of the responsibilities of each Board committee, the number of committee meetings held during 2022 for each committee and a list of the members of each committee. From time to time or as necessary, the Board also forms special committees to provide oversight and/or review of specific matters.
Audit Committee (13 meetings)
A copy of the charter of the Audit Committee is posted on the Company’s website at xerox.com/governance.
The responsibilities of the Audit Committee include:
•Oversee the integrity of the Company’s financial statements;
•Oversee the Company’s compliance with legal and regulatory requirements;
•Oversee the Company’s risk assessment policies and practices, including the ERM process, and preview the ERM assessment and process for subsequent review by the Board;
•Assess qualifications and independence of the Company’s independent registered public accounting firm;
•Assess performance of the Company’s independent registered public accounting firm and the internal audit function;
•Review the Company’s audited financial statements, including the Company’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend to the Board their inclusion in the Company’s Annual Report on Form 10-K;
•Review changes in working capital policies and procedures with management; and
•Review and approve the Company’s Code of Business Conduct.
The Audit Committee is also responsible for the preparation of the Audit Committee Report that is included below in this Proxy Statement beginning on page 83.
Members: Nichelle Maynard-Elliott and James L. Nelson.
Chair: Mr. Echevarria
The Board has determined that all the members of the Audit Committee are (1) independent under the Company’s Corporate Governance Guidelines and under the applicable SEC and Nasdaq rules, and (2) financially literate. Messrs. Echevarria and Nelson, and Ms. Maynard-Elliott, are “audit committee financial experts” as defined by the SEC. Designation or identification of a person as an audit committee financial expert does not impose any duties, obligations or liabilities that are greater than the duties, obligations, and liabilities imposed on such person as a member of the Audit Committee and the Board in the absence of such designation or identification.

Compensation Committee (11 meetings)
A copy of the charter of the Compensation Committee is posted on the Company’s website at xerox.com/governance.
The responsibilities of the Compensation Committee include:
•Oversee development and administration of the Company’s executive compensation plans;
•Set the compensation of the CEO and other executive officers;
•Review and approve the performance goals and objectives with respect to the compensation of the CEO and other executive officers;
•Oversee the evaluation of the CEO and other executive officers;
•Have sole authority to retain and terminate the consulting firms engaged to assist the Compensation Committee in the evaluation of the compensation of the CEO and other executive officers;
•Be directly responsible for oversight of the work of the compensation consultants, including determination of compensation to be paid to any such consultant by the Company;
•Conduct an independence assessment of any compensation consultants to the Compensation Committee, including consideration of the six independence factors required under SEC rules and Nasdaq listing standards; and
•Review and approve employment, severance, change-in-control, termination, and retirement arrangements for executive officers.
The Compensation Committee is also responsible for reviewing and discussing the Compensation Discussion and Analysis (CD&A) with management, and has recommended to the Board that the CD&A be included in the Company’s Proxy Statement (beginning on page 30) and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. The CD&A discusses the material aspects of the Company’s compensation objectives, policies, and practices. The Compensation Committee’s report appears on page 59 of this Proxy Statement.
The Compensation Committee has not delegated its authority for compensation for executive officers. The Compensation Committee has, however, delegated authority to the CEO under the Company’s equity plan to grant equity awards to employees who are not executive officers or officers directly reporting to the CEO. The CEO is also responsible for reviewing goals, evaluating performance, and setting the compensation for officers who are not executive officers or officers directly reporting to the CEO.
The Compensation Committee has retained Frederic W. Cook & Co., Inc. (FW Cook) as an independent consultant to the Compensation Committee. FW Cook provides no services to management and provides an annual letter to the Compensation Committee regarding its independence, which the Compensation Committee reviews and determines whether there is any conflict of interest. Based on its review for 2022, the Compensation Committee determined that FW Cook’s work has not raised any conflict of interest and that such firm is independent. The consultant’s responsibilities are discussed beginning on page 48 of this Proxy Statement.
Members: Jesse A. Lynn, Nichelle Maynard-Elliott, and Margarita Palàu-Hernàndez.
Chair: Ms. Maynard-Elliott
The Board has determined that all the members of the Compensation Committee are independent under the Company’s Corporate Governance Guidelines and Nasdaq corporate governance rules. In addition, each Committee member is a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (Exchange Act).
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee was or is an officer or employee of the Company or any of its subsidiaries. In addition, no member of our Board of Directors is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company serve on the compensation committee of such other entity.

Corporate Governance Committee (6 meetings)
A copy of the charter of the Corporate Governance Committee is posted on the Company’s website at www.xerox.com/governance.
The responsibilities of the Corporate Governance Committee include:
•Identify and recommend to the Board individuals to serve as directors of the Company and on Board committees;
•Advise the Board regarding Board composition, procedures, and committees;
•Develop, recommend to the Board, and annually review the Corporate Governance Guidelines applicable to the Company;
•Review significant environmental and corporate social responsibility matters;
•Administer the Company’s Related Person Transactions Policy;
•Evaluate and recommend director compensation to the Board; and
•Oversee the annual Board and committee evaluation processes.
The Corporate Governance Committee recommends to the Board nominees for election as directors of the Company and considers the performance of incumbent directors in determining whether to recommend their nomination.
Members: Jesse A. Lynn, James L. Nelson, and Margarita Palàu-Hernàndez.
Chairman: Mr. Nelson
The Board has determined that all the members of the Corporate Governance Committee are independent under the Company’s Corporate Governance Guidelines and the Nasdaq rules.
Finance Committee (6 meetings)
A copy of the charter of the Finance Committee is posted on the Company’s website at xerox.com/governance.

The responsibilities of the Finance Committee include:
•Review the Company’s cash position, capital structure and strategies, financing strategies, insurance coverage, and dividend policy;
•Review the adequacy of funding of the Company’s funded retirement plans and welfare benefit plans in terms of the Company’s purposes; and
•Review the Company’s policy on derivatives, and annually determine whether the Company and its subsidiaries shall enter into swap and security-based swap transactions that are not cleared with a Commodity Exchange Act registered clearing organization.
Members: Philip V. Giordano, Scott Letier, and Steven D. Miller.
Chair: Mr. Letier
The Board has determined that all the members of the Finance Committee are independent under the Company’s Corporate Governance Guidelines and the Nasdaq rules.
Technology Committee (5 meetings)
A copy of the charter of the Technology Committee is posted on the Company’s website at xerox.com/governance.
The responsibilities of the Technology Committee include:
•Review, and advise the Board with respect to, the strategic direction of the Company’s Innovation business unit (PARC) and the Company’s software business (CareAR) in matters of technology, innovation and capital allocation, including investments in research and development, and commercial initiatives; and

•Identify, and advise the Board with respect to, risks and opportunities that could have a significant impact on the operations and strategic goals of PARC and/or CareAR.
Members: Philip V. Giordano, Scott Letier, Steven D. Miller, and James L. Nelson.
Chair: Mr. Miller
The Board has determined that all the members of the Technology Committee are independent under the Company’s Corporate Governance Guidelines and the Nasdaq rules.
Attendance of Directors
Thirteen (13) meetings of the Board and forty-one (41) meetings of the Board committees were held in 2022. Directors attended approximately 98.5% of the total number of meetings of the Board, and Board committees on which they served, during the period in which they served as a Xerox director, unless they had been recused from the meeting. To encourage transparency and free exchange of information, all directors generally attended all the Board committee meetings, regardless of whether they were a member of the committee that was meeting. The Company’s policy generally is for all members of the Board to attend the Annual Meeting of Shareholders. We believe that attendance at meetings is only one means by which directors may contribute to the effective management of the Company, and that the contributions of all directors have been substantial and are highly valued.
SUMMARY OF DIRECTOR ANNUAL COMPENSATION
2022 Compensation of Directors
Compensation for our directors is determined by the Corporate Governance Committee and approved by the full Board. Directors who are our employees receive no additional compensation for serving as a director. Accordingly, Mr. Bandrowczak did not receive any additional compensation for his service on the Board during 2022.
During 2022, the annual cash retainer for directors was $85,000 (for the period from the 2022 Annual Meeting to the 2023 Annual Meeting); the value of the annual equity retainer for directors was $200,000 (for the period from one annual meeting to the next annual meeting); the chair of the Audit Committee received an additional $30,000; Audit Committee members each received an additional $15,000; the chair of the Compensation Committee received an additional $25,000; Compensation Committee members each received an additional $12,500; the chair of the Corporate Governance Committee received an additional $20,000; the chairs of the Finance Committee and Technology Committee received an additional $15,000; and the Corporate Governance Committee, Finance Committee and Technology Committee members each received an additional $10,000. The additional fee for the independent (non-executive) Chairman of the Board was $100,000 per year. In addition, there is an annual total compensation cap of $750,000 for each non-employee director. Because we have an independent Chairman of the Board, we do not have a Lead Independent Director.
Directors currently receive their annual equity retainer in the form of RSUs, unless they elect to receive DSUs (new DSUs) (described below) instead of RSUs, with such election to be made prior to the year in which the new DSUs are earned. RSUs generally vest one year following the date of grant and are paid out in shares of Common Stock within 30 days of the vesting date. New DSUs generally vest one year following the date of grant but are not paid out until 30 days following a director’s termination of Board service.
As of May 20, 2021, and until otherwise changed by the Board, the annual cash fee of $85,000, the cash fee for serving as independent (non-executive) Chairman of the Board and the various committee cash fees are paid in the form of additional RSUs or additional new DSUs, as elected by the individual directors, and are paid for service from annual meeting to annual meeting. Directors receive cash reimbursement for out-of-pocket expenses incurred in connection with their service on the Board. This change in the program was adopted by the Board beginning in May 2021, and will remain in effect until otherwise changed by the Board.
All non-employee directors are expected to establish a meaningful equity ownership interest in the Company, which is currently equal in value to five times the annual Board cash retainer. This requirement shall be achieved within five years of the initial date of election as director and may be achieved by a director holding RSUs, DSUs (including old DSUs as described below) or a combination of both.
Prior to 2019, the director’s annual equity retainer was paid by Xerox Corporation in DSUs (old DSUs). By serving on the Board for a period of approximately one and a half years, a director would hold old DSUs equivalent in value (as of date of grant) to at least three times a director’s current annual cash retainer. The longer a director served on the Board and was paid an equity retainer in the form of old DSUs, the larger his or her equity ownership interest in the Company would become because, by their terms, all old DSUs are required to be held by directors until the earlier of one year after the termination date of Board service or the date of death. If there is a change in control of the Company, the terms of the 2004 Directors Plan provide that DSUs (old and new) be paid out in cash as soon as practicable.
Each director is prohibited from engaging in short-swing trading and trading in puts and calls with respect to Xerox stock and is prohibited from using any strategies or products to hedge against potential changes in the value of Xerox stock (collectively, hedging). “Short sales” are also prohibited. Under the Company’s insider trading policy, directors are permitted to buy or sell Xerox securities only during a “window period,” which is the period commencing on the day that is one full trading day following the announcement of quarterly earnings and ending on (and including) the fifteenth day of the last month of the quarter during which the earnings announcement is made. The only exception to this restriction is for directors who have entered into trading plans pursuant to SEC Rule 10b5-1. In addition, under the Company’s insider trading policy, directors are prohibited from pledging Xerox stock, including depositing Xerox securities in margin accounts at brokerage firms, or using Xerox stock as collateral.
DSUs are a bookkeeping entry that represent the right to receive one share of Common Stock at a future date. Vested DSUs include the right to receive dividend equivalents, which are credited in the form of additional DSUs, at the same time and in approximately the same amounts that the holder of an equivalent number of shares of Common Stock would be entitled to receive in dividends. Vested RSUs (which are issued in the form of Common Stock following vesting) receive regular cash dividends at the same time and in the same amount as other shareholders, subject to vesting. Dividend equivalents are not credited with respect to DSUs or RSUs that have not vested; however, when DSUs or RSUs initially vest, they are credited with dividend equivalents equal to the dividends that would have been paid during the vesting period. DSU dividend equivalents are paid in the form of additional DSUs, and RSU dividend equivalents are paid in the form of cash. The DSUs and RSUs are issued under the 2004 Directors Plan, which was approved by Xerox Corporation shareholders at the 2004 Annual Meeting of Shareholders, adopted in 2019 by Xerox Holdings Corporation upon consummation of the merger of Xerox Corporation into a subsidiary of Xerox (Reorganization) and amended and restated, with shareholder approval, in 2021. Awards that were outstanding prior to the Reorganization are to be paid in shares of Xerox stock.
Individually, the compensation for each non-employee director for the year 2022, which under our director compensation program covers the period May 2022 to May 2023, was as follows:

Name of Director	Fees Earned or Paid in Cash $ (1)(2)	Stock Awards $ (2)	Option Awards $	Non-Equity Incentive Plan Compensation $	Change in Pension Value and Non-Qualified Deferred $	All Other Compensation $ (3)	Total $
Joseph J. Echevarria	125,000	200,000	—	—	—	—	325,000
Philip Giordano (4)	87,500	166,667					254,167
Scott Letier	110,000	200,000	—	—	—	—	310,000
Jesse A. Lynn	107,500	200,000	—	—	—	—	307,500
Nichelle Maynard-Elliott	125,000	200,000	—	—	—	—	325,000
Steven D. Miller	110,000	200,000	—	—	—	—	310,000
James L. Nelson	230,000	200,000	—	—	—	—	430,000
Margarita Palàu-Hernàndez	107,500	200,000	—	—	—	—	307,500
_____________________
(1)Although the amount of cash fees is shown in this column, all cash fees will be paid in the form of RSUs or DSUs as elected by the individual directors. This column reflects the value of the RSUs or DSUs, as the case may be, that were awarded in payment of the cash fees.
(2)The value of compensation awarded in the form of DSUs or RSUs is reflected in this column. The amount presented in this column reflects the aggregate grant date fair value of the DSUs and RSUs awarded during 2022, computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation, and excludes dividend equivalents accrued during the period. A discussion of the assumptions used in calculating the fair value of such awards may be found in Note 23 (Stock-Based Compensation) to our 2022, audited financial statements of our Annual Report on Form 10-K filed with the SEC on February 23, 2023.

Effective January 1, 2019, we changed from awarding DSUs quarterly in advance to awarding DSUs and/or RSUs annually on the date of the annual meeting of shareholders. The DSUs and/or RSUs awarded annually are for the period from annual meeting to annual meeting, rather than the fiscal year in which they were awarded, and fully vest when the director completes the year of service from one annual meeting to the next annual meeting. For 2022, all but one Director elected to receive DSUs instead of RSUs for the equity portion of their compensation.
The total number of DSUs (vested and unvested and including DSU dividend equivalent units) held by each director as of December 31, 2022 is as follows: Mr. Echevarria, 74,622; Mr. Giordano, 16,225; Mr. Letier, 63,347; Mr. Lynn, 28,134; Ms. Maynard-Elliott, 33,772; Mr. Miller, 32,862; and Ms. Palàu-Hernàndez, 33,053. The total number of RSUs held by Mr. Nelson as of December 31, 2022 is 24,899.
(3)In accordance with applicable SEC rules, dividend equivalents accrued in 2022, on DSUs and RSUs are not included in “All Other Compensation” because those amounts were factored into the grant date fair values of the DSUs and RSUs.
(4)Amounts shown for Mr. Giordano are prorated because he joined the Board in July 2022.
For information on compensation for Mr. Bandrowczak, a director and the CEO of Xerox, see the Summary Compensation Table beginning on page 59.
SECURITIES OWNERSHIP
Ownership of Company Securities
Based on a review of filings with the SEC, the Company has determined that the following persons hold more than 5% of the outstanding shares of the Company. Applicable percentage ownership is based on 156,954,674 shares outstanding as of March 1, 2023. To our knowledge, except as noted in the table below, no person or entity is the beneficial owner of more than 5% of the voting power of the Company’s stock.(1)

	Common Stock		Series A Preferred Stock		Percent of Total Current Voting Power (3)
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class	Amount and Nature of Beneficial Ownership	Percent of Class (2)
Mr. Carl C. Icahn c/o Icahn Capital LP 16690 Collins Avenue, PH-1 Sunny Isles Beach, FL 33160	34,245,314 (4)	21.82%	—	—	21.73%
Darwin Deason 5956 Sherry Ln., Suite 800 Dallas, TX 75225	15,283,657 (5)	9.74%	180,000	100%	10.12%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	14,336,874 (6)	9.13%	—	—	9.10%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	13,116,464 (7)	8.36%	—	—	8.32%
Dimensional Fund Advisors LP 6300 Bee Cave Road, Building One, Austin, TX 78746	9,426,609 (8)	6.00%	—	—	5.98%
_____________________
(1) The words “group” and “beneficial” are as defined in regulations issued by the SEC. Beneficial ownership under such definition means possession of sole voting power, shared voting power, sole dispositive power, or shared dispositive power. The information provided in this table is based solely upon the information contained in the most recent Schedule 13G or 13G/A (or in the case of Mr. Icahn and Mr. Deason, the most recent Schedule 13D/A) filed by the named entity with the SEC. BlackRock, Inc. is a registered investment adviser under the Investment Advisers Act of 1940, as amended, and has subsidiaries that are also investment advisers under the Investment Advisers Act with beneficial ownership of the reported shares.
(2) Percentage ownership of our Series A Preferred Stock in the table is based on 180,000 shares of Series A Preferred Stock outstanding as of March 1, 2023.

(3) As of March 1, 2023, there were 156,954,674 shares of our Common Stock and 180,000 shares of our Series A Preferred Stock outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter voted upon. Holders of shares of Series A Preferred Stock are entitled to vote with the holders of shares of Common Stock, as a single class. The shares of Series A Preferred Stock were convertible into 6,741,571 shares of Common Stock as of March 1, 2023, and are entitled to one vote for each 10 shares of Common Stock into which they are convertible. As a result, the shares of Series A Preferred Stock are entitled to an aggregate of 674,157 votes. This column is intended to show total current voting power, and does not take into account shares of our Common Stock that may be acquired within 60 days of March 1, 2023, pursuant to the conversion of Series A Preferred Stock.
(4) Based solely on the Schedule 13D/A filed on April 30, 2022, represents shares of Common Stock held by Carl C. Icahn and the following group of entities associated with Mr. Icahn: Icahn Partners Master Fund LP (Icahn Master), Icahn Offshore LP (Icahn Offshore), Icahn Partners LP (Icahn Partners), Icahn Onshore LP (Icahn Onshore), Icahn Capital LP (Icahn Capital), IPH GP LLC (IPH), Icahn Enterprises Holdings L.P. (Icahn Enterprises Holdings), Icahn Enterprises G.P. Inc. (Icahn Enterprises GP), Beckton Corp. (Beckton) and Mr. Icahn (collectively, the Reporting Persons). A business address of each of Icahn Master, Icahn Offshore, Icahn Partners, Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton, and Mr. Icahn is 16690 Collins Avenue, PH-1, Sunny Isles Beach, FL 33160. The Reporting Persons may be deemed to be the beneficial owner of, in the aggregate, 34,245,314 shares of Common Stock.
Icahn Master has sole voting power and sole dispositive power with regard to 14,246,924 shares of Common Stock. Icahn Offshore has shared voting power and shared dispositive power with regard to such shares. Icahn Partners has sole voting power and sole dispositive power with regard to 19,998,390 shares of Common Stock. Icahn Onshore has shared voting power and shared dispositive power with regard to such shares. Each of Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton, and Mr. Icahn has shared voting power and shared dispositive power with regard to 34,245,314 shares of Common Stock.
(5) Based solely on the Schedule 13D/A filed on May 3, 2021, Darwin Deason has sole voting power and sole dispositive power for 15,283,657 shares of Common Stock (including 6,741,572 shares issuable on the conversion of 180,000 shares of Series A Preferred Stock), and has no shared dispositive or shared voting power for any of the shares.
(6) Based solely on the Schedule 13G/A filed on February 1, 2023, BlackRock, Inc. and its subsidiary companies have sole voting power for 14,019,525 shares of Common Stock and sole dispositive power for 14,336,874 shares of Common Stock.
(7) Based solely on the Schedule 13G/A filed on February 9, 2023, the Vanguard Group, Inc. and its subsidiary companies have sole voting power for 0 shares of Common Stock, sole dispositive power for 12,874,479 shares of Common Stock, shared voting power for 133,046 shares of Common Stock, and shared dispositive power for 241,985 shares of Common Stock.
(8) Based solely on the Schedule 13G/A filed on February 10, 2023, Dimensional Fund Advisors L.P. and its subsidiary companies have sole voting power for 9,302,734 shares of Common Stock, sole dispositive power for 9,426,609 shares of Common Stock, shared voting power for 0 shares of Common Stock and shared dispositive power for 0 shares of Common Stock.

Shares of Common Stock of the Company owned beneficially by the directors and nominees for director, each of the executive officers named in the Summary Compensation Table, and all directors and current executive officers as a group, as of March 1, 2023, were as follows.

Name of Beneficial Owner	Amount Beneficially Owned	Total Stock Interest
Steven J. Bandrowczak	214,272	743,178
John Bruno	0	301,886
Joseph J. Echevarria	0	74,622
Philip Giordano	0	16,225
Xavier Heiss	86,000	292,545
A. Scott Letier	4,384	67,731
Jesse A. Lynn	0	28,134
Nichelle Maynard-Elliott	0	33,772
Steven D. Miller	0	32,862
James L. Nelson	12,778	37,667
Louis J. Pastor	62,881	239,144
Margarita Paláu-Hernández	15,500	48,553
All directors and executive officers as a group (17)	593,266	2,392,255
Percent Owned by Directors and Executive Officers: Each director and executive officer beneficially owns less than 1% of the aggregate number of shares of Common Stock outstanding at March 1 2023. The amount beneficially owned by all directors and executive officers as a group was approximately 0.38%.
Amount Beneficially Owned: The numbers shown are the shares of Common Stock considered beneficially owned by the directors and executive officers identified as “Named Executive Officers” in accordance with SEC rules. Shares of Common Stock which directors and executive officers had a right, within 60 days of March 1, 2023, to acquire upon the exercise of options or rights or upon vesting of performance share units, deferred stock units or restricted stock units are included on a gross basis. However, Messrs. Echevarria, Giordano, Letier, Lynn, Miller and Nelson and Mmes. Maynard-Elliott and Paláu-Hernández each hold deferred stock units granted as part of such individual’s director compensation which, until paid out following termination of Board service, do not permit voting of the underlying shares of Xerox Common Stock, and therefore are not included in the Amount Beneficially Owned column (but are included in the Total Stock interest Column). Shares held in a grantor retained annuity trust or by family members and vested shares, the receipt of which have been deferred under one or more equity compensation programs, are also included. All of these are counted as outstanding for purposes of computing the percentage of Common Stock outstanding and beneficially owned by such person (but are not deemed to be outstanding for computing the percentage ownership of any other person shown in the table).
Total Stock Interest: The numbers shown include the amount shown in the Amount Beneficially Owned column, plus stock options, performance shares, restricted stock units, and deferred stock units, as applicable, held by directors and executive officers that are not exercisable or payable within 60 days of February 28, 2023.
Address: Unless otherwise noted, the address of each person named in the table is c/o Xerox Holdings Corporation, 201 Merritt 7, Norwalk, CT 06851.
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires the Company’s directors, executive officers, and 10% or greater shareholders, to file with the SEC reports of ownership and changes in ownership of Common Stock of the Company. Based solely on our review of those reports and written representations that no other reports were required to be filed, the Company believes that all Section 16 reports for its directors and executive officers were timely filed during 2022.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
LETTER FROM THE COMMITTEE CHAIR
Dear Xerox Shareholders:
As the new Chair of the Compensation Committee, I would like to introduce myself. I have been a member of the Board since 2021, serving on the Audit Committee. In May of last year, in addition to my ongoing role on the Audit Committee, I accepted the Compensation Committee Chair role. Xerox’s unique practice, encouraging all directors to attend all committee meetings, proved invaluable for my transition to the Compensation Committee. Having already sat in on previous Compensation Committee meetings, I was aware of the issues being considered, shareholder input received in the past, changes we made in response to that feedback, and the changes we were still discussing.
The tragic and sudden passing of our previous CEO in June of last year was an event that we had hoped not to confront. While we remain saddened by this loss, I am also extremely proud of the work the Board did during a time of crisis at Xerox. Our succession plan was activated, and continuity of management remained intact. The entire Board and management team worked tirelessly on an extensive process to evaluate our options, with every member attending meetings to discuss and debate the various challenges and opportunities posed by this event. The Compensation Committee, working with management and its advisors and considering shareholder feedback from previous years, ensured that the new CEO pay package did not include certain criticized provisions from the past, including single-trigger severance and sign-up cash bonuses. The teamwork and efficiency that went into that decision-making process stands as a testament to the governance principles of Xerox and the unique way that your Board operates.
The Compensation Committee focuses on maintaining a compensation program that aligns with our shareholders’ interests. We work to align the program with drivers of profitability, sustainable growth, and value creation for our shareholders. We believe our executive compensation program will evolve over time to reflect changes in our corporate strategy and competitive environment, and we continually evaluate Xerox’s compensation program from that perspective.
As part of this focus, we take into consideration the feedback we receive through direct conversations with our shareholders and the results of our annual say-on-pay votes. In the weeks prior to our 2022 Annual Meeting, and during our most recent shareholder outreach program, I had an opportunity to speak with many of you directly and we have incorporated your feedback in Compensation Committee discussions.
While many of the shareholders we engaged with were pleased with the changes made to our Compensation Program in 2022, several still expressed a preference that Xerox adopt relative metrics in our Executive Long-Term Incentive Program (E-LTIP). This has been the subject of discussion in the Compensation Committee for some time. We previously believed that the use of absolute metrics provided simplification during a period of transition for the Company. However, for 2023, the Compensation Committee has adopted relative metrics for Xerox’s 2023 E-LTIP by linking the entire PSU grant (60% of our executives' total long-term incentive (LTI) opportunity) to a relative Total Shareholder Return (rTSR) metric. Additionally, there was still lingering concern among a small minority of our shareholders about the possibility of continued use of one-time cash retention incentive awards. The decision to grant these awards in 2020, was not taken lightly and occurred only in response to the unforeseen and extraordinary circumstances Xerox confronted with the global COVID-19 pandemic and supply chain disruptions. Barring unforeseeable and extraordinary events, the Company does not foresee granting similar discretionary awards in the future. Finally, some of our shareholders felt that the disclosure regarding Xerox’s Transaction Bonus Framework was not clear. We have enhanced that disclosure to provide greater detail and clarity around this unique program aimed at providing equity incentives to create new lines of business with characteristics and value propositions distinct from our primary business of Print and Services.
We are confident that the significant changes to our executive compensation program last year and this year will support our strategies and initiatives, secure our talent, and drive shareholder value creation. The Compensation Committee knows that our work is never done, and we remain committed to aligning Xerox’s compensation program to the core principles outlined above.

We invite you to consider the additional information about our compensation philosophy and decisions contained in the Compensation Discussion and Analysis (CD&A) of this Proxy Statement. Our “Say-on-Pay” proposal (Proposal 4) can be found on page 30 of this Proxy Statement, and the Board recommends that you vote ‘FOR’ this proposal. We value the opinions of our shareholders, and the Compensation Committee will take into account the outcome of this vote when making future compensation decisions.
Sincerely,
Nichelle Maynard-Elliott
Chair, Compensation Committee

EXECUTIVE SUMMARY
SAY-ON-PAY VOTES AND SHAREHOLDER ENGAGEMENT
Each year, Xerox engages with shareholders to explain the Compensation Committee's decisions regarding executive compensation and to understand shareholders’ perspectives on our executive compensation programs and policies, as well as shareholders' views on our pay structure and organization.
Last year, our outreach efforts, which in most many cases included participation by the Compensation Committee Chair, occurred in the Spring leading up to our annual meeting, and again in the Winter after our annual meeting. We actively engaged with shareholders owning approximately 50% of our shares. As is the case each time we engage, the directors attending these meetings found shareholders’ feedback to be candid and robust across a wide range of topics. The Committee continues, as always, to consider shareholder feedback in making decisions related to our executive compensation programs.
At our 2022 Annual Meeting of Shareholders, approximately 70% of votes cast for the say-on-pay proposal were in favor of our executive compensation programs and policies. Even though this result indicates significant shareholder support for our executive compensation programs and practices, it is lower than our desired level. Based on shareholder feedback, investors generally support the design and structure of our executive compensation programs and practices, but they had questions about the lack of use of relative metrics and a perceived lack of detailed disclosure regarding the Transaction Bonus Framework.
We believe that our approach to engaging openly with our shareholders increases corporate accountability, improves decision-making, and ultimately creates long-term value. We are committed to:
•Accountability: Drive and support leading corporate governance and board practices to promote oversight, accountability, and good decision-making.
•Transparency: Maintain high levels of transparency on a range of financial, governance, and corporate responsibility issues to build trust and sustain two-way dialogue that supports our business success.
•Robust Engagement: Proactive engagement with shareholders and stakeholder groups, in dialogue on a range of topics to identify emerging trends and issues which inform our thinking and approach.
•Incorporation of Feedback: As a result of our engagement with shareholders, we receive valuable commentary and insights regarding our governance and compensation practices. We refine our programs to balance feedback from our shareholders and what we believe is needed to effectively motivate our executive officers and achieve our goals.
In direct response to shareholder feedback, the Company has taken the following significant and thoughtful actions:
•Focused shareholder outreach on our executive compensation programs, and included the Chair of the Compensation Committee of the Board of Directors in most of the conversations with shareholders;
•Comprehensive review of incentive plan design, resulting in significant changes for 2023; and
•Enhanced disclosure of certain elements of our compensation philosophy practices and program design choices.

2022 / 2023 Shareholder Engagement Cycle
Our Board of Directors and management team maintain a robust and continuous shareholder engagement program. Our program calls for proactive engagement throughout the year with a significant and diverse portion of our institutional shareholders, on any topics they wish to discuss. Topics typically include matters related not only to executive compensation, but also to business results and initiatives, human capital management, and environmental, social and governance (ESG) matters. This year however, we acknowledged it was important to focus our efforts on making meaningful changes to increase support from shareholders above the approximately 70% we received in the 2022 Say-on-Pay vote. We used what would have been our Fall outreach period to instead review and redesign our annual and long-term incentive plans in response to shareholder feedback. We began proactive outreach in Winter 2023 to communicate program changes and solicit shareholder feedback.

While our Board of Directors and management team have regular contact with shareholders regarding business performance and operations, this year we focused our compensation, governance, and corporate responsibility related outreach efforts in the Fall and early Winter months of 2022. This timing better enabled us to communicate important new design changes to our annual and long-term incentive plans, and respond to previous shareholder feedback in a more meaningful way.

Shareholder Outreach - 2022
Percent Contacted 74.45%	Percent Engaged 49.65%
We pursued multiple avenues for shareholder engagement, including video and teleconference meetings with shareholders who accepted our invitations to engage.
The Chair of the Compensation Committee and members of our management team directly involved in compensation design, ESG/sustainability, and diversity and human capital matters participated in the shareholder meetings on these topics, yielding a highly constructive dialogue on all sides. Feedback received from our shareholders throughout the year is regularly shared with all members of the Board of Directors. We will continue to reach out to our shareholders and consider how best to align our executive compensation programs with shareholder interests. The following table summarizes key points we have heard from shareholders and how we have responded.

Commitment to Investor Engagement

What We Heard From Investors	Our Perspective / Actions Taken
Concern about the use of positive discretion for 2020 retention awards.
•In 2020, the Compensation Committee determined that granting special awards, in the form of cash and RSUs, was a necessary and reasonable response to the challenges posed by the global COVID-19 pandemic and was the most effective tool to secure the retention of key employees needed to continue to move the Company forward through its transformation.
•With the benefit of shareholder outreach, management and the Board of Directors believe some shareholders that withheld support in 2022 did so in response to a concern about the application of upward discretion in 2020.
•The Compensation Committee views the use of discretion in the 2020 retention awards as extraordinary action taken in response to unprecedented and completely unforeseen circumstances, and not a routine feature of executive compensation at Xerox. Any similar use of discretion in the future by the Compensation Committee will only be in response to extraordinary and unprecedented circumstances.

Confusion regarding the Transaction Bonus Framework.

•We have enhanced disclosure language related to the Transaction Bonus Framework to highlight: (i) the potential need to incentivize leaders to develop and execute strategies for individual business units that may not necessarily be accretive to the financial metrics used in the Xerox annual and long-term incentive programs; (ii) the direct link between any potential payout and realized shareholder value; and (iii) the fact that no named executive officers or Section 16 officers have been granted any awards under this framework.

Changes to the compensation plans to support business turnaround strategy, including a preference for use of relative metrics in the LTI plan.

•Based on shareholder feedback for the preference of relative metrics, we redesigned the 2023 annual cash incentive plan (Management Incentive Plan or MIP) to remove past metrics relating to Absolute Revenue(1) Adjusted(1) Operating Margin and Free Cash Flow(1) in favor of Adjusted(1) EBITDA in an effort to enhance line of sight with profitability and shareholder value creation associated with our redefined business strategy.

•We also redesigned our 2023 E-LTIP to remove 2022 E-LTIP metrics relating to Absolute Share Price(1) hurdles and Cumulative Adjusted(1) EPS in favor of a relative TSR design to improve alignment with market practices as well as strengthen the relationship between executive pay and shareholder value creation.

Interest in Xerox’s executive succession plan.	•We have enhanced disclosure around the Board’s succession planning.
Interest in the CEO compensation plan.	•We have enhanced disclosure regarding the new CEO compensation plan.

Interest in Human Capital Management.

•We have enhanced disclosure regarding our ESG metric in the annual cash management incentive plan (MIP), included our EEO-1 data in the Proxy and will be including shareholder engagement data in our future CSR reports.

Interest in incentive metrics.	•Eliminated overlapping metrics. •Adopting relative LTI. •Converting ERG metrics from modifier to a weighted metric.
________
(1) Refer to the “Non-GAAP Financial Measures” section for a reconciliation of the non-GAAP financial measure or an explanation of the performance measure.
We will continue to reach out to our shareholders and consider how best to align our executive compensation programs with shareholder interests.
Fiscal 2023 Strategic Priorities
Our long-term strategic objective is to grow the share of our customers' technology spending, as well as the Total Addressable Market (TAM), through expanded penetration of existing solutions and the development of new, digital solutions. We believe Xerox’s globally recognizable brand, our deep understanding of clients’ industries and businesses, and client trust have afforded us a path to win in IT and digital services – markets where we already have leading solutions and where we are investing to develop future vertical solutions.
Our strategic priorities for 2023 are: Customer Success, Focus on Profitability, and Shareholder Returns.
These priorities are foundational to how we will deliver sustainable, profitable growth over the long-term.
Customer Success: We are employing a holistic, client-centric approach to delivering essential products and services that address the productivity challenges of a hybrid workplace and distributed workforce. The global COVID-19 pandemic has accelerated the transformation of the workplace into a more flexible, hybrid environment. In response, we continue to invest in innovation to bolster and diversify our portfolio of offerings for hybrid workplace environments, including investments in Workflow Central and Digital Services such as Capture & Content and Customer Engagement Services, which enable work to flow seamlessly between the office and home. By focusing our sales efforts on providing solutions closely aligned to clients’ needs, rather than products, we believe we can grow our revenue while improving customer efficiencies.
Focus on Profitability: We are implementing a more flexible cost base and operating model to expand margins and direct investments towards margin-accretive growth opportunities with nearer-term returns. Project Own It delivered approximately $2.2 billion of gross cost savings from 2018 to 2022, and the behaviors and processes instilled by this program remain engrained in our DNA. Just as we will focus on making it easier to do business with Xerox, we will look to make it easier to do business within Xerox by investing in processes that drive incremental organizational efficiencies and enable the types of collaboration required to offer holistic solutions for our clients.
Shareholder Returns: We are managing the business with the aim of optimizing free cash flow(1) generation, and return at least 50% of free cash flow(1) to shareholders. We expect to focus on driving higher profits, but we also remain focused on generating more cash flow per profit dollar. In 2022, FITTLE entered into a Receivables Funding Agreement that we expect to improve Xerox’s cash flow profile while continuing to support FITTLE’s growth. We also intend to concentrate on inventory efficiency, which we expect to improve as supply chain conditions normalize.

________
(1) Refer to the “Non-GAAP Financial Measures” section for a reconciliation of the non-GAAP financial measure or an explanation of the performance measure.

2023 Strategic Initiatives
Customer Success	Focus on Profitability	Shareholder Returns
Employ a holistic, client-centric approach to delivering essential products and services.

Invest in innovation to bolster and diversify our portfolio of offerings for hybrid workplace environments.

Focus our sales efforts on providing solutions closely aligned to clients’ needs that improve costumer outcomes.

Implement a more flexible cost base and operating model and direct investments towards margin-accretive growth opportunities with nearer-term returns.

Continue to prioritize behaviors and processes instilled by Project Own It.

Invest in processes that drive incremental organizational efficiencies and enable the types of collaboration required to offer holistic solutions for our clients.

Optimize free cash flow(1) generation, and return at least 50% of free cash flow(1) to shareholders.

Generate more cash flow per profit dollar through improvements in working capital and mechanisms such as FITTLE’s Receivables Funding Agreement.

________
(1) Refer to the “Non-GAAP Financial Measures” section for a reconciliation of the non-GAAP financial measure or an explanation of the performance measure.
Fiscal 2022 Achievements
Fiscal 2022 was a challenging year as revenue and profitability were impacted by an uncertain and unpredictable macroeconomic environment, which included increasing inflation and higher interest rates, supply chain challenges, currency disruption, and a war in Ukraine. These challenges, and particularly the effects of supply chain disruptions on product availability and logistics costs, had an overall negative impact on the Company's results, primarily through the first three quarters of 2022. Through these challenges, our management team remained focused on stabilizing the business and laying the foundation for future growth, all while prioritizing efforts to continue progressing our ESG targets. The following are some key accomplishments in Fiscal 2022:
•Achieved gross cost savings of $450 million in 2022 under Project Own It, helping offset an unprecedented level of product and service cost inflation. Since its inception in the second half of 2018, Project Own It has generated approximately $2.2 billion in gross cost savings, freeing up cash to reinvest in our operations, targeted adjacencies, and new markets. We also began commercializing certain efficiencies developed internally, such as Robotic Process Automation (RPA) and advanced security solutions.
•Returned approximately 200% ($287 million) of adjusted(1) free cash flow, to shareholders through share repurchases and dividends in 2022, while lowering our debt balance by $520 million, including the prepayment of $700 million of long-term notes.
•Grew equipment revenue approximately 7% at constant currency(1), reflecting higher demand, primarily for our Mid-range products, and improved product availability. Meaningfully decreased orders backlog(2) on a year-over-year basis but remained above pre-pandemic levels. Also grew Contractual Print Services(3) revenue low single digits at constant currency(1), including the benefit of recent acquisitions.
•Delivered double-digit growth in our IT services business, including further commercialization of advanced services such as RPA and Master Data Management, and in our Digital Services business, including incremental customer engagement services through our acquisition of Go Inspire.

•Grew FITTLE originations high single digits. FITTLE entered into a receivables funding solution (the Receivables Funding Agreement) with an affiliate of HPS Investment Partners to sell pools of future lease receivables, primarily covering U.S. direct leases (including leases originated through XBS) through January 2024. The Receivables Funding Agreement, which anticipates FITTLE receivables sales of approximately $600 million in 2023, represents a strategic shift in the Company’s approach to funding FITTLE’s growth. Allowing FITTLE to focus on being an asset-light, best-in-class provider and servicer of equipment leases while freeing up Xerox’s operating cash.
•Spun out two businesses incubated at PARC: Mojave, an energy efficient HVAC technology development business; and Novity, an industrial predictive maintenance business. Both companies were spun out as separate, independent businesses, with Xerox continuing to hold a noncontrolling minority share. The transactions allow Xerox to preserve free cash flow(1) as Mojave and Novity invest for growth, all while maintaining the opportunity to realize value from their future success.
•Utilizing our diversity, inclusion and belonging (DIB) roadmap, which enables us to amplify our impact on employees and society, we continued to execute on key priorities in five focus areas: building a diverse pipeline; strengthening relationships with external organizations; reinforcing a Company-wide culture of belonging; extending our reach into the communities that we serve; and fostering accountability by measuring our progress against our ESG metrics. We are engaging our employees in our DIB journey through our ten employee resource groups and employee listening sessions.
•Xerox employees volunteered for approximately 24,400 hours in 2022. Our company-wide volunteer efforts are focused on four strategic areas to maximize change: building strong and vibrant communities; investing in education and workforce preparedness; supporting scientific research and technology for our Company and the world; and providing aid to our employees and neighbors in crises.
_________
(1) Refer to the “Non-GAAP Financial Measures” section for a reconciliation of the non-GAAP financial measure or an explanation of the performance measure.
(2) Order backlog is measured as the value of unfulfilled sales orders, shipped and non-shipped, received from our customers waiting to be installed, including orders with future installation dates. It includes printing devices as well as IT hardware associated with our IT service offerings. Backlog at December 31, 2022, of $246 million excludes sales orders from Russia, and Powerland Computers, Ltd. which was acquired in the first quarter of 2022.
(3) Reflects revenues from service, maintenance and rentals.
Chief Executive Officer Transition
On June 28, 2022, Giovanni (John) Visentin, our Vice Chairman and Chief Executive Officer passed away unexpectedly due to complications from an ongoing illness. In the ordinary course of business, the Compensation Committee actively reviews the Company’s plan for executive succession. Because of the strong process in place recognizing the importance of continuity of management, the Compensation Committee activated an intensified effort to take action on its long-standing and carefully planned management succession plans to ensure a smooth transition for its employees, customers, and shareholders. The Compensation Committee met several times, consulted with external advisors as well as members of management, and exhausted all options to address the CEO transition. Following Mr. Visentin’s death and the conclusion of the Compensation Committee's management assessment, Steve Bandrowczak, our President and Chief Operations Officer since 2018, was appointed to serve as the Interim Chief Executive Officer (in addition to his positions as President and Chief Operations Officer).

As part of an extensive evaluation process, which included Board consideration of external candidates, Mr. Bandrowczak was asked to present his strategic vision for Xerox. On August 2, 2022, the Board ultimately appointed Mr. Bandrowczak as the Company’s permanent CEO and as a director on our Board based on key reasons, including business continuity and stability, vision, and strategy. In connection with his appointment as the permanent Chief Executive Officer, Mr. Bandrowczak relinquished the titles of President and Chief Operations Officer.

New Chief Executive Officer Compensation
In connection with his appointment as Chief Executive Officer, Mr. Bandrowczak and Xerox executed an "at will" offer letter setting forth the terms of his employment as Chief Executive Officer. Pursuant to the offer letter, Mr. Bandrowczak is entitled to an annual base salary of $1 million and is eligible to receive an annual bonus targeted at 150% of his base salary. Further, Mr. Bandrowczak received a special, one-time promotional restricted stock unit grant with a grant date fair value of $3 million, which will vest over a three-year period following the date of grant, subject to his continued employment through the applicable vesting dates. This promotional grant was designed to provide greater immediate ownership coming into the new role. The value of this grant was determined to bridge the gap between the value of his original 2022 equity grant ($4.1 million) for his role as COO and the value of his award of $7.5 million for serving as the CEO. During Xerox's annual 2023 grant cycle Mr. Bandrowczak will be entitled to receive a long-term incentive award with a grant date fair value of $7.5 million.
The following table compares the annual base salary, bonus and LTI targets for each of Messrs. Visentin and Bandrowczak:

Name	Annual Base Salary $	Annual Bonus Target Rate	Annual Bonus Target Amount $	LTI Target $	Total Direct Compensation $
Giovanni (John) Visentin, Former Vice Chairman and Chief Executive Officer	1,200,000	150%	1,800,000	10,000,000	13,000,000
Steven J. Bandrowczak, Chief Executive Officer (Effective 08/02/2022)	1,000,000	150%	1,500,000	7,500,000	10,000,000
2022 Named Executive Officers
This Compensation Discussion and Analysis explains the key elements of the compensation of our Company’s Named Executive Officers (NEOs) and describes the objectives and principles underlying our Company’s executive compensation program for 2022. For 2022, our NEOs were:

Executive	Current Title
Steven J. Bandrowczak	Chief Executive Officer
John Bruno(1)	President and Chief Operating Officer
Xavier Heiss	Executive Vice President, Chief Financial Officer
Louis J. Pastor	Executive Vice President, Chief Corporate Development Officer and Chief Legal Officer
Joanne Collins Smee	Executive Vice President and President Americas
Giovanni (John) Visentin(2)	Former Vice Chairman and Chief Executive Officer
________
(1) Mr. Bruno was hired as President and Chief Operating Officer effective November 14, 2022 to succeed Mr. Bandrowczak, who was appointed permanent CEO on August 2, 2022.
(2) Mr. Visentin, the Former Vice Chairman and Chief Executive Officer passed away on June 28, 2022.

OUR EXECUTIVE COMPENSATION GUIDING PRINCIPLES
The following core principles reflect our philosophy with respect to NEO compensation. These principles, established and refined from time to time by the Compensation Committee, are intended to:
•Reward our senior executives for attaining financial performance targets;
•Hold our senior executives accountable for the performance of the business units, divisions or functions for which they are responsible; and
•Motivate our senior executives to collectively make decisions about the Company that will deliver enhanced value to our shareholders over the long term.

Executive Compensation Guiding Principles
Reinforce our Business Objectives and Values
• Reward contributions that increase profit, revenue, cash flow, and shareholder value.
• Develop and maintain the commitment of our customers and employees.
• Continue commitment to diversity, inclusion, and belonging while supporting our talent strategy.

Link Pay and Company Performance without Motivating Unnecessary Risk
• Over 80% of our NEO compensation on average is designed to be at risk, and actual compensation varies from year to year based on performance and share appreciation.
• Through an independent risk analysis, the Compensation Committee monitors whether our compensation programs motivate executives to take unnecessary risk that could jeopardize the financial health and future of the Company.
• Incentive opportunities based on both annual and long-term incentive plan objectives are designed to promote strong annual results and the Company’s long-term viability and success.
• NEOs are required to own shares of Company stock in order to further align their financial risk and rewards with those of our shareholders.

Be Fair and Competitive
• The Compensation Committee reviews peer group compensation data as well as other third-party compensation surveys annually to ensure that our executive compensation programs are competitive.
• Our compensation program ensures pay levels are aligned with performance, individual contributions, and other factors.
• The practices we use to set base pay, retirement and savings, and health and welfare benefits for the NEOs are generally consistent with the practices used to set compensation and benefits for our other senior level employees.

Executive Compensation Best Practices
The Compensation Committee regularly reviews executive compensation best practices and makes changes to the Company’s programs as appropriate. Our program reflects best practices as follows:

What We Do	What We Don’t Do
✓ Emphasize pay for performance to align executive compensation with our business strategy and promote creation of long-term shareholder value.
✓ Use multiple sources of data including peer group and survey information as reference points to assess total target compensation.
✓ Require double-trigger vesting of equity awards upon a change in control.
✓ Impose clawback provisions enabling recovery of annual and long-term incentive compensation, non-qualified pension benefits, and severance payments under the Officer Severance Program in the event of detrimental activity.
✓ Maintain stock ownership and post-retirement stock holding requirements for executive officers.
✓ Require non-compete and non-solicitation agreements during employment and post-employment, as permissible under local law.
✓ Provide minimal executive perquisites.
✓ Design compensation programs with controls to mitigate risk.
✓ Engage an independent compensation consultant that advises the Compensation Committee on executive compensation and non-employee director compensation matters and performs no other services for Xerox.
✓ Conduct continuous shareholder outreach to discuss matters related to executive compensation and corporate governance.

✗ NO payment of dividends or dividend equivalents before RSUs are vested or PSUs are earned. Additionally, no payment of dividends or dividend equivalents on stock options, or on PSUs earned in excess of target performance.
✗ NO accrual of additional benefits under our non-qualified pension plans, which were frozen in 2012, and no Company contributions under our non-qualified deferred compensation plan, which was closed to new contributions after 2018.
✗ NO payment of tax gross-ups on perquisites other than in connection with relocation and tax equalization for international assignment allowances.
✗ NO excise tax gross-ups in change-in-control arrangements.
✗ NO hedging or pledging of Xerox stock by executive officers.
✗ NO employment agreements (unless customary under applicable law or in connection with new hire arrangements).

Compensation Structure
Our compensation structure includes base salary, annual cash incentive (Management Incentive Plan or MIP) and long-term equity incentive (Executive Long-Term Incentive Program or E-LTIP) awards.
Overall, the aggregate total target compensation of our NEOs is within the competitive range of peer group and survey medians. In addition, the mix of pay elements as a percent of total target compensation is similar to that of our peers.

Type of Pay	Purpose	Key Characteristics
Base Salary
Fixed	• Fixed cash compensation based on the individual’s experience, skills and competencies, relative to competitive market value of the role.
• Reflects competitive market conditions and individual performance.
• Commensurate with scope of responsibility, internal value of the position, and impact to the Company, reflecting internal pay equity.

Annual Cash Incentive (MIP)
Performance-Based	• Variable cash compensation motivates achievement of annual strategic goals, as measured by objective, pre-established financial and strategic metrics.
• Target opportunities are based on market data and reflect impact to the Company.
• Metrics are intended to drive consistent growth and shareholder value creation by measuring successful execution of our current strategy.
• Inclusion of ESG metric underscores the importance of our environment, safety, and people in a measurable and objective way.
• Actual awards are based on achievement of measurable performance targets.

Long-Term Incentives (E-LTIP)
Restricted Stock Units (RSUs)	• Aligns with market practice. • Promotes retention in a highly competitive marketplace.	• Comprises 40% of LTI grant. • Graded service-based vesting schedule (33%, 33% and 34%, on the first, second, and third anniversaries of the grant date).
Performance-Based Restricted Stock Units (PSUs)
• Aligns compensation with key indicators of success of our strategy.
• Encourages focus on long-term shareholder value creation through profitable growth and increase in stock price over time.
• Promotes retention through long-term performance achievement and vesting requirements.
• Aligns with succession planning objectives.
• Comprises 60% of LTI grant. • Cliff vesting three-years from grant date. • Payouts based on achieving performance metrics reflecting creation of shareholder value.

Linking Pay to Performance
In 2022, our compensation programs demonstrated alignment between the compensation paid to our Named Executive Officers and the Company performance results they delivered. Our executive compensation programs are designed to:
•Pay for performance
•Attract and retain first-class talent
•Reward past performance
•Motivate future performance
Our executive compensation program is aligned with our business strategy, and designed to create long-term shareholder value. By making performance a substantial element of compensation, we link our executives’ interests to the interests of our shareholders. We reward NEOs when the Company achieves short- and long-term performance objectives, and we reduce or eliminate performance-based compensation when the Company does not achieve those objectives.
2022 COMPENSATION ACTIONS
Base Salary

Executive	Annual Base Salary ($)
Steven J. Bandrowczak(1)	1,000,000
John Bruno(2)	750,000
Xavier Heiss(3)	511,733
Louis J. Pastor	550,000
Joanne Collins Smee(4)	575,000
Giovanni (John) Visentin	1,200,000
________
(1) Mr. Bandrowczak's base salary reflects a change after his promotion to CEO on August 2, 2022. Prior to his promotion, Mr. Bandrowczak's base salary was $650,000.
(2) Mr. Bruno was hired as President and Chief Operating Officer effective November 14, 2022.
(3) Mr. Heiss’ base salary is denominated and paid in euros; the amount shown in U.S. dollars reflects the December 2022 average exchange rate of 1.0573 USD per EUR.
(4) Ms. Collins Smee's base salary reflects a change after her promotion to EVP and President, Americas on June 3, 2022. Prior to this promotion, Ms. Collins Smee's base salary was $550,000.
Performance Metrics, Results and Payout: 2022 MIP
For 2022, we eliminated the overlap in metrics in our annual and long-term incentive plan designs, which aligns with executive compensation best practices and institutional shareholder and proxy advisor guidelines. We also introduced ESG as a weighted metric after introducing it as a modifier in 2021, to further reinforce the significance and criticality of these objectives. The 2022 MIP goals were aligned with our 2022 strategic plan and financial forecasting at the time they were established.
For each metric, subject to that metric’s weighting: (i) the payout for achieving target-level performance is 100% of the target incentive amount; (ii) the payout for achieving maximum-level performance is 200% of the target incentive amount; (iii) the payout for achieving threshold-level performance is 50% of the target incentive amount; and (iv) if performance results for the metric are below threshold level, achievement for that metric is zero and is weighted in the overall payout factor calculation.
There is no payout unless at least one metric is achieved at or above the threshold level established by the Compensation Committee. Payouts are made proportionately for performance results at levels between threshold and target, and between target and maximum.

The 2022 performance measures and (weightings) for our MIP were:
•Free Cash Flow(1) (40%)
•Absolute Revenue (unadjusted for currency)(1) (20%)
•Adjusted(1) Operating Margin (20%)
•Environmental, Social and Governance (ESG) (20%)
These metrics directly align the interests of approximately 1,300 MIP eligible leaders with the interests of our shareholders. For 2022, we did not achieve threshold performance for Free Cash Flow(1). For Absolute Revenue, performance was between target and maximum, which resulted in a payout factor of 144.8% of target (weighted payout of 29.0%). Adjusted(1) Operating Margin performance was between threshold and target, which resulted in a payout factor of 53.3% of target (weighted payout of 10.7%). For the ESG portion of the MIP, the Compensation Committee evaluated performance relative to the following objectives (weightings):
ESG Objectives:
•Environmental (5%) — Implement Climate Change Awareness Training for all active, full-time employees corporate-wide
•Safety (5%) — Improve Days Away From Work (DAFW) case rate worldwide
•Social (10%) — Increase representation of women and diverse employees at professional levels
Total performance against the stated ESG objectives was above target, which when weighted, resulted in an overall payout of 26.5% of target.
Overall, for 2022, due to a failure to achieve threshold for Free Cash Flow(1), MIP payouts were significantly below target with a payout factor of 66.2% of target. A summary is displayed in the table below.
2022 MIP Results (in millions, except % data)

Performance Measure	Weight	Threshold (50% payout)	Target (100% payout)	Maximum (200% payout)	Actual 2022 Performance Results	Payout Range (Payout Factor)	Weighted Payout Factor
Free Cash Flow(1)	40.0%	$320	$425	$520	$102	Below Threshold (0)%	0%
Absolute Revenue (1)	20.0%	$5,400	$7,200	$7,800	$7,469	Between Target and Max 144.8%	29.0%
Adjusted(1) Operating Margin	20.0%	4.5%	6.0%	7.0%	4.6%	Between Threshold and Target 53.3%	10.7%
ESG	20.0%					Above Target	26.5%
							66.2%
________
(1) Refer to the “Non-GAAP Financial Measures” section for a reconciliation of the non-GAAP financial measure or an explanation of the performance measure.

2022 MIP Payout

Executive	Annual Base Salary ($)	Target MIP Incentive (% of Salary)	Target MIP Incentive ($)	Payout Factor	Actual 2022 MIP Payout ($)
Steven J. Bandrowczak(1)	1,000,000	125% / 150%	1,500,000	66.2%	679,929
John Bruno(2)	750,000	125%	937,500	—%	—
Xavier Heiss(3)	511,733	100%	511,733	66.2%	372,144
Louis J. Pastor	550,000	100%	550,000	66.2%	355,825
Joanne Collins Smee(4)	575,000	100%	575,000	66.2%	365,480
Giovanni (John) Visentin	1,200,000	150%	1,800,000	66.2%	595,800
_____________________
(1) Upon his promotion to CEO, Mr. Bandrowczak’s target MIP as a percentage of base salary increased from 125% to 150% of base salary; his target MIP value represents the prorated value for his service in his previous role and current role.
(2) With his hiring in November 2022, Mr. Bruno was ineligible to participate in the 2022 MIP.
(3) Mr. Heiss’ base salary is denominated and paid in euros; it is shown in U.S. dollars (USD) at the December 2022 average exchange rate of 1.0573 USD per EUR.
(4) Upon her promotion to EVP and President, Americas, Ms. Collins Smee received a base salary increase from $550,000 to $575,000; her target MIP value represents the prorated value for her service in her previous role and in current role.
Performance Metrics, Results and Payout: 2022 E-LTIP
Our E-LTIP awards are granted annually, and were made under the Xerox Holdings Corporation Performance Incentive Plan.
Our 2022 E-LTIP design includes awards granted in the form of performance share units (PSUs) (60%) and time-vesting restricted stock units (RSUs) (40%). The grant date for these awards was January 12, 2022, to closely align with the underlying performance period for the PSUs. Earned PSUs cliff-vest three years from the grant date, subject to the Compensation Committee’s certification of performance results. In direct response to shareholder feedback, the Compensation Committee redesigned the PSU financial metrics for the 2022 grants. Absolute Revenue (unadjusted for currency) and Free Cash Flow(1) have been replaced by Adjusted(1) Earnings Per Share (EPS), to emphasize profitability while eliminating overlapping metrics with the MIP. RSUs vest 33% on the first anniversary of the grant date, 33% on the second anniversary of the grant date, and 34% on the third anniversary of the grant date. PSUs are earned based on achieving pre-established performance goals over a three-year performance period (2022 through 2024).
Following the vesting of RSUs and the later of any earning and vesting of PSUs, dividend equivalents are paid in cash on vested shares in an amount equal to the dividends the executive would have received had the executive owned the same number of shares of Xerox Common Stock (but not to exceed the target number of shares for PSUs) throughout the vesting period.

The 2022 performance measures and (weightings) for our E-LTIP were:
2022 E-LTIP

Vehicle	Performance Measure	Mix	Weighting	Performance Period	Vesting	Rationale
Performance Share Units (PSUs)	Adjusted(1) Earnings per Share	60%	50%	January 2022—December 2024 (cumulative)	Cliff vesting on the third anniversary of the grant date (subject to performance results)	Focuses on profitability while eliminating overlapping metrics (Absolute Revenue and Free Cash Flow(1) with the MIP
	Absolute Share Price(1)		50%	Last 20-trading-day average closing price at the end of the performance period (December 2024), plus the value of accumulated dividends during the 3-year performance period		Focuses on stock price appreciation and achieving goals to maximize shareholder returns (inclusive of accumulated dividends), which is appropriate during the organization’s transformational period
Restricted Stock Units (RSUs)	Service-based	40%	NA	January 2022—December 2024	Vesting schedule of 33%, 33%, and 34%, on the first, second, and third anniversaries of the grant date, respectively	Aligns with market practice and promotes retention in a highly competitive marketplace
________
(1) Refer to the “Non-GAAP Financial Measures” section for a reconciliation of the non-GAAP financial measure or an explanation of the performance measure.
2022 E-LTIP Grant Values

Executive	2022 E-LTIP ($)	PSUs (60%) ($)	RSUs (40%) ($)
Steven J. Bandrowczak	4,100,000	2,460,000	1,640,000
John Bruno	—	—	—
Xavier Heiss	2,500,000	1,500,000	1,000,000
Louis J. Pastor	1,900,000	1,140,000	760,000
Joanne Collins Smee	1,400,000	840,000	560,000
Giovanni (John) Visentin	10,000,000	6,000,000	4,000,000
2022 Off-Cycle E-LTIP Awards
As previously disclosed, upon his appointment as CEO, after the death of our former Vice Chairman and CEO, Mr. Bandrowczak received a $3 million promotional RSU grant. The $3 million award represents a market adjustment to reflect his new role as CEO, which would provide him a total LTI grant value of $7.1 million in 2022. In 2023, he will receive an annual LTI grant with a target value of $7.5 million. Upon his hiring in November, Mr. Bruno received a $3 million new hire RSU grant. This award was intended to induce Mr. Bruno to join Xerox. This was the only equity award Mr. Bruno received in 2022. In 2023, he will receive an annual LTI grant with a target value of $4.5 million.
Performance Results and Payout: 2020 E-LTIP
The 2020 E-LTIP was based on three years of performance (2020 through 2022) with all financial measures based on total Company results. For additional information on the 2020 E-LTIP performance measures and definitions, refer to Exhibit 10(e)(43) of the Xerox Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 28, 2020.
Threshold performance levels were not met for any of the three financial metrics: Absolute Share Price(1), Absolute Revenue (unadjusted for currency)(1) and Free Cash Flow(1), resulting in no payout.
The Compensation Committee did not modify or adjust any in-cycle performance awards to reflect the challenges to the business to ensure that executive pay remained aligned with the shareholder experience. A summary is displayed in the table below.
2020 PSU Results (in millions, except share price)

Performance Measure	Weight	Threshold (50% payout)	Target (100% payout)	Maximum (200% payout)	Actual 2020 PSU Award Performance Results(2)	Performance Results	Weighted Payout Factor
Absolute Share Price(1)	50%	$37.00	$40.00	$45.00	$18.35	Below Threshold (0)%	0%
Absolute Revenue(1)	25%	$25,157	$25,607	$26,207	$21,167	Below Threshold (0)%	0%
Free Cash Flow(1)	25%	$3,310	$3,610	$3,910	$1,226	Below Threshold (0)%	0%
Actual 2020 E-LTIP PSU Award Performance Factor							0%
________
(1) Refer to the “Non-GAAP Financial Measures” section for a reconciliation of the non-GAAP financial measure or an explanation of the performance measure.
(2) Actual results for Absolute Revenue reflects three-year cumulative revenue (2020-2022) as reported in the Consolidated Statements of (Loss) Income, in the Company’s 2022 Annual Report on Form 10-K. Actual results for Free Cash Flow reflects three-year cumulative Free Cash Flow (2020-2022) as reflected in the "Non-GAAP Financial Measures" section, by respective performance year.
Transaction Bonus Framework for New Business Unit Monetization
Xerox is undergoing a strategic transformation of the business. Recognizing the importance of creating value for shareholders, Xerox is actively pursuing the development and monetization of new business units. These efforts require Xerox leaders to develop and execute business strategies that may not necessarily be reflected in, or accretive to, the financial metrics used in our annual and long-term incentive programs. On January 12, 2022, after six months of deliberation and discussion, the Compensation Committee approved the Transaction Bonus Framework for new business unit monetization. The purpose of the Transaction Bonus Framework is to create a program to incentivize executives to successfully monetize a new business unit concept through any number of potential liquidity events (e.g., spin-out to Xerox shareholders, sale to strategic buyer, or sale to financial buyer).
The Transaction Bonus Framework allows the Committee the flexibility to reward Xerox executives, excluding the CEO, with the opportunity to earn a bonus based on the shareholder value that is created from a successful liquidity event. The frameworks allows for a transaction bonus to be earned based on a specified percentage to be determined, but not to exceed 1% of the increase, if any, in the fair market value of the designated business unit between (i) the time the Grant Instrument was awarded, and (ii) the time of the liquidity event, with the result adjusted for relevant changes in capital structure. Entitlement to payment will be subject to additional conditions relating to continued employment and non-engagement in certain activity. Payment will generally be in a lump sum, with the form of payout, whether cash or securities, to be determined in advance of payment.

This incentive framework will expire if a liquidity event has not occurred within 10 years. Also, if the liquidity event fails to produce value for shareholders, no incentive compensation will be earned. The Compensation Committee has full discretion to determine how much of the value created should be awarded to the participant to ensure fairness and alignment with value delivered.

Importantly, there are(1) no grants to disclose and no current compensation value associated with this bonus framework for any named executive officers or Section 16 officers. However, the Compensation Committee believes it is important for shareholders to understand how the program works in the event the Committee decides at some point in the future to award incentives related to the successful monetization of a business unit.
Looking Ahead to 2023
The Compensation Committee, in its ongoing process of soliciting, reflecting on, and incorporating shareholder feedback, and in support of the Company’s long-term business strategy, has taken the following actions for 2023:
1.Evolving the MIP: In 2023, the Company will be embarking upon a reinvention program which will require tremendous focus and energy. We recognize it is important to have the right management team, and the right incentive structure for this journey. Accordingly, the 2023 MIP was redesigned to align with our new strategic plan. The new design will drive a pay for performance culture on an annual basis with the achievement of strategic and functional objectives. The 2023 MIP will utilize Adjusted(1) EBITDA as its primary metric (80% weighting for the CEO and 60% weighting for other NEOs). We believe that Adjusted(1) EBITDA makes for an excellent financial metric as it strongly correlates with TSR and reflects the Company's operational profitability.
In 2022 we added ESG as a metric rather than a modifier and assigned it a 20% weighting. For 2023, the four ESG goals are:
•Climate Change: Establish GHG inventory and data collection system
•Safety: Improve workplace safety
•Diversity, Inclusion, and Belonging: Improve representation of people of color in professional levels
•Diversity, Inclusion, and Belonging: Improve representation of women in professional levels
We believe the continued inclusion of ESG in the MIP is critical to align with shareholder and stakeholder interests.
The remaining 20% of the MIP weighting for NEOs, excluding the CEO, will be on business and functional goals, which will differ by executives depending on their roles and responsibilities. The Compensation Committee does not intend to exercise any discretion and intends to limit payouts to a formulaic application of the weighted performance results.
2.Return to Relative Performance Goals: The 2023 E-LTIP design continues to be weighted heavily to performance-based awards, with 60% of the target award granted as PSUs and 40% as RSUs. In direct response to shareholder feedback, the Committee redesigned the PSUs to focus on using relative metrics. The PSUs will measure Xerox's relative total shareholder return (rTSR) against two indices over a three-year performance period. The two indices are the S&P Technology Hardware Select Industry Index (90% weighting) and the S&P 400 Information Technology Sector (10% weighting). We chose to use two indices to reflect our long-term strategy to evolve beyond a hardware company as we expand our software and services offerings. Similar to the 2022 E-LTIP awards, PSUs are subject to 3-year-cliff, performance-based vesting, and RSUs are subject to service-based vesting on a schedule of 33%, 33%, and 34%, on the first, second, and third anniversaries of the grant date, respectively.
3.Strengthening Shareholder Outreach and Responsiveness: We will continue to reach out to our shareholders and consider how best to align our executive compensation programs with shareholder interests.

________
(1) Refer to the “Non-GAAP Financial Measures” section for a reconciliation of the non-GAAP financial measure or an explanation of the performance measure.

GOVERNANCE OF THE EXECUTIVE COMPENSATION PROGRAM
Oversight
The Compensation Committee administers the executive compensation program on behalf of the Board and our shareholders.
All directors who serve on the Compensation Committee are independent directors in accordance with applicable Nasdaq standards, including heightened independence requirements for Compensation Committee members. Their biographies appear beginning on page 7 of this Proxy Statement.
The Compensation Committee’s responsibilities are discussed beginning on page 21 of this Proxy Statement. A complete description of the Compensation Committee’s responsibilities and functions appears in its charter, which can be found on our website at www.xerox.com/governance.
Role of Independent Compensation Consultant
The Compensation Committee has retained the services of an independent compensation consulting firm, FW Cook, to assist with its responsibilities. The compensation consultant generally attends Compensation Committee meetings and provides advice to the Compensation Committee. The compensation consultant also meets regularly with Compensation Committee members without management being present. FW Cook reports only to the Compensation Committee, and has not performed any other work for the Company since being retained as an independent consultant to the Compensation Committee. As provided in its charter, the Compensation Committee has the authority to determine the scope of FW Cook’s services, and may terminate the engagement at any time. The Compensation Committee reviewed FW Cook’s independence under SEC and Nasdaq rules, and determined there is no conflict of interest.
During fiscal year 2022, FW Cook provided the following services:
•Regularly updated the Compensation Committee on trends in executive compensation and proactively advised on emerging trends and best practices, including in connection with the prolonged impact of the global COVID-19 pandemic on performance and compensation design;
•Reviewed officer compensation levels and the Company’s overall performance compared to a peer group made up of organizations with which the Company is likely to compete for executive expertise and/or which share with the Company a similar business model in one or more areas;
•Reviewed incentive compensation designs for MIP and E-LTIP programs;
•Advised the Compensation Committee on peer group companies for pay and performance comparisons;
•Reviewed the Compensation Discussion and Analysis and related compensation tables for this Proxy Statement;
•Reviewed Compensation Committee meeting materials with management and the Committee Chair before distribution;
•Attended Compensation Committee meetings and, as requested, meetings in executive session;
•Offered independent analysis and input on CEO compensation;
•Due to the unusual circumstances surrounding the death of the former CEO, FW Cook advised the Committee on compensation for the newly appointed CEO; and
•Advised on other compensation matters as required.

PROCESS FOR SETTING COMPENSATION
Competitive Market Information
Each year, the Compensation Committee receives and reviews a report comparing the compensation of our NEOs with the compensation of the NEOs of the companies in our peer group. This comparison includes peer group compensation data from the most recent proxy statements for these elements of pay:
•Base salary
•Performance-based annual Management Incentive Plan (MIP)
•Total cash compensation (base salary plus MIP)
•Performance-based Executive Long-Term Incentive Program (E-LTIP)
•Total compensation (total cash compensation plus E-LTIP)
The Compensation Committee reviews the peer group total target compensation (including the individual elements noted above) for each NEO. The competitive peer group market data is prepared, analyzed, and presented to the Compensation Committee by FW Cook, the Committee’s independent compensation consultant. FW Cook also provides a broader set of survey data that is size-adjusted to reflect companies of similar revenue scope.
When setting compensation, the Compensation Committee also reviews the Company’s performance in relation to the peer group as well as individual performance and contributions by each NEO.
Peer Group
The Compensation Committee regularly reviews the composition of the compensation peer group, and makes modifications as appropriate. The 2021 peer group was approved without change by the Compensation Committee in July 2022, following an assessment and guidance from FW Cook.
The Compensation Committee has determined that these peer group companies on the whole are:
•Appropriate in size (considering revenue, market capitalization, EBIT, enterprise value, and assets);
•Comparable in terms of business complexity and industry focus;
•Companies with which Xerox is likely to compete for executive talent; and/or
•Companies that share a similar business model and/or similar business content in one or more areas to our traditional business.
As we grow our position in strategically adjacent businesses, invest in innovation, and scale new businesses, the Compensation Committee will continue to re-evaluate the peer group and make changes as needed.

2022 Peer Group
Applied Materials, Inc.	Juniper Networks, Inc.	Western Digital Corporation
CGI Group Inc.	Keysight Technologies	Zebra Technologies
DXC Technology Company	Motorola Solutions, Inc.
Flex Ltd.	NCR Corporation
Hewlett Packard Enterprise Company	NetApp, Inc.
HP, Inc.	Seagate Technology plc
Jabil Inc.	TE Connectivity Ltd.
CEO and NEO Performance Goals
Following a thorough review of the external market, business outlook, business plan and budgets, the Compensation Committee sets performance goals for the CEO. The CEO in turn sets performance goals, aligned with his objectives, for the other NEOs. For 2022, Mr. Bandrowczak had the same performance goals as all other NEOs.

Compensation Determination
As shown in the chart below, the Compensation Committee follows a thorough and multi-faceted process to establish compensation for our NEOs.

Compensation Committee Assessment	Compensation Committee Considerations	Final Steps
• Overall Company performance • Past contributions • Expected future contributions • Succession planning objectives • Retention objectives • Internal pay equity • Peer group data
• Evaluation of CEO’s performance relative to specified performance objectives
• CEO’s evaluation of the management team, their contributions, and performance
• CEO’s recommendations for compensation actions for other NEOs
• Competitive executive pay practices
• Financial feasibility
• CEO’s self-assessment

• Input from the Compensation Committee’s independent consultant
• Review of evolving market practices, regulatory developments, the market for executive talent, and compensation philosophy from the Compensation Committee’s independent consultant
• After receiving input from the CEO, the Compensation Committee makes its own assessments and formulates compensation amounts; once all components of compensation are established, the Compensation Committee verifies that the total compensation for each NEO is appropriate and competitive

Total Target Compensation
As previously noted, the Compensation Committee follows a thorough and multi-faceted process to establish total target compensation for our NEOs. Below is the 2022 total target compensation for the NEOs as approved by the Compensation Committee.

	Annual Base Salary ($)(1)	Target MIP (% of Salary)(1)	Target MIP ($)(1)	E-LTIP (RSUs and Target PSUs) ($)	Total Target Compensation (Base + Target MIP + E-LTIP) ($)
Steven J. Bandrowczak(2)	1,000,000	150%	1,500,000	7,500,000	10,000,000
John Bruno(3)	750,000	125%	937,500	4,500,000	6,187,500
Xavier Heiss(4)	511,733	100%	511,733	2,500,000	3,523,466
Louis J. Pastor	550,000	100%	550,000	1,900,000	3,000,000
Joanne Collins Smee(5)	575,000	100%	575,000	1,400,000	2,550,000
Giovanni (John) Visentin	1,200,000	150%	1,800,000	10,000,000	13,000,000
___________
(1) Reflects annual base salary and target incentive; actual payouts are based on NEO service in each role.
(2) For Mr. Bandrowczak - represents total target compensation (on an annualized basis) after his appointment to CEO in August 2022.
(3) For Mr. Bruno - represents total target compensation (on an annualized basis) upon his hire in November 2022. He did not participate in the MIP in 2022, and will receive his first annual E-LTIP in 2023.
(4) Mr. Heiss’ base salary and MIP are denominated and paid in euros. The amount shown in U.S. dollars reflect the December 2022 average exchange rate of 1.0573 USD per EUR.
(5) For Ms. Collins Smee - represents total target compensation (on an annualized basis) after her promotion to President, Americas in June 2022.

Target Pay Mix
The charts below show the 2022 pay mix for our NEOs and the portion of their total compensation that is at risk. The target pay in the charts represents base salary, target MIP incentive awards, and grants of E-LTIP incentive awards at target (which include a PSU and RSU component).
•89% of pay for our CEO is at risk and creates alignment with shareholders
•84% of pay for our other NEOs is at risk and creates alignment with shareholders

Setting MIP Targets and Determining Payout
The following chart shows our annual process for setting MIP targets and determining payout of the prior year’s awards. This process typically takes place in the first quarter of each year.

Role	Responsibility

Board of Directors	• Reviews Company results for prior year • Considers annual operating plan for the current year

CEO
• With the Chief Financial Officer (CFO), assesses prior year performance
• Recommends actions related to payment of awards based on prior year performance
• Recommends to the Compensation Committee performance measures for the current year
• Recommends establishment of MIP incentive target awards for the current year for the other NEOs

Compensation Committee
• With the input of the CEO and CFO, assesses prior year performance against goals
• With the input of the CEO, determines awards earned for the prior year
• Sets performance measures and weightings for the current year, including the threshold, target and maximum goals for each measure, payout ranges, potential adjustment categories, and overall design

Setting E-LTIP Targets and Determining Grants
The following chart shows our annual process for setting E-LTIP targets and determining grants. This process typically takes place in the first quarter of each year.

E-LTIP Planning Process

Actions the Compensation Committee takes annually with respect to E-LTIP awards
• For completed performance periods, determines the number of PSUs, if any, earned by each NEO based on the results for the performance period.
• For the new PSU cycle, establishes overall design, performance measures and weightings; threshold, target, and maximum achievement levels for each measure with associated payout ranges.

Specific actions taken for 2022 E-LTIP Grants
• Approved new E-LTIP grant values and grant dates for NEOs.
• Approved program design, performance measures and weightings; set threshold, target, and maximum achievement levels for each measure with associated payout ranges.

Process for Determining MIP and E-LTIP Results and Payouts
After the end of each fiscal year, the CFO certifies the financial results used by the Compensation Committee to make compensation decisions. The CFO attends Compensation Committee meetings to discuss financial targets and results for the annual Management Incentive Plan (MIP) and the Executive Long-Term Incentive Program (E-LTIP) as described in the CD&A. Executive officer compensation decisions are made by the Compensation Committee after discussing recommendations with the CEO and the Chief Human Resources Officer. The Compensation Committee meets in executive session to review and approve compensation actions for the CEO.
MIP
•Each performance measure is assessed and calculated independently. The weighted results of each measure, if achieved at least at the threshold level, are added together to determine the overall payout factor.
•Subject to the Compensation Committee’s review and approval, any material unusual or infrequent charges or gains/(losses) may be excluded from the MIP incentive calculations in order to obtain normalized operational results of the business.
•Even if pre-established performance measures are achieved, the Compensation Committee retains the discretion to adjust the calculated incentive payout, as it deems appropriate, based on overall Xerox performance. The Compensation Committee may use its discretion to adjust a payout based on individual performance, provided that an individual executive’s award never exceeds 2 times the executive’s target award opportunity.
E-LTIP
•Performance results for each PSU performance metric, subject to that metric’s weighting, are combined to determine the number of PSUs earned, as a percentage of the target number of PSUs awarded, as follows: (i) achieving threshold performance equates to 50% of target; (ii) achieving target performance equates to 100% of target; (iii) achieving maximum performance equates to 200% of target; and (iv) if performance results for the metric are below the threshold level, zero achievement is used for that metric when calculating the percentage of PSUs earned.
•Payouts are made proportionately for achievement between threshold and target, and between target and maximum. No PSUs are earned if performance is below the threshold level for all of the performance metrics established by the Compensation Committee. Payout of PSUs is conditioned on actual achievement of the pre-established performance measures and satisfaction of the service-based vesting requirements.
•The target numbers of PSUs and RSUs granted to our NEOs were determined by dividing the approved E-LTIP grant-date values (dollar amount) by the fair value on the grant date (or last trading day prior to the grant date if the market was closed on the grant date).
•For RSUs, fair value is the closing price of Xerox Common Stock on the date of grant.

•For 2022, PSUs, fair value was determined as follows: one-half based on the closing price of Xerox Common Stock on the grant date (for Cumulative, Adjusted(1) Earnings per Share metric), and one-half based on a Monte Carlo valuation (for Absolute Share Price(1) metric).
•Any earned PSUs are paid as shares, as soon as practicable following the later of such approval or the PSU vesting date.
________
(1) Refer to the “Non-GAAP Financial Measures” section for a reconciliation of the non-GAAP financial measure or an explanation of the performance measure.
Risk Assessment
FW Cook, the independent consultant to the Compensation Committee, conducted an assessment of risk arising from the Company’s compensation programs. The assessment included reviews of our pay mix, incentive plan metrics and goal setting, performance appraisals, and other risk mitigation policies.
Based on the assessment of programs covering our executives for 2022, the Compensation Committee determined that our compensation plans, programs, and practices do not motivate behavior that is reasonably likely to have a material adverse impact on the Company. The Compensation Committee believes that our programs encourage appropriate behavior while balancing risk and reward, consistent with the interests of our shareholders.

PENSION AND SAVINGS PLANS
Pension and Savings Plans
The only NEO who participated in a pension plan in 2022 was Mr. Heiss, as described below. The other NEOs were eligible to participate in the Company’s tax-qualified defined contribution plan, the Xerox Corporation Savings Plan, as described below.
Xerox Corporation Savings Plan (401(k) Savings Plan)
Messrs. Bandrowczak, Bruno, Pastor, and Visentin and Ms. Collins Smee were eligible to participate in the Company’s 401(k) Savings Plan in the same manner as all other U.S. employees covered by the plan. Except for Mr. Pastor and Mr. Heiss (who is not eligible), each of these NEOs participated in the 401(k) Savings Plan in 2022. These NEOs were eligible to contribute a portion of their eligible pay on a tax-deferred or Roth basis, subject to IRS qualified plan compensation limits, the IRS annual limit on 401(k) deferral contributions, and the plan’s limit on the percentage of pay contributed by highly compensated employees. The Company matched 50% of employee contributions up to the first 6% of eligible compensation contributed by the participating NEOs in the same manner it matched all other eligible participants' contributions. The matching contributions were deposited in January 2023 and were 100% vested per the 401(k) Saving Plan provisions.
The Xerox Corporation Supplemental Savings Plan, a non-qualified deferred compensation plan, was closed to new contributions after 2018, but the existing account balance of Mr. Visentin continued to generate earnings in accordance with the terms applicable to all participants with existing account balances in that plan, until his death in June 2022. See Non-Qualified Deferred Compensation for the 2022 Fiscal Year for further information.
French Pension and Retirement Plans
Mr. Heiss, a citizen of France and employee of Xerox SAS, France, was eligible to participate in the following pension or retirement plans in 2022:
•Defined Contribution Pension Plan for Directors of Xerox SAS, France
•Contributions to the plan are based on earnings up to an annual cap of €205,680
•Payments are managed by AXA, the program administrator, and are payable upon retirement (but not before age 62)
•Earnings are credited to a participant’s account based on market investments selected by the participant
•Retirement Indemnities Plan
•French pension plan required under the Convention Collective d’Enterprise Xerox S.A.S. (10 December 2015) (XF-CBA), a collective bargaining agreement between the Company’s French subsidiary and certain French trade unions
•Benefits are forfeited if an employee terminates before age 62
Mr. Heiss is not covered by U.S. tax-qualified or non-qualified plans (nor any retirement plans of other Xerox locations where he was previously on assignment).

PERQUISITES AND PERSONAL BENEFITS
General Benefits
The Company generally offers medical and dental coverage, life insurance, accidental death insurance, and disability benefit programs or plans to all employees, as well as customary vacation, leave of absence and other similar policies. NEOs are eligible to participate in these programs and plans on the same basis as all other salaried employees, except as otherwise provided.
Perquisites
The Compensation Committee periodically reviews the perquisites provided to NEOs. The Compensation Committee believes its policies regarding perquisites are conservative compared to those of other companies. The Company does not pay tax gross-ups in connection with perquisites (other than in connection with tax equalization for the international assignment allowances noted below):
•Financial Planning: All NEOs are eligible to receive Company-paid financial planning assistance (up to $10,000 every two years). Solid financial planning by experts reduces the amount of time and attention that NEOs devote to their finances and maximizes the value of their compensation.
•Chartered Aircraft: For purposes of security, productivity, and efficiency, the Board of Directors requires the CEO to use chartered aircraft for business travel. Employees are permitted to accompany the CEO on the Company chartered aircraft solely for business purposes with prior authorization by the CEO.
•The CEO was also eligible to use the Company chartered aircraft for personal travel and permitted to be accompanied by family members and guests. The CEO (formerly Mr. Visentin, and currently Mr. Bandrowczak) was wholly responsible for the tax consequences related to any personal use of Company chartered aircraft. The Company did not provide gross-ups or other tax protection related to the personal use of chartered aircraft.
•Home Security: Until his death in June 2022, Mr. Visentin received home security services to address safety concerns resulting from his position as our Vice Chairman & CEO. Mr. Bandrowczak became eligible for home security services upon his appointment as CEO effective August 2022.
•International Assignment Allowances: Mr. Heiss, a citizen of France, was on international assignment during 2022. As is customary for Xerox employees on international assignment, Mr. Heiss received an international assignment allowance in 2022, consistent with Company polices.
For additional information and the total costs to the Company for providing perquisites and personal benefits to the NEOs during fiscal 2022, see the “All Other Compensation” column of the Summary Compensation Table.

CHANGE IN CONTROL BENEFITS
All our current NEOs have change in control severance agreements. These agreements are in the best interests of both the Company and our shareholders because they foster the continuous employment and dedication of key management without potential distraction or personal concern if Xerox were the potential subject of an acquisition or other change in control event. The Compensation Committee periodically reviews our change in control severance agreements against benchmark data to ensure that our arrangements are consistent with market practice.
Under the change in control severance agreements, if employment terminates involuntarily (other than for cause, death, or disability) or voluntarily for Good Reason within two years following a change in control, the NEO would be entitled to:
•Two times the sum of their annual base salary and target annual incentive award;
•Continuation of specified welfare benefits at active employee rates for a period of 24 months; and
•Accelerated vesting of outstanding equity awards.
These agreements require that the executive agree to remain an employee of the Company for nine months following a “potential change in control” (as defined therein) or until the date upon which the NEO is first entitled to receive the benefits described above, if earlier. Severance payments to NEOs following a change in control are generally not conditioned on non-competition or non-solicitation obligations. Good Reason is defined in the change in control severance agreements.
Xerox does not provide any of the NEOs with excise tax reimbursement on severance payments.
Additional information and the amount of the estimated payments and benefits payable to the NEOs (assuming a change in control of Xerox and a qualifying termination of employment) are presented under the Potential Payments Upon Termination or Change in Control table.

EMPLOYMENT AND SEPARATION
NEOs serve at the will of the Board. This enables the Board to remove an NEO, consistent with applicable laws, whenever it is in the best interests of the Company, with discretion of the Compensation Committee to decide on an appropriate severance package (except for benefits that have vested or in the case of a change in control). When an NEO is removed from his or her position, the Compensation Committee exercises its business judgment in determining whether any special severance arrangement is appropriate considering all relevant circumstances, including years of service with the Company, past accomplishments, the reasons for separation, and requirements under applicable local law.
The Compensation Committee approved an Officer Severance Program in July 2018, the terms of which were extended in December 2022, with no substantive changes to the existing program design. The Officer Severance Program will expire on December 31, 2024, unless the Compensation Committee takes action to further extend it. Under the Officer Severance Program, an officer who is eligible to participate in the program due to a qualifying termination as defined therein will be entitled to receive:
•One year (two years for Mr. Bandrowczak) of salary continuance and continuation of specified health and welfare benefits at active employee rates;
•Prorated annual incentive award for the year of termination; and
•At the Compensation Committee’s discretion, continued vesting of outstanding equity awards during the one-year (two-year for Mr. Bandrowczak) salary continuance period.
The Officer Severance Program includes a covenant not to engage in activity that is detrimental to the Company, and payments and benefits under the program are conditioned upon the NEO’s execution of a release of claims against the Company and a non-competition/non-solicitation agreement.
The NEOs are generally eligible for the Officer Severance Program, except that the Officer Severance Program:

(1) excludes from eligibility an officer with a written agreement providing for severance benefits upon separation; and
(2) contains a non-duplication provision, pursuant to which payments and benefits under the Officer Severance Program are reduced by amounts required to be paid to the officer as severance under another arrangement or by operation of law. Thus, the treatment of Mr. Heiss under the Officer Severance Program would be as follows:
•Any amounts payable to Mr. Heiss would be reduced by the severance benefits received under the Convention Collective d’Enterprise Xerox S.A.S. (10 December 2015) (XF-CBA), a collective bargaining agreement between the Company’s French subsidiary and certain French trade unions (XF-CBA). (See the Potential Payments Upon Termination or Change in Control section for further information).
Except as described above, if the Compensation Committee does not approve a severance arrangement under the Officer Severance Program for an NEO whose employment is terminated, that officer would be covered under the Company’s standard U.S. severance policy, as applicable at the time of the separation.

OTHER FEATURES OF OUR EXECUTIVE COMPENSATION PROGRAM
Stock Ownership Requirements
We require each NEO to build and maintain a meaningful level of stock ownership.

Level	Ownership Requirement
CEO	5 times base salary
Other NEOs	3 times base salary
NEOs must retain at least 50% of the shares acquired through the vesting of their annual E-LTIP awards, net of taxes, until they achieve their required level of ownership. Once achieved, NEOs must continue to hold that amount of stock as long as they remain with the Company. They also remain subject to a holding requirement following separation from employment (including retirement) for six months for the CEO and three months for other NEOs. The holding requirement essentially restricts the CEO from selling these shares prior to two earnings announcements following separation from employment (prior to one earnings announcement for other NEOs). For six months following separation, NEOs may only sell shares during a “window period” (as defined below under Trading, Hedging and Pledging). The CEO has the authority to permit discretionary hardship exceptions (other than for himself) from the ownership and holding requirements to enable participants with financial need to access their vested shares; to date no such exception has ever been requested.
Shares that count toward ownership requirements include (i) shares owned outright (whether or not held in street name), (ii) outstanding unvested restricted stock and RSUs, and (iii) PSUs when performance results have been determined.
Trading, Hedging and Pledging
Under the Company’s insider trading policy, executive officers are permitted to buy or sell Xerox securities only during a “window period,” which is the period commencing on the day that is one full trading day following announcement of quarterly earnings and ending on (and including) the fifteenth day of the last month of the quarter during which the earnings announcement is made. The only exception to the window-period restriction described in the preceding sentence is for executive officers who have entered into trading plans pursuant to SEC Rule 10b5-1.
Executive officers are prohibited from engaging in short-swing trading and trading in options (including puts, calls, and straddles), and from otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Xerox securities. “Short sales” are also prohibited. Our anti- hedging policies and practices also apply to directors. In addition, executive officers are prohibited from pledging Xerox securities, including depositing Xerox securities in margin accounts at brokerage firms, and from using Xerox securities as collateral.
Compensation Recovery Policy (Clawbacks)
The Officer Severance Program (see Employment and Separation) and, typically, any individual separation arrangement with an NEO, includes a provision that rescinds severance payments if the recipient engages in activity that is detrimental to the Company. Clawback arrangements may also be included in letter agreements with executives.

In addition, the following plans provide for compensation recovery.
•Under the 2004 Performance Incentive Plan and the Xerox Holdings Corporation Performance Incentive Plan (as amended and restated to date), if the Compensation Committee determines that an NEO has engaged in activity that is detrimental to the Company, it may cancel any awards granted to that individual. In addition, if such a determination is made before any change in control of Xerox, the Compensation Committee may rescind any payment or delivery of an equity or annual cash incentive award that occurred from six months before the detrimental activity. For this purpose, detrimental activity may include:
•A violation of a non-compete agreement with the Company;
•Disclosing confidential information (except for reporting and other communications protected by “whistle blower” provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd Frank));
•Soliciting an employee to terminate employment with the Company;
•Soliciting a customer to reduce its level of business with the Company; and
•Engaging in any other conduct or act that is determined to be injurious, detrimental, or prejudicial to any interest of the Company.
If a payment or award is rescinded, the NEO will be expected to pay the Company the amount of any gain realized, or payment received in a manner the Compensation Committee, or its delegate requires.
•Our E-LTIP equity award agreements, under the 2004 Performance Incentive Plan and Xerox Holdings Corporation Performance Incentive Plan (as amended and restated to date), include a clawback provision that applies if an accounting restatement is required to correct any material non-compliance with financial reporting requirements as required under Dodd Frank. Under this provision, the Company can recover, for the three prior years, any excess incentive-based compensation (over what would have been paid under the accounting restatement) from executive officers or former executive officers.
•Annual incentive awards to NEOs under the MIP are also subject to the above clawback provisions.
•Under the Xerox Corporation Supplemental Savings Plan, if a participant, including an NEO, is found to have engaged in detrimental activity, the Plan Administrator may reduce or rescind the matching contribution account balance and not pay such amounts to that individual.
CERTAIN TAX IMPLICATIONS OF EXECUTIVE COMPENSATION
Section 162(m) of the Internal Revenue Code of 1986, as amended (Section 162(m)), limits to $1 million per year the federal income tax deduction available to public corporations for compensation paid for any fiscal year to the corporation’s CEO and other NEOs, as well as certain former NEOs. As a result, compensation paid in excess of $1 million to each of our NEOs will generally not be deductible.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with Xerox management. Based upon its review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and be included in the Proxy Statement for the 2023 Annual Meeting of Shareholders.
Nichelle Maynard-Elliot, Chair
Jesse A. Lynn
Margarita Paláu-Hernández

SUMMARY COMPENSATION TABLE
The Summary Compensation Table below provides compensation information for the CEO, the CFO, and the next three most highly compensated executive officers who served during the fiscal year ended December 31, 2022, (collectively referred to as NEOs). The table includes the dollar value of base salary earned, bonus, stock and option awards, non-equity incentive plan compensation earned, change in pension value, if any, above-market non-qualified deferred compensation earnings, if any, and all other compensation, whether paid or deferred.
For a summary of the Compensation Committee’s decisions on the compensation awarded to our NEOs for fiscal 2022, please refer to the CD&A beginning on page 31.
Summary Compensation Table
Compensation elements reported in this Summary Compensation table and its accompanying notes are in U.S. dollars and rounded to the nearest dollar. For Mr. Heiss, compensation other than stock awards are denominated and paid in euros; the amount shown in U.S. dollars reflects the December 2022 average exchange rate of 1.0573 USD per EUR:
•1.0573USD per EUR for 2022
•1.1348USD per EUR for 2021
•1.2295USD per EUR for 2020

Name & Principal Position	Year	Salary ($) (A)	Bonus ($) (B)	Stock Awards ($) (C)	Option Awards ($) (D)	Non-Equity Incentive Plan Compensation ($) (E)	Change in Pension Value and NQDC Earnings ($) (F)	All Other Compensation ($) (G)	Total ($)
Steven J. Bandrowczak Chief Executive Officer	2022	763,315	—	7,100,017	—	679,929	—	18,006	8,561,267
	2021	525,000	—	3,650,020	—	340,200	—	159	4,515,379
	2020	525,000	262,500	5,105,099	—	—	—	6,899	5,899,498
John Bruno President and Chief Operating Officer	2022	99,432	—	3,000,003	—	—	—	938	3,100,373
Xavier Heiss Executive Vice President, Chief Financial Officer	2022	500,997	—	2,500,033	—	372,144	—	156,133	3,529,307
	2021	499,312	—	2,000,014	—	323,554	—	562,799	3,385,679
	2020	468,619	222,148	1,610,141	—	—	447,575	358,526	3,107,009
Louis J. Pastor Executive Vice President, Chief Corporate Development Officers and Chief Legal Officer	2022	537,500	—	1,900,044	—	355,825	—	95	2,793,464
	2021	500,000		1,550,021	—	324,000	—	—	2,374,021
	2020	500,000	250,000	2,120,090	—	—	—	116,057	2,986,147
Joanne Collins Smee Executive Vice President and President, Americas	2022	551,894	—	1,400,028	—	365,480	—	9,150	2,326,552
Giovanni (John) Visentin Former Vice Chairman and Chief Executive Officer	2022	590,090	—	10,000,047	—	595,800	—	6,399	11,192,336
	2021	1,200,000	—	10,000,023	—	1,166,400	—	52,454	12,418,877
	2020	1,200,000		16,000,092	—	—	—	44,268	18,144,360
_____________________
(A)2022: Mr. Bandrowczak was appointed to Chief Executive Officer, effective August 2, 2022; his base salary increase was prorated through fiscal year end. Mr. Bruno was hired as Chief Operating Officer, effective November 14, 2022; his base salary represents base salary earned through from his hire date. Ms. Collins Smee was promoted to EVP and President, Americas, effective June 3, 2022; her base salary increase was prorated through fiscal year end. Mr. Visentin passed away on June 28, 2022.
2021: Mr. Heiss was promoted to the Chief Financial Officer role effective January 1, 2021.

(B)Annual MIP awards appear as “Non-Equity Incentive Plan Compensation” in column E. For 2020, the amounts shown represent the special one-time Management Retention Award approved by the Compensation Committee as part of the December 2020, Special Incentive Awards; no payouts were made under the MIP in respect of 2020.
(C)The amounts shown in this column represent the aggregate grant date fair values of equity awards in the form of PSUs and RSUs granted to our NEOs for each respective year, computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. A discussion of the assumptions used in calculating the fair value of such awards may be found in Note 23 (Stock-Based Compensation) to our 2022 audited financial statements of our Annual Report on Form 10-K filed with the SEC on February 23, 2023. PSU awards under the 2022 E-LTIP were granted on January 12, 2022, and are reported at target performance. The grant-date fair value of these PSU awards at maximum performance would be as follows: Mr. Bandrowczak — $4,920,000; Mr. Heiss — $3,000,019; Mr. Pastor — $2,280,046; Ms. Collins Smee - $1,680,042; and Mr. Visentin - $12,000,047.
(D)Stock options were not granted in 2020, 2021, or 2022.
(E)The Non-Equity Incentive Plan payments under the 2022 MIP, based on 2022 performance, were approved by the Compensation Committee in February 2023. Actual payout as a percentage of target was 66.2% for each of the NEOs. For more information, see the 2022 Performance-Based Annual Management Incentive Plan section in the CD&A.
(F)Mr. Heiss participates in the Retirement Indemnities Plan, a French pension plan that we are required to maintain under a collective agreement with our employees in France. The change in pension value shown in this column is calculated by determining the change in the present value of the benefits from December 31, 2021 to December 31, 2022 (but if the change in the present value of the benefit is negative then it is not shown). The present value is computed using the FASB ASC Topic 715 assumptions in effect for the corresponding fiscal year end and assuming the benefit is paid at the earliest retirement date at which unreduced benefits are payable (age 62). See the Pension Benefits for the 2022 Fiscal Year section for more detail.
•For Mr. Heiss in 2022 — these assumptions include a discount rate of 0.75% for the Retirement Indemnities Plan, social charge rate of 46.5%. The Retirement Indemnities Plan does not pay any benefits to a participant who terminates employment before age 62.
•For Mr. Heiss in 2021 — these assumptions include a discount rate of 0.35% for the Retirement Indemnities Plan, social charge rate of 46.5%.
(G)The table below entitled “All Other Compensation Table” provides additional data on the amounts included under the “All Other Compensation” column.
All Other Compensation Table

Name	Year	Personal Use of Aircraft ($) (A)	International Assignment Allowances ($) (B)	Relocation Expenses ($) (C)	Tax Related Reimbursements ($) (D)	401(k), SSP, & DC Employer Contribution ($) (E)	Mobility Stipend ($)	Miscellaneous ($) (F)	Total All Other Compensation ($) (G)
Steven J. Bandrowczak	2022	—	—	—	—	9,150	—	8,856	18,006
	2021	—	—	—	—	—	—	159	159
	2020	—	—	—	—	—	—	6,899	6,899
John Bruno	2022	—	—	—	—	938	—	—	938
Xavier Heiss	2022	—	83,598	—	58,738	6,524	—	7,273	156,133
	2021	—	147,156	28,307	373,226	7,002	—	7,108	562,799
	2020	—	170,769	22,042	151,184	7,587	—	6,944	358,526
Louis J. Pastor	2022	—	—	—	—	—	—	95	95
	2021	—	—	—	—	—	—	—	—
	2020	—	—	48,861	42,196	—	25,000	—	116,057
Joanne Collins Smee	2022	—	—	—	—	9,150	—	—	9,150
Giovanni (John) Visentin	2022	4,814	—	—	—	—	—	1,585	6,399
	2021	50,333	—	—	—	—	—	2,121	52,454
	2020	42,278	—	—	—	—	—	1,990	44,268

Compensation reported in this table is in U.S. dollars and rounded to the nearest dollar. For Mr. Heiss compensation is denominated and paid in euros; the amount shown in U.S. dollars reflects the December 2022 average exchange rate of 1.0573 USD per EUR:
•1.0573USD per EUR for 2022
•1.1348USD per EUR for 2021
•1.2295USD per EUR for 2020
(A)For reasons of productivity, security and efficiency, the Company requires the CEO (formerly Mr. Visentin, and currently Mr. Bandrowczak) to use Company chartered aircraft for business travel. The CEO may also use the Company chartered aircraft for personal travel. The compensation value of personal usage of Company chartered aircraft is calculated based on the aggregate incremental cost to the Company, using the incremental aircraft operating rate based on the number of flight hours used, and primarily includes the cost of fuel, maintenance and other variable costs (such as the cost of landing fees, crew on the road expenses, trip related service and maintenance, airport taxes and fees). The CEO is also allowed to bring guests, such as family members, on the Company chartered aircraft. The Company does not provide gross-ups or other tax protection related to the CEO's personal use of Company chartered aircraft.
(B)Mr. Heiss, a citizen of France, received certain benefits in connection with his international assignment in the U.S. Included in this column are Mr. Heiss’ assignment allowance €28,453 ($30,084), automobile allowance €10,646 ($11,256), pension inclusion €9,765 ($10,325), the cost of his incremental housing allowance €30,202 ($31,933), and other assignment related costs including immigration.
(C)For 2022, there are no relocation costs.
(D)For 2022, the amount shown for Mr. Heiss reflects tax preparation fee under Xerox’s international assignment policy in the amount of €55,555 ($58,738).
(E)For U.S. employees, this column includes the employer contribution, if any, under the 401(k) Savings Plan and Xerox Corporation Supplemental Savings Plan (SSP). For Mr. Heiss, this column includes the employer contribution under the Defined Contribution Pension Plan for Directors of Xerox SAS France. See the Pension and Savings Plans section for more information.
(F)Amounts in this column for 2022, include identity theft protection, financial planning assistance, and incidental benefits of de minimis value. For Mr. Visentin and Mr. Bandrowczak, it includes home security services to address safety concerns resulting from their position ($1,585 and $8,856 respectively). For Mr. Heiss, it also includes a seniority bonus of (€6,879) ($7,273) that is a customary annual payment in France.
(G)In accordance with applicable SEC rules, dividend equivalents paid in 2022, on PSUs and RSUs are not included in “All Other Compensation” because those amounts were factored into the grant date fair values of the PSUs and RSUs.

GRANTS OF PLAN-BASED AWARDS IN 2022
The following table provides additional detail regarding RSUs and PSUs granted to each of the NEOs under the 2022 E-LTIP and potential amounts payable under the 2022 MIP. Threshold, target, and maximum award opportunities are provided for PSUs and the MIP, as applicable.

				Estimated Future Payout Under Non-Equity Incentive Awards (B)			Estimated Future Payout Under Equity Incentive Awards (C)			All Other Stock Awards: Number of Shares or Stock Units (#) (D)	Grant Date Fair Value of Stock Awards ($) (E)
Name	Award	Grant Date (A)	Date of Action (A)	Thresh. ($)	Target ($)	Max ($)	Thresh. (#)	Target (#)	Max (#)
Steven J. Bandrowczak	2022 MIP			513,542	1,027,083	2,054,166
	2022 E-LTIP (PSU)	1/12/2022	1/12/2022				46,875	93,750	187,500		2,460,000
	2022 E-LTIP (RSU)	1/12/2022	1/12/2022							69,433	1,640,007
	2022 E-LTIP (RSU)	8/2/2022	8/2/2022							176,679	3,000,009
John Bruno	2022 MIP
	2022 E-LTIP (RSU)	11/14/2022	10/27/2022							194,679	3,000,003
Xavier Heiss	2022 MIP			255,867	511,733	1,023,466
	2022 E-LTIP (PSU)	1/12/2022	1/12/2022				28,583	57,165	114,330		1,500,010
	2022 E-LTIP (RSU)	1/12/2022	1/12/2022							42,338	1,000,024
Louis J. Pastor	2022 MIP			275,000	550,000	1,100,000
	2022 E-LTIP (PSU)	1/12/2022	1/12/2022				21,723	43,446	86,892		1,140,023
	2022 E-LTIP (RSU)	1/12/2022	1/12/2022							32,177	760,021
Joanne Collins Smee	2022 MIP			267,042	552,084	1,104,168
	2022 E-LTIP (PSU)	1/12/2022	1/12/2022				16,007	32,013	64,026		840,021
	2022 E-LTIP (RSU)	1/12/2022	1/12/2022							23,709	560,007
Giovanni (John) Visentin	2022 MIP			900,000	1,800,000	3,600,000
	2022 E-LTIP (PSU)	1/12/2022	1/12/2022				122,400	244,799	489,598		6,000,023
	2022 E-LTIP (RSU)	1/12/2022	1/12/2022							169,349	4,000,023
(A)The “Grant Date” is the effective date of the equity awards. The “Date of Action” is the date on which the values of the awards were approved by the Compensation Committee and, for Mr. Visentin and Mr. Bandrowczak, the Board of Directors.
(B)These columns reflect the threshold, target, and maximum payout opportunities under the 2022 MIP set by the Compensation Committee. The MIP measures and weightings for 2022 were Free Cash Flow(1) (40%), Absolute Revenue (unadjusted for currency)(1) (20%), Adjusted(1) Operating Margin (20%), and ESG (20%). For purposes of this table, the amount shown as the “threshold” payout was determined assuming achievement of the minimum performance level. If threshold performance was not achieved on the performance measures, there would be no MIP payout. For 2022, the MIP payout is 66.2% of target. See Performance Metrics, Results and Payout: 2022 MIP in the CD&A.
(C)The threshold, target, and maximum payout opportunities for the 2022 E-LTIP PSU awards, as well as the design and methodology for determining the 2022 E-LTIP PSU awards, were approved by the

Compensation Committee. The target number of PSUs granted to each of our NEOs was determined by dividing the approved E-LTIP target award value by an equal weighting of (1) the closing price of Xerox Common Stock on the grant date (or last trading day prior to the grant date if the market was closed on the grant date) for the Adjusted(1) Earnings per Share (EPS) measure, and (2) the closing price of Xerox Common Stock on the grant date multiplied by the Monte Carlo fair value factor (a commonly-used methodology to determine the fair value factor for market-based metrics) with respect to the Absolute Share Price(1) measure, rounded up to the nearest whole share.
The performance measures and weightings for the portion of the 2022 E-LTIP award granted as PSUs are: Adjusted(1) EPS (Cumulative) (50%) and Absolute Share Price(1)(50%).
PSUs under the 2022 E-LTIP can be earned by achieving three-year performance goals at least at the threshold level. The performance period for the Adjusted(1) EPS (Cumulative) measure is January 1, 2022 through December 31, 2024. Absolute Share Price(1) is measured based on the 20-trading day average price at the end of the three-year performance period, plus the value of accumulated dividends during the three-year performance period. The service period and vesting date for the PSUs is three years from the grant date; earned PSUs will be determined and paid after the 2024 performance results have been certified by the CFO and approved by the Compensation Committee.
The threshold column reflects the lowest number of PSUs that could be earned if performance is achieved at the threshold level for only one performance measure. If threshold performance is not achieved on any of the performance measures, no PSUs are earned. See Compensation Committee Actions Relating to E-LTIP Awards in the CD&A for additional information. The target column reflects the number of PSUs that could be earned if target performance is achieved on all performance measures. The maximum column reflects the greatest number of PSUs that could be earned if maximum or higher performance is achieved on all three performance measures. The number of PSUs earned is interpolated if the Company’s performance is between threshold and target or between target and maximum, as determined by the Compensation Committee.
(D)This column includes the E-LTIP RSU awards granted to our NEOs in 2022. 2022 E-LTIP RSUs will vest 33% on the first anniversary of the grant date, 33% on the second anniversary of the grant date, and 34% on the third anniversary of the grant date. The number of RSUs granted was determined by dividing the approved award value by the closing market price on the grant date (or the last trading day before the grant date if the stock market was closed on the grant date) and rounding up to the nearest whole share.
(E)The grant date fair value reported in this column with respect to PSU awards reported in column (C) is based on the number of shares granted at target and fair value Monte Carlo valuation ($26.24) as described in footnote (C). The value reported in this column with respect to RSU awards reported in column (D) is based on the number of shares granted at target and the grant date closing market price of $23.62 as described in footnote (D).

________
(1) Refer to the “Non-GAAP Financial Measures” section for a reconciliation of the non-GAAP financial measure or an explanation of the performance measure.

OUTSTANDING EQUITY AWARDS AT 2022 FISCAL YEAR-END
The following table displays unvested equity awards held by each of the NEOs on December 31, 2022.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (A)	Number of Securities Underlying Unexercised Options Unexercisable (#) (B)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (C)	Market Value of Shares or Units of Stock That Have Not Vested ($) (C)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (D)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (D)
Steven J. Bandrowczak	41,990	—	24.00	7/1/2028	305,933	4,466,622	234,929	3,429,963
John Bruno	—	—	—	—	194,679	2,842,313	—	—
Xavier Heiss	12,349	—	27.98	4/5/2028	71,389	1,042,279	124,000	1,810,400
Louis J. Pastor	14,177	—	27.08	10/1/2028	57,459	838,901	103,055	1,504,603
Joanne Collins Smee	11,058	—	27.08	10/1/2028	43,950	641,670	80,047	1,168,686
Giovanni (John) Visentin	269,314	—	28.51	6/28/2023	—	—	—	—
_____________________
(A)The awards presented in this column include exercisable E-LTIP stock options granted in 2018.
(B)There are no stock options that are unexercisable.
(C)The awards presented in these columns include unvested RSUs (as of December 31, 2022). The value of these awards is based on the $14.60 closing market price of Xerox Common Stock on December 30, 2022, the last trading day of 2022. These columns include the following awards:
2022 RSUs:
Unvested RSUs granted on January 12, 2022, as part of the 2022 E-LTIP, as follows: Mr. Bandrowczak — 69,433; Mr. Heiss — 42,338; Mr. Pastor — 32,177; Ms. Collins Smee — 23,709. The vesting schedule of these RSUs is 33% on the first anniversary, 33% on the second anniversary, and 34% on the third anniversary of the grant date.
Unvested RSUs granted on August 2, 2022, as part of Mr. Bandrowczak's August 2, 2022, promotion - 176,679. The vesting schedule of these RSUs is 33% on the first anniversary, 33% on the second anniversary, and 34% on the third anniversary of the grant date.
Unvested RSUs granted on November 14, 2022, as part of Mr. Bruno's hiring — 194,679. The vesting schedule of these RSUs is 50% on the first anniversary, and 50% on the second anniversary, of the grant date.
2021 RSUs:
Remaining unvested RSUs granted on January 11, 2021, as part of the 2021 E-LTIP, as follows: Mr. Bandrowczak — 41,732; Mr. Heiss — 22,867; Mr. Pastor — 17,722; Ms. Collins Smee - 13,720. The vesting schedule of these RSUs is 33% on the first anniversary, 33% on the second anniversary, and 34% on the third anniversary of the grant date.
2020 RSUs:
Remaining unvested RSUs granted on January 13, 2020, as part of the 2020 E-LTIP, as follows: Mr. Bandrowczak — 18,089; Mr. Heiss — 4,320; Mr. Pastor — 7,560; and Ms. Collins Smee — 4,509. The vesting schedule for the January 13, 2020, grant of RSUs is 25% on the first anniversary, 25% on the second anniversary, and 50% on the third anniversary of the grant date.

Remaining unvested RSUs granted on February 29, 2020, as part of Mr. Heiss’ February 29, 2020, promotion — 1,864. The vesting schedule of these RSUs is 25% on the first anniversary, 25% on the second anniversary, and 50% on the third anniversary of the grant date.
Remaining unvested RSUs granted on February 3, 2020, as part of Ms. Collins Smee's February 3, 2020 promotion — 2,012. The vesting schedule of these RSUs is 25% on the first anniversary, 25% on the second anniversary, and 50% on the third anniversary of the grant date.
(D)The awards presented in these columns consist of unearned PSUs (as of December 31, 2022), and are shown at target. The number of PSUs earned, if any, is determined by the Compensation Committee’s approval of certified performance results for the relevant performance period. The value of these awards is based on the $14.60 closing market price of Xerox Common Stock on December 31, 2022, the last trading day of 2022.
2022 PSU Awards:
PSU awards granted as part of the 2022 E-LTIP on January 12, 2022, to Mr. Bandrowczak — 93,750; Mr. Heiss — 57,165; Mr. Pastor — 43,446; and Ms. Collins Smee — 32,013; which vest three years from the grant date, with the number of shares to be earned, if any, based on achievement of the applicable performance metrics. The performance period is January 1, 2022 through December 31, 2024.
2021 PSU Awards:
PSU awards granted as part of the 2021 E-LTIP on January 11, 2021, to Mr. Bandrowczak — 90,124; Mr. Heiss — 49,383; Mr. Pastor — 38,272; and Ms. Collins Smee — 29,630, which vest three years from the grant date, with the number of shares to be earned, if any, based on achievement of the applicable performance metrics. The performance period is January 1, 2021 through December 31, 2023.
2020 PSU Awards:
PSU awards granted as part of the 2020 E-LTIP on January 13, 2020, to Mr. Bandrowczak — 51,055; Mr. Heiss — 12,193; Mr. Pastor — 21,337; and Ms. Collins Smee — 12,726, which vest three years from the grant date, with the number of shares to be earned, if any, based on achievement of the applicable performance metrics. The performance period is January 1, 2020 through December 31, 2022. These PSU awards resulted in zero payout because none of the three performance metrics was achieved at the threshold level. See Performance Results and Payout: 2020 E-LTIP in the CD&A.
PSU award granted on February 29, 2020, as part of Mr. Heiss’ promotion on February 29, 2020, — 5,259, which vests three years from the grant date, with the number of shares to be earned, if any, based on achievement of the applicable performance metrics. The performance period is January 1, 2020 through December 31, 2022.
PSU award granted on February 3, 2020 as part of Ms. Collins Smee promotion on February 3, 2020, — 5,678, which vests three years from the grant date, with the number of shares to be earned, if any, based on achievement of the applicable performance metrics. The performance period is January 1, 2020 through December 31, 2022.

Additional detail on these awards can be found in the Performance-Based Executive Long-Term Incentive Program sections of the CD&A.

OPTION EXERCISES AND STOCK VESTED IN 2022
The following table shows amounts realized by the NEOs upon the vesting of stock awards during 2022. All of our NEOs, except Mr. Bruno, held exercisable stock options during 2022, but none were exercised.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#) (A)	Value Realized on Vesting ($) (B)
Steven J. Bandrowczak	90,408	1,844,738
John Bruno	—	—
Xavier Heiss	30,893	642,249
Louis J. Pastor	37,227	760,069
Joanne Collins Smee	30,318	614,621
Giovanni (John) Visentin	1,286,027	21,731,909
__________
(A)This column includes shares attributable to RSUs and PSUs that vested under the 2019, 2020, and 2021 E-LTIP. All shares are potentially subject to a holding period. NEOs must retain at least 50% of the shares acquired through the vesting of their annual E-LTIP PSU and RSU awards, net of taxes, until they achieve their required level of ownership under our stock ownership guidelines. Once achieved, NEOs must continue to hold that amount of stock as long as they remain with the Company. They also remain subject to a holding requirement following separation from employment (including retirement) for six months for the CEO and three months for other NEOs.
(B)The aggregate dollar amount realized upon vesting includes the value of shares withheld to pay taxes.
PENSION BENEFITS FOR THE 2022 FISCAL YEAR
The following table reflects information regarding our NEOs’ estimated benefits under the defined benefit pension plans in which they participate, if any, as of December 31, 2022.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Steven J. Bandrowczak	—	—	—	—
John Bruno	—	—	—	—
Xavier Heiss (A)	Retirement Indemnities Plan	34	536,433	—
Louis J. Pastor	—	—	—	—
Joanne Collins Smee	—	—	—	—
Giovanni (John) Visentin	—	—	—	—
_____________________
(A)Pension benefits were accrued by Mr. Heiss under the Retirement Indemnities Plan during 2022. The present value of the accumulated benefit is the present value of his accumulated benefit payable at the plan’s earliest unreduced retirement age (age 62). The critical assumptions are the: (i) discount rate of 0.75%; (ii) social charge rate of 46.5%; and (iii) exchange rate of 1.0573 USD per EUR, the December 2022, average exchange rate. The plan pays benefits only as a lump sum, calculated as monthly pay times a multiple, ranging from 0 to 8 based on years of service, plus the social charges on this payment. Monthly pay is one-twelfth of annual base salary plus annual incentive. At 34 years of service, the multiple of monthly salary is 7.25. Upon retirement at age 62, Mr. Heiss’ multiple would be 8.

NON-QUALIFIED DEFERRED COMPENSATION FOR THE 2022 FISCAL YEAR
The Non-Qualified Deferred Compensation table discloses executive and employer contributions, as applicable, withdrawals and earnings, if any, and fiscal year-end balances under the Xerox Corporation Supplemental Savings Plan (SSP) and the Defined Contribution Pension Plan for Directors of Xerox SAS, France (French DC Plan). Mr. Visentin participated in the SSP. The SSP was closed to new contributions after 2019. Prior contributions continued to generate earnings during 2022, and account balances are shown below. Mr. Heiss participated in the French DC Plan during 2022 as shown below.

Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(A)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Steven J. Bandrowczak	SSP	—	—	—	—	—
John Bruno	SSP	—	—	—	—	—
Xavier Heiss	DC France(B)	2,175	6,524	—	—	233,126
Louis J. Pastor	SSP	—	—	—	—	—
Joanne Collins Smee	SSP	—	—	—	—	—
Giovanni (John) Visentin	SSP	—	—	282	—	31,394
_____________________
(A)No portion of the amounts shown in this column is reported in the Summary Compensation Table as above-market interest.
(B)The French DC Plan is denominated and paid in euros. The amount shown in U.S. dollars reflect the December 2022, average exchange rate of 1.0573 USD per EUR.
Supplemental Savings Plan (SSP)
The SSP, an unfunded, non-tax-qualified defined contribution deferred compensation plan, allowed eligible U.S. employees to defer compensation in excess of IRS limits. Before it was closed at the end of 2019, the SSP provided a 100% employer match on employee deferrals of up to 3% of pay over the IRS qualified plan limits.
The SSP was closed to new contributions after 2019. Participants’ account balances continued to generate earnings during 2022, as shown in the above table. Interest is credited to participant accounts at a rate defined by the Company before the first day of any period for which the interest will accrue. The interest rate must be a reasonable rate as defined by Treasury Regulation Section 31.3121(v)(2)-1(d) and, with respect to any NEO, not greater than the highest rate that may be utilized that is not subject to disclosure under 17 C.F.R. Section 229.402.
All SSP balances are fully vested. Each participant’s SSP account balance will be distributed in a lump-sum payment six months after the date the participant separates from service.
Defined Contribution Pension Plan for Directors of Xerox SAS, France (French DC Plan)
Directors of Xerox France are eligible for this plan. The total annual contribution is equal to 4% of gross annual remuneration (including 20% of bonus) up to a maximum remuneration of € 205,680 per year in 2022. The Company contributes 75% of the total annual contribution, and the employee contributes 25%. The accumulated savings are converted into an annuity commencing at the later of retirement or attainment of age 62.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Xerox has entered into certain agreements and maintains certain plans that require the Company to provide compensation to NEOs in the event of a termination of employment or a change in control. The table below reflects the amount of compensation payable to each NEO assuming that each of the hypothetical termination or change in control events listed in the table occurred on December 31, 2022. The equity award values presented in this table reflect unvested grants held by the NEOs as of December 31, 2022, and are based on the closing market price of Xerox Common Stock of $14.60 as of December 30, 2022, the last trading day in 2022.

Name	Lump Payments ($)	Non- Equity Incentive Awards ($)	Equity Incentive Awards ($)	Healthcare/ Life Insurance / Other Benefits ($)	Total Termination Benefit ($)
Steven J. Bandrowczak
Voluntary Termination/Retirement (A)	—	—	—	—	—
Involuntary Termination not for Cause (B)	2,000,000	976,500	7,654,094	20,512	10,651,105
Involuntary or Good Reason Termination after Change in Control (C)	5,000,000	—	7,896,585	20,512	12,917,097
Death (D)	—	976,500	7,896,585	—	8,873,085
John Bruno
Voluntary Termination/Retirement (A)	—	—	—	—	—
Involuntary Termination not for Cause (B)	750,000	—	2,190,949	2,172	2,943,121
Involuntary or Good Reason Termination after Change in Control (C)	3,375,000	—	2,842,313	4,344	6,221,657
Death (D)	—	—	2,842,313	—	2,842,313
Xavier Heiss
Voluntary Termination/Retirement (A)	—	—	1,658,794	—	1,658,794
Involuntary Termination not for Cause (B)	906,735	374,325	2,562,475	149,747	3,993,282
Involuntary or Good Reason Termination after Change in Control (C)	1,925,675	374,325	2,852,679	188,844	5,341,524
Death (D)	—	374,325	2,852,679	1,437,500	4,664,504
Louis J. Pastor
Voluntary Termination/Retirement (A)	—	—	—	—	—
Involuntary Termination not for Cause (B)	550,000	358,050	2,031,152	5,459	2,944,661
Involuntary or Good Reason Termination after Change in Control (C)	2,200,000	—	2,343,504	10,918	4,554,422
Death (D)	—	358,050	2,343,504	—	2,701,554
Joanne Collins Smee
Voluntary Termination/Retirement (A)	—	—	—	—	—
Involuntary Termination not for Cause (B)	575,000	374,325	1,579,486	9,800	2,538,611
Involuntary or Good Reason Termination after Change in Control (C)	2,300,000	—	1,810,356	19,599	4,129,955
Death (D)	—	374,325	1,810,356	—	2,184,681
Upon the termination events listed above, in addition to the benefits reflected in the above table, each NEO would also be entitled to the balance of his deferred compensation account, if any, under our non-qualified deferred compensation plans. Deferred compensation balances are reported in the “Aggregate Balance at Last FYE” column of the Non-Qualified Deferred Compensation table above.
In accordance with SEC rules, the table above reflects estimated severance payments and benefits to which our NEOs would be entitled upon hypothetical termination events occurring on December 31, 2022. These amounts reflect estimates only, and actual payments and benefits to which an NEO may be entitled upon termination of employment with the Company depend upon a number of factors not reflected in the table.
________
(A)As of December 31, 2022, Messrs. Bandrowczak, Bruno, Pastor, and Ms. Collins Smee were not retirement eligible, and would not receive any payments in the event of voluntary termination.
Mr. Heiss is retirement eligible under the terms of our equity award agreements and, in the event of his retirement on December 31, 2022, would receive prorated vesting of outstanding equity awards (based on the number of full months of service as an employee during the vesting period commencing on the grant date), including PSUs based on actual performance results but reflected at target performance for purposes of the table.
(B)Under the Company’s Officer Severance Program (as described in the Employment and Separation section of the CD&A), Messrs. Bandrowczak, Bruno, Pastor, and Ms. Collins Smee would each receive payment of one year (two years for Mr. Bandrowczak) of current annual base salary. The amounts reported in the table above assume such benefit is paid as a lump sum although it is generally paid periodically, consistent with the normal payroll cycle. In addition, each of these NEOs would receive:
•Under the terms of the Officer Severance Program, the NEO’s annual incentive (Non-Equity Incentive Award) for 2022, based on actual achievement against performance goals (as described in the 2022 Compensation Actions section of the CD&A);
•Under the terms of our equity award agreements, prorated vesting of outstanding equity awards, with such proration based on the number of full months of service as an employee during the vesting period (including, at the Compensation Committee’s discretion, the one-year (two-year for Mr. Bandrowczak) salary continuance period). PSU awards would be earned based on actual performance but the table above reflects target performance. The table above assumes proration through the end of the salary continuance period; and
•Continuation of specified welfare benefits at active employee rates during the one-year salary continuance period.
These payments and benefits would be conditioned upon the NEO’s execution of a release of claims against the Company and a non-competition/non-solicitation agreement.
Mr. Heiss would not receive a benefit under the Officer Severance Program due to the program’s provision for non-duplication of benefits. Mr. Heiss would instead receive benefits under the Convention Collective d’Enterprise Xerox S.A.S. (10 December 2015) (XF-CBA), a collective bargaining agreement between the Company’s French subsidiary and certain French trade unions. Under the XF-CBA, Mr. Heiss would be entitled to a 3-month notice period during which his base salary and benefits would continue and at the end of which he would receive a dismissal indemnity equal to 12 months of his monthly average gross salary (the calculation of which would include his actual 2021, short-term incentive payment, and certain other amounts paid to him during 2022). In addition, Mr. Heiss would receive:
•Annual incentive (Non-Equity Incentive Award) for 2022, based on actual achievement against performance goals (as described in the 2022 Compensation Actions section of the CD&A);
•Under the terms of our equity award agreements, prorated vesting of outstanding equity awards, with such proration based on the number of full months of service as an employee during the vesting period (including the 3-month notice period and, at the Compensation Committee’s discretion, any applicable salary continuance/dismissal indemnity period). PSU awards would be earned based on actual performance, but the table above reflects target performance. The table above assumes proration through the end of the 15-month notice / dismissal indemnity period; and
•Continuation of specified welfare benefits for up to a one-year period following the end of the 3-month notice period.
(C)Change in control (CIC) severance agreements for Messrs. Bandrowczak, Bruno, Heiss, Pastor, and Ms. Collins Smee provide the following severance benefits in the event of an involuntary termination (other than for cause, disability, or death) or a voluntary termination for Good Reason within two years following a CIC (in either case, a “qualifying termination”):
•Lump-sum cash payment equal to two times the sum of annual base salary and annual incentive award target;
•Continuation of specified welfare benefits at active employee rates for 24 months;
•Payment of reasonable legal fees and expenses incurred if the NEO, in good faith, is involved in a dispute while seeking to enforce the benefits and rights provided by the CIC severance agreement; and
•In addition, pursuant to the terms of the 2004 Performance Incentive Plan and Xerox Holdings Corporation Performance Incentive Plan, in the event of a change in control as defined therein, these NEOs would be entitled to full vesting of outstanding equity awards.

The CIC severance agreements for Messrs. Bandrowczak, Bruno, Heiss, Pastor, and Ms. Collins Smee each contain an offset provision, pursuant to which payments and benefits are reduced by any payments or benefits required to be paid to the NEO as severance, or during a notice period, under any other agreement or program or by operation of law. Thus, in the event of a qualifying termination that is also an involuntary termination under the Officer Severance Program or, as applicable, the XF-CBA, Messrs. Bandrowczak, Bruno, Heiss, Pastor, and Ms. Collins Smee would receive the payments described in (B) above for an Involuntary Termination Not for Cause, and would receive payments or benefits under their CIC severance agreements only to the extent the CIC severance agreements provided for greater amounts.
For all of the NEOs, if excise tax under Code Sections 280G and 4999 would be payable, the Company will reduce the NEO’s CIC payment to a level that will not trigger such excise tax, if it is determined that doing so will result in a greater net after-tax amount for the NEO.
(D)In the event of an NEO’s death, the NEO’s estate (or, with respect to certain types of payments and elections made, the NEO’s spouse) would receive: the NEO’s 2022 short-term incentive, based on actual achievement against performance goals; accelerated vesting of outstanding equity awards; and for Mr. Heiss, payment of his vested pension benefits, if any, in accordance with the plan’s terms and the proceeds of a life insurance policy per the XF-CBA.
Mr. Visentin passed away on June 28, 2022, and therefore is not included in the tables above due to his termination from the Company by death. In connection with his termination, the actual payments and benefits received or to be received by Mr. Visentin's estate in accordance with his employment agreement are as follows: (i) $595,800 representing a pro-rated target annual incentive of 150% of base salary for 2022 based on actual performance; (ii) $7,418,219, representing the vesting in all of his outstanding service-based long-term equity incentive awards upon his death;(iii) $10,189,883 representing the vesting of performance-based long-term equity awards for the 2020 - 2022 performance cycle distributed June 28, 2022; and (iv) welfare benefit values of $16,007, plus $300,053 of life insurance benefits.
Termination Following Disability
Assuming termination following disability on December 31, 2022, all NEOs would be eligible for prorated vesting of equity awards under the terms of our award agreements, with such proration based on the number of full months of service as an employee during the vesting period commencing on the grant date (including PSUs based on actual performance achievement against performance goals), their deferred compensation balance, if any, and vested pension benefits, if any, as shown in (A) above for a Voluntary Termination/ Retirement.
Involuntary Termination for Cause
If an NEO is involuntarily terminated for cause or it is determined by the Compensation Committee or plan administrator that the NEO engaged in detrimental activity against the Company, as provided under our plans, such NEO would not receive any payments other than his deferred compensation plan account balance, if any (and for the SSP, such balance would be reduced by the amount of the Company matching contributions), and vested tax-qualified pension benefits, if any. All unvested equity awards and any non-qualified pension benefits would be immediately cancelled upon involuntary termination for cause for all NEOs. See the Compensation Recovery Policy (Clawbacks) section of the CD&A for additional information.
Other Payments
Similar to other employees, the NEOs would be eligible for payment of accrued but unused vacation due as of the date of the separation from employment (or last day worked prior to salary continuance, if applicable) under the terms of the Company’s vacation policy and applicable law.
Change in Control (CIC) Severance Agreements
Under the CIC severance agreements, a CIC generally is deemed to have occurred, subject to specific exceptions, if:
•Any person beneficially acquires 20% or more of the combined voting power of our outstanding securities.
•A majority of our directors are replaced under specific circumstances.
•There is a merger or consolidation involving the Company unless (i) the directors of the Company who were members of the Board immediately before the merger/consolidation continue to constitute a majority of the Board of Directors, or (ii) the merger/consolidation is effected to implement a recapitalization and no person becomes the beneficial owner of 20% or more of the combined voting power of the Company’s then outstanding voting securities.
•All or substantially all of the Company’s assets are sold, or the Company’s shareholders approve a plan of complete liquidation or dissolution.
Under the CIC severance agreements, Good Reason generally means:
•The material diminution of authority, duties, or responsibilities, including being an executive officer of the Company before a change in control and ceasing to be an executive officer of the surviving company. However, change in control benefits will be triggered by this provision only if the executive officer has not voluntarily terminated his employment and the “material diminution” has not been remedied, in either case, before the second anniversary of a change in control.
•A material reduction in annual base salary or annual target short-term incentive, except to the extent such reduction is consistent with an across-the-board reduction for employees.
•A material change in the geographic location where the executive is required to be based.
•Failure by the Company to continue any material compensation or benefit plan, vacation policy, or any material perquisites unless an alternative plan is provided, or failure to continue the executive’s participation in these plans.
•Failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform in a manner consistent with the CIC severance agreement.

EQUITY COMPENSATION PLAN INFORMATION
The Equity Compensation Plan Information table provides information as of December 31, 2022, with respect to shares of Xerox Common Stock that may be issued under the Xerox Corporation 2004 Performance Incentive Plan, the Xerox Holdings Corporation Performance Incentive Plan, as Amended Through October 21, 2021, and the 2021 Amendment and Restatement of the Xerox Holdings Corporation 2004 Equity Compensation Plan for Non-Employee Directors. Each of these plans has been approved by shareholders.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Rights, RSUs, PSUs, and DSUs (#) (A)(1),(3)	Weighted-Average Exercise Price of Outstanding Options and Rights ($) (B)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column A) (#) (C)(2)
Equity Compensation Plans Approved by Shareholders(3)	5,446,978	$27.72	6,464,461
Equity Compensation Plans Not Approved by Shareholders	—	—	—
Total	5,446,978	$27.72	6,464,461
_______________________
(1)Consists of (i) 2,892,268 RSUs, (ii) 1,728,973, PSUs at target level performance, and (iii) 496,550 stock options outstanding under the Xerox Corporation 2004 Performance Incentive Plan and Xerox Holdings Corporation Performance Incentive Plan. The amount also includes 329,187 DSUs outstanding under the 2021 Amendment and Restatement of the Xerox Holdings Corporation 2004 Equity Compensation Plan for Non-Employee Directors. Because there is no exercise price associated with RSUs, PSUs or DSUs, these stock awards are not included in the weighted-average exercise price calculation presented in column (B).
(2)This amount assumes outstanding PSUs payout at maximum level performance. The amount includes 267,828 shares available under the 2004 Directors Plan. The number of shares available for issuance under the 2004 Directors Plan was increased by 500,000 shares following approval by shareholders at the 2021 Annual Meeting of Shareholders. Any awards made on or after May 20, 2021, are being made under the plan as amended and restated.
(3)In May 2020, shareholders approved a new plan, the Xerox Holdings Corporation Performance Incentive Plan, and any awards granted on or after May 21, 2020, are being made under the new plan.

CEO PAY RATIO
In accordance with Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2012 and SEC rules adopted thereunder, the Company is disclosing the ratio of the annual total compensation of the Chief Executive Officer, Mr. Bandrowczak, to the annual total compensation of the Company’s median employee (excluding the Chief Executive Officer).

We are using the same median employee identified in 2021, in our 2022 pay ratio calculation, as we believe that there has been no change in our employee population or employee compensation arrangements that would result in a significant change to our pay ratio disclosure for fiscal 2022. We most recently identified our median compensated employee using our employee population as of November 30, 2021. We used annual total cash compensation as our Consistently Applied Compensation Measure (CACM) for all of our employees. Total cash compensation for these purposes included base salary, annual incentive compensation, any cash commission payments, change in pension value, overtime, and mandated wages paid through December 31, 2022.
Once the median employee was identified applying our CACM methodology, we calculated the median employee total 2022 annual compensation of $51,284 using the same components of compensation as used in the Summary Compensation Table for our NEOs. This total compensation amount was then compared to the total compensation of the CEO disclosed in the Summary Compensation Table in the amount of $8,561,267. Based on this information for 2022, the ratio of the CEO’s annual total compensation to the median employee’s annual total compensation was 167 to 1.
The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported here, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

PAY VERSUS PERFORMANCE
Pursuant to Section 953(a) of the Dodd-Frank Act and Item 402(v) of SEC Regulation S-K, we are providing the following information about the relationship between executive “compensation actually paid” (or “CAP”) to the Company’s principal executive officer (PEO) and non-PEO named executive officers (the Non-PEO NEOs), and certain aspects of the financial performance of the Company. The Compensation Committee does not utilize CAP as the basis for making compensation decisions. For further information concerning our compensation philosophy and how we align executive compensation with our performance, please see our Compensation Discussion & Analysis.
Pay Versus Performance Table

							Value of Initial Fixed $100 Investment Based on:
Year(1)	Summary Compensation Table Total for Mr. Bandrowczak PEO(2)	Summary Compensation Table Total for Mr. Visentin PEO(2)	Compensation Actually Paid to Mr. Bandrowczak PEO (3)	Compensation Actually Paid Mr. Visentin PEO (3)	Average Summary Compensation Table Total for Non-PEO NEOs(2)	Average Compensation Actually Paid to Other NEOs(3)	Total Shareholder Return(4)	Peer Group Total Shareholder Return(5)	GAAP Net Income ($mil.)	Absolute Revenue ($mil.) (6)
2022	$8,561,267	$11,192,336	$4,746,408	$5,216,828	$2,937,424	$1,781,553	$46.50	$139.00	$(322)	$7,469
2021	—	$12,418,877	—	$5,930,335	$3,143,217	$1,917,400	$67.70	$193.58	$(455)	$7,038
2020	—	$18,144,360	—	$(1,775,843)	$3,499,776	$(2,071,276)	$66.39	$143.89	$192	$7,022
_________
(1) Steven Bandrowczak succeeded John Visentin as PEO in 2022 (on June 6, 2022 as interim CEO and on August 2, 2022 as CEO). John Visentin served as the PEO for the entirety of 2021 and 2020. Our Non-PEO NEOs for the applicable years were as follows:
• 2022: John Bruno, Xavier Heiss, Louis Pastor, and Joanne Collins Smee
• 2021: Steven Bandrowczak, Xavier Heiss, Michael Feldman, and Louis Pastor
• 2020: Steven Bandrowczak, William Osbourn, Jr., Xavier Heiss, Michael Feldman, Hervé Tessler, and

Louis Pastor

(2) Amounts reported in these columns represent (i) the total compensation reported in the Summary Compensation Table (SCT) for the applicable year in the case of our PEOs, Messrs. Bandrowczak and Visentin, and (ii) the average of the total compensation reported in the SCT for the applicable year for our Non-PEO NEOs reported for the applicable year.

(3) Amounts reported in these columns represent CAP; adjustments were made to the amounts reported in the SCT for the applicable year. A reconciliation of the adjustments for our PEOs, Messrs. Bandrowczak and Visentin, and for the average of the Non-PEO NEOs is set forth in the Reconciliation of SCT to CAP Table below, which describes the adjustments, each of which is prescribed by the SEC rules, to calculate the CAP Amounts from SCT amounts.

(4) Total Shareholder Return (TSR) is cumulative for the measurement periods beginning on December 31, 2019 and ending on December 31 of each of 2022, 2021 and 2020, respectively, calculated in accordance with Item 201(e) of Regulation S-K.

(5) “Peer Group” represents the S&P 500 Information Technology Index, which is used by the Company for purposes of compliance with Item 201(e) of Regulation S-K.

(6) Absolute Revenue is the company-selected MIP measure. For 2022, refer to the “Non-GAAP Financial Measures” section for a reconciliation of the non-GAAP financial measure or an explanation of the performance measure.

Reconciliation of SCT to CAP Table

	2022			2021		2020
	Bandrowczak PEO	Visentin PEO	Average Non-PEO NEOs	Visentin PEO	Average Non-PEO NEOs	Visentin PEO	Average Non-PEO NEOs
Summary Compensation Table Total	$8,561,267	$11,192,336	$2,937,424	$12,418,877	$3,143,217	$18,144,360	$3,499,776
Minus Change in Pension Value Reported in SCT for the Covered Year	—	—	—	—	—	—	$74,596
Plus Pension Value Service Cost for the Covered Year	—	—	—	—	—	—	—
Minus Stock Award Value & Option Award Value Reported in SCT for the Covered Year	$7,100,017	$10,000,047	$2,200,027	$10,000,023	$2,137,521	$16,000,092	$2,250,079
Plus Year End Fair Value of Equity Awards Granted During the Covered Year that Remain Outstanding and Unvested as of Last Day of the Covered Year	$4,792,045	—	$1,510,502	$6,706,965	$1,433,632	$9,872,235	$1,141,356
Plus Year over Year Change in Fair Value as of the Last Day of the Covered Year of Outstanding and Unvested Equity Awards Granted in Prior Years	($1,333,578)	($2,532,613)	($421,610)	($3,286,339)	($533,269)	($12,680,978)	($1,338,652)
Plus Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Covered Year	—	7,350,594	—	—	—	—	—
Plus Year over Year Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Years that Vested During the Covered Year	($173,309)	($793,442)	($44,736)	$90,855	$11,341	($1,111,368)	($1,570,788)
Minus Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Covered Year	—	—	—	—	—	—	$1,478,293
Plus Value of Dividends or other Earnings Paid on Stock or Option Awards Not Otherwise Reflected in Fair Value or Total Compensation for the Covered Year	—	—	—	—	—	—	—
Compensation Actually Paid	$4,746,408	$5,216,828	$1,781,553	$5,930,335	$1,917,400	$(1,775,843)	$(2,071,276)

In the table above, the unvested equity values are computed in accordance with the methodology used for financial reporting purposes, and for unvested awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the year.
Performance Measures Used to Link Company Performance and CAP. The following is a list of performance measures, which in our assessment represent the most important performance measures used by the Company to link compensation actually paid to the named executive officers for 2022. Each metric below is used for purposes of determining payouts under either our annual incentive program or vesting of our performance stock units. Please see the CD&A for a further description of these metrics and how they are used in the Company’s executive compensation program.

Absolute Revenue (CSM) (1)
Free Cash Flow(1)
Absolute Share Price(1)
________
(1)Refer to the “Non-GAAP Financial Measures” section for a reconciliation of the non-GAAP financial measure or an explanation of the performance measure.

Relationship between CAP and TSR
The graphs below illustrate the relationship between our TSR and the Peer Group TSR, as well as the relationship between CAP and our TSR for the PEO and Non-PEO NEOs.

Relationship between CAP and GAAP Net Income
The graph below reflects the relationship between the PEO and Average Non-PEO NEOs CAP and our GAAP Net Income.

________
(1)Full year 2022 and 2021 Net Loss includes an after-tax non-cash goodwill impairment charge of $395 million and $750 million, respectively.

Relationship between CAP and Absolute Revenue(1) (our Company-Selected Measure)
The graph below reflects the relationship between the PEO and Average Non-PEO NEOs CAP and the Company’s Absolute Revenue for the applicable reporting year.

CAP versus Absolute Revenue(1)
PEO CAP (Bandrowczak)
PEO CAP (Visentin)
Avg. Non-PEO NEOs CAP
Absolute Revenue(1)
Absolute Revenue ($ millions)
Compensation Actually Paid ($ millions)
12,000
8,000
4,000
0
9.0
6.0
3.0
0.0
-3.0
7,022
7,038
7,469
5.9
1.9
5.2
4.7
1.8
-1.8
-2.1
2020
2021
2022

______
(1) For 2022, refer to the “Non-GAAP Financial Measures” section for a reconciliation of the non-GAAP financial measure or an explanation of the performance measure.

OTHER INFORMATION
Indemnification Actions
The restated by-laws of Xerox provide for indemnification of officers and directors to the fullest extent permitted by New York law consistent with the restated By-Laws of Xerox. In February 2020, the Xerox Board approved advancement of counsel fees and other reasonable fees and expenses which may be incurred by the directors named as defendants in the action commenced in the Supreme Court of the State of New York, County of New York, captioned Miami Firefighters’ Relief & Pension Fund, derivatively on behalf of Xerox Holdings Corporation, Plaintiff, v. Carl C. Icahn, High River Limited Partnership, Icahn Capital L.P., Keith Cozza, Giovanni Visentin, Jonathan Christodoro, Joseph Echevarria, Nicholas Graziano, Cheryl Gordon Krongard, and Andrew Scott Letier, Defendants, and Xerox Holdings Corporation, Nominal Defendant, and all other related actions currently existing or thereafter commenced in any court, including any additional derivative actions, or any appeal therein. In July 2020, the Xerox Board approved advancement of counsel fees and other reasonable expenses which may be incurred by five directors (specifically Messrs. Cozza, Christodoro, Graziano, Letier and Visentin) named as defendants in the action captioned Carmen Ribbe, derivatively on behalf of Xerox Corporation, Plaintiff, v. Jeffrey Jacobson, Gregory Q. Brown, Joseph J. Echevarria, William Curt Hunter, Robert J. Keegan, Cheryl Gordon Krongard, Charles Prince, Ann N. Reese, Stephen Rusckowski, Sara Martinez Tucker, Keith Cozza, Giovanni G. Visentin, Jonathan Christodoro, Nicholas Graziano, A. Scott Letier, Carl C. lcahn, High River Limited Partnership, lcahn Capital L.P., and Xerox Corporation (Nominal Defendant), but who were not covered by earlier Board resolutions related to future derivative actions. In accordance with the requirements of the Business Corporation Law of the State of New York (BCL), in the event the Company advances counsel fees or other reasonable fees and expenses, the individuals on whose behalf any such expenditures are made are required to execute an undertaking to repay such expenses if they are finally found not to be entitled to indemnification under the restated by-laws of Xerox or the BCL.
Directors and Officers Liability Insurance and Indemnity
The policies are issued by Zurich American Insurance Company, Endurance Assurance Corp., Continental Casualty Company, Allianz Global Risks US Insurance Company, National Union Fire Insurance Company, Markel American Insurance Company, Old Republic Insurance Company, Westfield Specialty Insurance Company, Berkley Insurance Company, Midvale Indemnity Company, Wesco Insurance Company, Berkshire Hathaway Specialty Insurance, National Casualty Company, and Argonaut Insurance Company. The policies expire January 1, 2024, and the total annual premium is approximately $2 million.
NON-GAAP FINANCIAL MEASURES
The Company’s 2022 Annual Report on Form 10-K reports financial results in accordance with generally accepted accounting principles (GAAP). Within the CD&A, we have discussed certain financial results using the non-GAAP measures described below. These non-GAAP measures specifically relate to our Management Incentive Program (MIP) and Executive Long-Term Incentive Program (E-LTIP) performance measures, as approved by the Compensation Committee. The Company's management regularly uses supplemental non-GAAP financial measures internally to understand, manage and evaluate our business, and make operating decisions. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures. The Compensation Committee believes these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. These non-GAAP financial measures adjust several reported amounts, determined in accordance with GAAP, to exclude the effects of certain items, as well as their related income tax effects. These non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with the Company’s Annual Reports on Form 10-K, prepared in accordance with GAAP. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP, in the Company’s Annual Reports on Form 10-K, are set forth below.

Adjusted Net Income and Earnings per share (Adjusted EPS)
Diluted Earnings per Share from Continuing Operations as reported in the Company's audited consolidated financial statements, as adjusted annually on an after-tax basis for the following discretely disclosed items:

Restructuring and related costs, net: Restructuring and related costs, net include restructuring and asset impairment charges, as well as costs associated with our transformation programs beyond those normally included in restructuring and asset impairment charges. Restructuring consists of costs primarily related to severance and benefits paid to employees pursuant to formal restructuring and workforce reduction plans. Asset impairment includes costs incurred for those assets sold, abandoned or made obsolete as a result of our restructuring actions, exiting from a business or other strategic business changes. Additional costs for our transformation programs are primarily related to the implementation of strategic actions and initiatives, and include third-party professional service costs as well as one-time incremental costs. All of these costs can vary significantly in terms of amount and frequency based on the nature of the actions as well as the changing needs of the business. Accordingly, due to that significant variability, we will exclude these charges since we do not believe they provide meaningful insight into our current or past operating performance, nor do we believe they are reflective of our expected future operating expenses as such charges are expected to yield future benefits and savings with respect to our operational performance.
Amortization of intangible assets: The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature, and timing as compared to other companies within our industry and from period to period. The use of intangible assets contributed to our revenues earned during the periods presented, and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.
Non-service retirement-related costs: Our defined benefit pension and retiree health costs include several elements impacted by changes in plan assets and obligations that are primarily driven by changes in the debt and equity markets, as well as those that are predominantly legacy in nature and related to employees who are no longer providing current service to the Company (e.g. retirees and ex-employees). These elements include (i) interest cost, (ii) expected return on plan assets, (iii) amortization of prior plan amendments, (iv) amortized actuarial gains/losses, and (v) the impacts of any plan settlements/curtailments. Accordingly, we consider these elements of our periodic retirement plan costs to be outside the operational performance of the business or legacy costs, and not necessarily indicative of current or future cash flow requirements. This approach is consistent with the classification of these costs as non-operating in Other expenses, net. Adjusted earnings will continue to include the service cost elements of our retirement costs, which is related to current employee service as well as the cost of our defined contribution plans.
Transaction and related costs, net: Transaction and related costs, net are costs and expenses primarily associated with certain major or significant strategic M&A projects. These costs are primarily for third-party legal, accounting, consulting, and other similar type professional services, as well as potential legal settlements that may arise in connection with those M&A transactions. These costs are considered incremental to our normal operating charges and were incurred or are expected to be incurred solely as a result of the planned transactions. Accordingly, we are excluding these expenses from our Adjusted Earnings Measures in order to evaluate our performance on a comparable basis.
Discrete, unusual or infrequent items: We excluded the following items given their discrete, unusual, or infrequent nature and their impact on our results for the period:
•Non-cash write-offs or impairments, except for assets acquired or developed within the past three years of the balance sheet date (to the extent the amount is greater than $10 million pre-tax);
•Gains/(losses) resulting from acts of war, terrorism or natural disasters (to the extent the amount is greater than $10 million pre-tax);
•Items individually identified within Other Expenses, net (except for interest, currency and asset sales), and to the extent the amount is greater than $10 million pre-tax. If any such item qualifies for separate line item disclosure on the face of the consolidated statement of income in accordance with Generally Accepted Accounting Principles consistently applied, then such item will also warrant adjustment;
•Gains/(losses) from the settlement of tax audits or changes in enacted law (to the extent the amount is greater than $10 million pre-tax);
•Impacts of any individual acquisition in excess of $500 million purchase price;
•Impacts of a divestiture with revenue equal to or greater than $100 million;
•Effects of a change in accounting principle as identified within the Company's consolidated financial statements or MD&A; and
•Impact of share repurchases greater than two percent of adjusted EPS.

Adjusted Operating Income and Margin
We calculate and utilize adjusted operating income and margin measures by adjusting our reported pre-tax (loss) income and margin amounts. In addition to certain costs and expenses noted above as adjustments for our adjusted earnings measures (Restructuring and related costs, net and Amortization of intangible assets), adjusted operating income and margin also exclude Other expenses, net, which are primarily non-financing interest expense and certain other non-operating costs and expenses, as well as the following discrete, unusual or infrequent items: non-cash Goodwill impairment charge and accelerated share vesting - stock compensation expense associated with the accelerated vesting of all outstanding equity awards, according to the terms of the award agreement, in connection with the passing of Xerox Holding's former CEO. As a 2022 MIP metric, Adjusted Operating Income and Margin is also subject to additional, discretionary adjustment items as approved by the Compensation Committee. For 2022, the Compensation Committee approved an adjustment item for unfavorable and exceptional currency impact on gross margin driven by the currency impact on revenue. We exclude these amounts in order to evaluate our current and past operating performance, and to better understand the expected future trends in our business.
Free Cash Flow
Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment (operating cash flows less capital expenditures). It provides a measure of the Company’s ability to fund acquisitions, dividends, and share repurchases.
Absolute Revenue
Absolute Revenue is GAAP revenue (unadjusted for currency) as reported in the Company’s 2022 Annual Report on Form 10-K.
Absolute Share Price
Share price will be measured based on the average of the closing price on the final twenty trading days of the performance period, inclusive of dividends during the three-year performance period.
Constant Currency
To understand the trends in the business, we believe that it is helpful to analyze the impact of changes in the translation of foreign currencies into U.S. dollars on revenue and expenses. We refer to this analysis as “constant currency”, “currency impact”, or “the impact from currency”. This impact is calculated by translating current period activity in local currency using the comparable prior year period’s currency translation rate and is calculated for all countries where the functional currency is the local country currency. We do not hedge the translation effect of revenues or expenses denominated in currencies where the local currency is the functional currency. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.
2022 MIP PERFORMANCE MEASURES
Free Cash Flow reconciliation

(in millions)	Year Ended December 31, 2022
Reported(1)	$159
Less: capital expenditures	57
Free Cash Flow	$102
Add: one-time contract termination charge - product supply	$41
Free Cash Flow - Adjusted	$143
________
(1)Net cash provided by operating activities of continuing operations as reported in the Company’s 2022 Annual Report on Form 10-K.

Absolute Revenue reconciliation

(in millions)	Year Ended December 31, 2022
Reported(1)	$7,107
Adjustments:
Currency impact	265
Russia(2)	97
Adjusted	$7,469
________
(1)Revenue as reported in the Consolidated Statements of (Loss) Income, in the Company’s 2022 Annual Report on Form 10-K.
(2)Reflects revenue impact associated with halting shipments to Russia.
Adjusted Operating Income and Margin reconciliation

	Year Ended December 31, 2022
(in millions)	(Loss) Profit	Revenue	Margin
Reported(1)	($328)	$7,107	(4.6)%
Adjustments:
Goodwill impairment	412
Restructuring and related costs, net	65
Accelerated share vesting	21
Amortization of intangible assets	42
Other expenses, net(2)	63
Currency impact - Gross Profit/Revenue	67	265
Russia(3)	—	97
Adjusted	$342	$7,469	4.6%
________
(1)Pre-tax (loss) and revenue as reported in the Consolidated Statements of (Loss) Income, in the Company's 2022 Annual Report on Form 10-K. Pre-tax (loss) includes a non-cash goodwill impairment charge of $412 million.
(2)Includes gains on sales of businesses and assets of $(56) million and non-service retirement-related costs of $(12) million.
(3)Reflects revenue impact associated with halting shipments to Russia.

For additional information on the 2022 MIP performance measures, refer to Exhibit 10(f)(21) of the Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 23, 2022.

2020 E-LTIP PERFORMANCE MEASURES
Free Cash Flow reconciliation

	Year Ended December 31,
(in millions)	2022	2021	2020
Reported(1)	$102	$561	$474
Adjustments:
Transaction and related costs, net	—	—	23
Restructuring payments in excess of or less than the current reserve reported in prior year's Annual Report	17	(18)	37
Pension contributions in excess of or less than planned amounts	(7)	4	8
Other expenses, net (2)	25	—	—
Adjusted	$137	$547	$542
______
(1)Net cash provided by operating activities less capital expenditures, as reported in the Consolidated Statements of Cash Flows, in the Company’s 2022 Annual Report on Form 10-K.
(2)Includes a $41 million one-time payment associated with the termination of a product supply agreement, and a $16 million refund of excess employer contributions to a defined contribution plan for one of the Company's Latin American subsidiaries.
2023 MIP PERFORMANCE MEASURES
Adjusted EBITDA
Earnings before non-financing interest expense, taxes, depreciation and amortization adjusted for the following items: Restructuring and related costs, net, non-service retirement-related costs, equity income, and the remaining amounts in Other expenses, net.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed PricewaterhouseCoopers LLP (PwC) as the Company’s independent registered public accounting firm for 2023. PwC has been retained as the Company’s independent registered public accounting firm since 2001.
Representatives of the firm are expected to be at the Annual Meeting to respond to appropriate questions and to make a statement, if they wish.
Principal Auditor Fees and Services
Aggregate fees for professional services rendered for the Company by PwC were as follows:

(in millions)	2022	2021
Audit Fees	$12	$12
Audit Related Fees	1	1
Tax Fees	2	2
Total Fees	$15	$15
Audit fees were for professional services rendered for the audits of the consolidated financial statements of the Company in accordance with standards of the Public Company Accounting Oversight Board of Directors (PCAOB), statutory and subsidiary audits, procedures performed in connection with documents filed with the SEC, consents, comfort letters, and other services required to be performed by our independent registered public accounting firm.
Audit Related fees were for assurance and related services. Both years reflect services associated with employee benefit plan audits, due diligence reviews, special reports pursuant to agree-upon procedures or international reporting requirements, and other attestation services.
Tax fees reflect services related to tax compliance services and certain transactional costs.
Audit Committee Report
The responsibilities of the Audit Committee are discussed under “Committee Functions, Membership and Meetings” beginning on page 21 and can also be found on our website at xerox.com/governance. Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements, and the effectiveness of internal control over financial reporting in accordance with the standards of the PCAOB and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
Consistent with the foregoing, the Audit Committee has:
•Reviewed and discussed the audited consolidated financial statements of the Company for the year ended December 31, 2022, including the specific disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” with the management of the Company and PwC including the Company’s key accounting policies and use of estimates;
•Discussed with PwC the matters required to be communicated in PCAOB Auditing Standards Nos. 1301 (Communication with Audit Committees) and 2410 (Related Parties); and
•Received the written disclosures and the letters from PwC required by the applicable PCAOB independence rules and has discussed with PwC the firm’s independence and quality control procedures.

Based upon the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s 2022 Annual Report to Shareholders and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, for filing by the Company with the SEC.
Nichelle Maynard-Elliott
James L. Nelson

The Board unanimously recommends a vote
FOR
the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for the year 2023.

PROPOSAL 3 — PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE 2022 COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
We are providing our shareholders with an advisory vote on executive compensation. This advisory vote, commonly known as a “Say-on-Pay” vote, is a non-binding, advisory vote on the 2022 compensation paid to our NEOs as disclosed pursuant to Item 402 of Regulation S-K, in the Compensation Discussion and Analysis, and in the accompanying tables and narrative included in this Proxy Statement. This Say-on-Pay vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the policies and procedures described in this Proxy Statement.
The Board recommends that shareholders indicate their support for the Company’s compensation of our NEOs. Although this vote is advisory and not binding on the Company or the Board, the Compensation Committee, which is responsible for developing and administering the Company’s executive compensation philosophy and program, will consider the voting results as part of its ongoing review of the Company’s executive compensation program.
As described in detail in the Compensation Discussion and Analysis of this Proxy Statement, the Compensation Committee seeks to closely align the compensation of our NEOs with the interests of the Company’s shareholders.
•The Company’s executive compensation program is designed to attract, retain, and motivate top executive talent, drive performance without encouraging unnecessary or excessive risk-taking, and support both short-term and long-term growth for shareholders.
•The compensation framework emphasizes a pay-for-performance model, a focus on long-term growth and diversified performance metrics. The Compensation Committee believes that our compensation framework effectively aligns pay with individual and Company performance as described in detail on page 42 in the Linking Pay to Performance section.
•Eighty-nine percent (89%) of our Chief Executive Officer and eighty-four percent (84%) of our other named executive officers’ total target compensation is “at-risk” and dependent upon performance of short-term and long-term financial and business objectives and share appreciation, as described on page 51 in the Target Pay Mix section.
•The Company has developed and implemented practices, as detailed in the Executive Compensation Best Practices section on page 40, which the Compensation Committee, in consultation with its independent consultant, believes to be effective in both driving performance and supporting long-term growth for our shareholders.
•The Board and leadership team maintain a robust continuous shareholder engagement program, which helps inform the Compensation Committee’s executive compensation deliberations and decisions, as detailed beginning on page 32 in the Say on Pay Votes and Shareholder Engagement section. In particular, the Committee has summarized actions taken in direct response to shareholder feedback, including the elimination of overlapping metrics between the Company’s annual and long-term incentive programs for 2022, and the addition of an ESG component to the annual incentive design — as a modifier for 2021, and as a true weighted metric for 2022.
Accordingly, we ask our shareholders to vote in favor of the following resolution:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the 2022 compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”

The Board unanimously recommends an advisory vote
FOR
the approval of the 2022 compensation of our named executive officers as described in the Proxy
Statement pursuant to Item 402 of Regulation S-K.

PROPOSAL 4 — PROPOSAL TO SELECT, ON AN ADVISORY BASIS, THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Our shareholders are entitled to vote at the Annual Meeting for their preference as to how frequently we should conduct future advisory votes to approve the compensation of our named executive officers as required by Section 14A(a)(2) of the Exchange Act (say-on-pay vote). Shareholders may indicate whether they would prefer that we conduct say-on-pay votes every year, every two years, or every three years. Shareholders also may abstain from casting a vote on this proposal.
After careful consideration, the Board of Directors recommends that future say-on-pay votes occur every year. We believe that this frequency is appropriate for a number of reasons, including:
•An annual say-on-pay vote allows our shareholders to provide us with more frequent and timely feedback on our executive compensation philosophy, policies, and practices;
•A one-year voting frequency provides the highest level of accountability and communication because the say-on-pay vote corresponds with the most recent executive compensation information presented in our proxy statement for our annual meeting of shareholders;
•An annual say-on-pay vote aligns more closely with our efforts to engage in ongoing dialogue with our shareholders on corporate governance matters, including our executive compensation philosophy, policies and programs; and
•In our experience, an annual say-on-pay vote has provided consistent communication channel for shareholders and has resulted in our established process for shareholder engagement.
Accordingly, as indicated below, the Board of Directors recommends that you vote in favor of an annual say-on-pay vote.
The shareholder vote on the frequency of future say-on-pay votes is an advisory vote only, and it is not binding on the Company, the Board of Directors or the Compensation Committee.
Shareholders are being asked to vote on whether future say-on-pay votes should occur every one, two, or three years. Please note shareholders are voting on the actual frequency of the vote and are not voting to approve or disapprove of the Board’s recommendation on frequency discussed above.

The Board unanimously recommends a vote in favor of a frequency of

“1 YEAR”

for future nonbinding advisory votes on the compensation of our named executive officers.

PROPOSAL 5 —PROPOSAL TO AMEND THE XEROX HOLDINGS CORPORATION PERFORMANCE INCENTIVE PLAN TO INCREASE TOTAL SHARES
In this Proposal 5, shareholders are being asked to consider and vote upon a proposal to approve an amendment to the Xerox Holdings Corporation Performance Incentive Plan as Amended and Restated as of May 25, 2023 (Plan) to increase by 3,870,000 shares the total number of shares of Xerox Holdings Corporation common stock (Common Stock) authorized and currently available for issuance under the Plan from approximately 4,987,145 shares to approximately 8,857,145 shares based on the number of shares available for issuance under the Plan as of January 31, 2023. We refer to this amendment as the “share increase amendment.”
We are seeking approval of the share increase amendment to comply with the National Association of Securities Dealers Automated Quotations (Nasdaq) shareholder approval requirements applicable to material amendments to equity plans that have been approved by shareholders. The Plan was approved by shareholders at the 2020 annual meeting. The Compensation Committee of the Board of Directors (Committee) amended the Plan in 2021 to update references to the stock exchange on which the Company’s Common Stock (as defined herein) is listed and further amended the Plan on March 29, 2023 to modify the Plan’s Change in Control definition by increasing the voting power threshold from 35% to 50%. Unless earlier terminated, the Plan will terminate on May 21, 2025.
The Committee approved the share increase amendment on March 20, 2023, subject to shareholder approval at the Xerox Annual Meeting on May 25, 2023. If approved by shareholders at the annual meeting, the share increase amendment will be effective at the time of shareholder approval.
Under the Plan, Xerox Holdings Corporation (Company) may grant a variety of stock-based awards, including incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance share units and phantom stock. A predecessor plan, known as the Xerox Corporation 2004 Performance Incentive Plan (2004 Plan), expired in 2021, but currently holds unexercised stock options granted in 2008. The Company sponsors a separate equity plan for its non-employee directors. That plan is known as the 2021 Amendment and Restatement of the 2004 Equity Compensation Plan for Non-Employee Directors (Director Plan). The Plan under which we are requesting additional shares is the only shareholder-approved plan under which equity-based incentive compensation is currently granted to the Company’s employees. As of January 31, 2023, approximately 4,987,145 shares of Common Stock remained available for issuance under the Plan and 267,828 shares of Common Stock remained available for issuance under the Director Plan.
The Compensation Committee believes that approval of the share increase amendment is in the best interests of the Company and its shareholders. Approval of this proposal is necessary to enable us to continue to recruit, retain, and motivate employees critical to our success, to compete throughout the world with other corporations and institutions in recruiting and retaining superior management and executive talent, and to reinforce the alignment of our compensation programs with the interests of our shareholders.
Our executive officers have an interest in this proposal as they would be eligible to receive awards under the Plan representing a right to acquire shares of Common Stock authorized by the share increase amendment. For information about awards under the Plan previously granted to our executive officers and directors, see “Plan Benefits” below.
Shareholders are urged to read this entire proposal and the complete Plan document, which is attached as Annex A to this proxy statement in the form in which it would be effective upon approval of the share increase amendment by shareholders.
How Our Plan Is Designed to Protect Stockholder Interests
The Compensation Committee has designed the Plan to include terms that it believes reinforce the alignment between our equity-based compensation arrangements and the interests of our shareholders. The Committee engages in an ongoing review and implementation of “best practices,” consistent with the Company’s corporate governance policies and practices. As such, the Plan includes numerous “best practice” provisions, including:
•The maximum term of each stock option and stock appreciation rights is 10 years;
•Fixed allocation of authorized shares over the term of the Plan (rather than an “evergreen” allocation methodology);
•Prohibition on “liberal” recycling of shares surrendered or withheld in payment of the exercise price of any award or to satisfy tax withholding obligations with respect to an award;

•Prohibition on repricing of stock options or stock appreciation rights, or cash buyout of underwater stock options or stock appreciation rights without shareholder approval;
•Prohibition on “reload” stock options;
•Prohibition on paying dividends or dividend equivalents before awards have vested;
•“Double-trigger” change-in-control vesting of awards, that is, no automatic vesting upon a change in control – vesting occurs upon an involuntary termination of employment within two years following a change in control;
•Change in Control definition that contains a 50% ownership threshold;
•“Clawback” provision empowering the Committee to rescind long-term and short-term incentive awards to current and former employees for engaging in activities detrimental to the Company; and
•In the event of material noncompliance with financial reporting requirements resulting in an accounting restatement, a provision that authorizes the Company to recover any incentive-based compensation paid to executive officers during the preceding three years if those amounts exceed what would have been paid under the accounting restatement.
In addition, shares granted under the Plan to executive officers are subject to the stock ownership guidelines established by the Committee and mandatory post-termination holding requirements pursuant to award agreements issued under the Plan.
Determination of Shares to be Available for Issuance
The Compensation Committee approved the amendment to increase the total number of shares of Common Stock available for issuance under the Plan with the belief that the number of shares currently available under the Plan does not give the Company sufficient flexibility to adequately provide for future incentives. We will continue to have the authority to grant awards under the Plan, within the existing Plan limits, if shareholders do not approve this proposal; however, the Company’s flexibility to grant future awards under the Plan, including its annual awards to employees, may be limited.
As of the date of this proxy statement, the Plan authorizes the issuance of 14,000,000 shares of Common Stock for awards under the Plan. As of January 31, 2023, 4,987,145 shares remained available for issuance for future awards.
If this proposal is approved, subject to adjustments for changes in our capitalization or similar event involving the Company as described below under Summary of Material Plan Provisions, the aggregate number of shares of Common Stock issuable pursuant to all awards granted on or after the date of stockholder approval will not exceed the sum of:
a.3,870,000 shares of Common Stock (the amount requested under the Proposal), plus
b.Any shares of Common Stock remaining available for issuance for future awards under the Plan as of the date of the Annual Meeting (4,987,145 shares as of January 31, 2023), plus
c.The number of shares of Common Stock subject to outstanding awards under the Plan or the 2004 Plan as of January 31, 2023, that terminate, expire, or are cancelled, forfeited, exchanged, or surrendered without having been exercised, vested, or paid under the Plan.
The number of shares to be available for awards under the Plan was determined based on factors including the number of shares available under the Plan, the Company’s past share usage (burn rate), the number of shares needed for future awards, and the stated policies of shareholder advisory firms.
The following provides certain additional information regarding total awards outstanding on January 31, 2023:

Number of Stock Options Outstanding under the Plan and the 2004 Plan	473,992
Weighted Average Exercise Price	$27.87
Weighted Average Remaining Term (in years)	4.17 years
Number of Full-Value Awards Outstanding (stock units and performance share)	7,890,871
Total number of shares remaining available for grant under the Plan, the 2004 Plan and the Directors Plan	5,254,973
Common Shares Outstanding (as of January 31, 2023)	156,434,437

Burn Rate
The following table provides detailed information regarding our equity compensation activity for the prior three fiscal years.

Year	Options Granted	RSUs Granted	PSUs Vested	Total	Weighted Average Common Shares Outstanding	Burn Rate
2022	—	2,444,000	644,114	3,088,114	156,006,000	2.0%
2021	—	1,513,000	732,686	2,245,686	183,168,000	1.2%
2020	—	2,028,000	891,178	2,919,178	208,983,000	1.4%
Three-Year Average						1.5%
Summary of Material Plan Provisions
The following summary of the material provisions of the Plan is qualified in its entirety by reference to the complete text of the Plan in the form, including the share increase amendment to Plan section 5(a), which would be effective upon the approval of this proposal. The text of the Plan is attached as Annex A to this proxy statement and incorporated by reference into this proposal. You are urged to read this proposal and the text of the Plan in their entireties.
Purpose of the Plan
The purpose of the Plan is to promote the long-term financial success of the Company by: (i) attracting and retaining executive personnel of outstanding ability; (ii) strengthening the Company’s capability to develop, maintain and direct a competent management team; (iii) motivating executive personnel by means of performance-related incentives to achieve longer-range performance goals; (iv) providing incentive compensation opportunities which are competitive with those of other major corporations; and (v) enabling such executive personnel to participate in the long-term growth and financial success of the Company through increased stock ownership.
Shares Available Under the Plan
The Plan currently authorizes 14,000,000 shares of Common Stock as the maximum aggregate number of shares that may be issued reduced by one share for each share subject to an award granted after December 31, 2019, and before May 21, 2020, under the 2004 Plan. As of January 31, 2023, 4,987,145 shares remain available for issuance. The Compensation Committee is requesting an additional 3,870,000 shares to be available for awards under the Plan. If this proposal is approved by our shareholders at the Annual Meeting, the maximum aggregate number of shares that may be issued with respect to grants made on and after the Annual Meeting will be equal to the sum of (i) 3,870,000 new shares, plus (ii) the number of shares that remain available for issuance for future awards under the Plan as of the Annual Meeting, plus (iii) the number of shares subject to outstanding awards under the Plan and the 2004 Plan as of January 31, 2023, that terminate, expire, or are cancelled, forfeited, exchanged, or surrendered without having been exercised, vested, or paid under the Plan.
Shares of Common Stock surrendered in payment of the exercise price of a stock option shall not be available for re-issuance under the Plan. Shares of Common Stock withheld or surrendered for payment of taxes with respect to Awards shall not be available for re-issuance under the Plan. The full number of shares subject to SARs are considered issued under the Plan, without regard to the number of shares issued upon exercise of the SARs. Any awards paid in cash, rather than shares of Common Stock, as well as any shares previously subject to awards paid in cash, will be available under the Plan. If shares are repurchased by the Company on the open market with the proceeds of the exercise price of stock options, such shares may not again be made available for issuance under the Plan. If stock options or SARs granted under the Plan expire or are canceled, forfeited, exchanged, or surrendered without having been exercised, or if any stock awards are forfeited, terminated or otherwise not paid in full, the shares subject to such awards shall again be available for purposes of the Plan. Any shares that are issued by the Company and any awards that are granted by or become obligations of the Company through the assumption of, or in substitution for, outstanding awards previously granted by an acquired company will not be counted against the shares available for issuance under the Plan.

Any shares issued under the Plan may consist, in whole or in part, of authorized and unissued shares or of treasury shares and no fractional shares will be issued under the Plan. Cash may be paid in lieu of any fractional shares in payments of awards under the Plan.
No Awards under the 2004 Plan were permitted to be awarded after May 20, 2020. Any shares subject to outstanding awards under the 2004 Plan that were awarded before January 1, 2020, are available for issuance in accordance with the terms and conditions of such awards, in addition to the number of shares set forth above. If and to the extent stock options or SARs granted under the 2004 Plan expire or are canceled, forfeited, exchanged or surrendered after December 31, 2019, without having been exercised, or any stock awards granted before May 21, 2020, under the 2004 Plan are forfeited, terminated or otherwise not paid in full after December 31, 2019, or any awards granted before May 21, 2020, under the 2004 Plan are paid in cash, and not in shares of Common Stock, the shares subject to such awards shall again be available for issuance under the Plan in addition to the number of shares set forth above. Shares of Common Stock surrendered in payment of the exercise price of a Stock Option awarded under a Predecessor Plan, and shares of Common Stock withheld or surrendered for payment of taxes with respect to Awards awarded under a Predecessor Plan, shall not be available for issuance under the Plan, in addition to the number of shares set forth above.
In the event of changes in the outstanding Common Stock or other changes affecting shares (such as stock dividends, stock splits or recapitalization), the Plan authorizes the Committee to make appropriate adjustments in the number of shares available for issuance and covered by outstanding awards and/or in the price per share for outstanding awards to reflect the change, in order to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and outstanding awards.
Administration of the Plan
The Plan is administered by the Committee, or such other independent committee appointed by the Board of Directors. The Committee is comprised entirely of non-employee members of the Board of Directors, who are qualified to administer the Plan as contemplated by Rule 16b-3 under the Securities Exchange Act of 1934 (Exchange Act) or any successor rule, and any rules and regulations of a stock exchange on which Common Stock of the Company is listed. The Committee has full and exclusive power, within the limitations set forth in the Plan, to make all decisions and determinations regarding the selection of participants and the granting of awards, establishing the terms and conditions relating to each award, adopting rules, regulations, and guidelines for carrying out the Plan’s purposes, and interpreting and otherwise construing the Plan. Except for the power to amend and except as may otherwise be required under applicable Nasdaq rules, the Committee may delegate to one or more officers of the Company all of its powers under the Plan other than determinations regarding awards made to employees who are subject to Section 16 of the Exchange Act, subject to such conditions and restrictions as the Committee may establish from time to time. In addition, the Chief Human Resources Officer of the Company, or his or her delegate, may amend the Plan as he or she deems necessary or appropriate to avoid any amount becoming subject to an additional tax under Section 409A of the Code.
The Committee may amend the Plan as it deems necessary, provided that no amendment may be made without the approval of shareholders if such amendment would cause the Plan not to comply with the Code rules relating to ISOs or the New York Business Corporation Law. No such amendments may materially adversely affect any outstanding awards under the Plan without the consent of the holders thereof. Notwithstanding the foregoing, an amendment that constitutes a “material amendment” as defined by the Nasdaq rules must be submitted to the Company’s shareholders for approval, including any revision that deletes or limits the scope of the Plan provision prohibiting repricing of stock options.
The Board of Directors may terminate the Plan at any time. Upon termination of the Plan, no future awards may be granted, but previously made awards will remain outstanding in accordance with their applicable terms and conditions, and the terms of the Plan. Subject to shareholder approval of the Plan, and absent any prior termination, no awards or grants can be made after the Plan’s termination date, as described above.
Eligibility
Any employee of the Company or of any entity in which the Company has a significant equity interest is eligible to receive an award under the Plan. As of March 1, 2023, there were 16 executive officers of the Company and approximately 7,264 employees of the Company and its subsidiaries that would be eligible to receive awards under the amended Plan.

Dividends and Dividend Equivalents
The Plan authorizes the payment of dividends and dividend equivalents. However, in no event will dividends or dividend equivalents be paid on shares subject to any award before the award becomes non-forfeitable.
Clawbacks
The Committee also has the discretion with respect to any award granted under the Plan to establish upon its grant conditions under which the award may be later forfeited, cancelled, rescinded, suspended, withheld, or otherwise limited or restricted, or gains realized by the grantee in connection with an award or an award’s exercise may be recovered. If an accounting restatement is required to correct any material non-compliance with financial reporting requirements under relevant securities laws, the Committee in its sole discretion may authorize the Company to recover any excess incentive-based compensation (over what would have been paid under the accounting restatement), including entitlement to shares, that was based on such erroneous data and paid during the three-year period preceding the date on which the Company is required to prepare the accounting restatement, from executive officers or former executive officers.
The Company also has discretion with respect to any award under the Plan to implement any policy or take any action with respect to the recovery of excess incentive-based compensation that the Committee determines to be necessary or advisable in order to comply with the requirements of the Dodd-Frank Wall Street Financial Reform and Consumer Protection Act, including, without limitation, compliance with Section 10D of the Exchange Act.
Types of Awards
The Plan provides flexibility in structuring short-term and long-term incentive awards for various groups and levels of executives and other participants. This flexibility permits the Company to grant one form of award, or a combination of awards to one level of executives while using another award type or mix for others. With the exception of cash awards and certain stock appreciation rights (as described below), all awards under the Plan are denominated in shares, or consist of actual shares of Common Stock. Thus, the most significant components of the Plan will reward participants directly in concert with the returns realized by shareholders and increased shareholder value.
Stock Options—Stock options entitle their holders to purchase shares of the Company’s Common Stock during a specified period at a purchase price that is not less than 100% of Fair Market Value on the effective date of grant. Fair Market Value for purpose of the Plan means the closing price of Common Stock on such date of grant or such closing price for the first preceding date on which there are trades if no trades occur on such effective grant date. In no event may the term of a stock option exceed a period of 10 years from the date of grant. Any stock option granted in the form of an incentive stock option (ISO) will be intended to comply with the requirements of Section 422 of the Code. Shares purchased upon exercise of stock options must be paid for in full at the time of exercise in cash or such other method as the Committee may permit from time to time. Such payment may include tendering shares of Common Stock (either constructively or by attestation) or surrender of a stock award (in either case valued at the market value at the time of exercise) or surrender of a cash award, or a combination of methods. Other than pursuant to its authority to adjust in the event of a corporate reorganization, the Committee shall not without the approval of the Company’s shareholders (a) lower the exercise price per share of a stock option after it is granted, (b) cancel a stock option when the exercise price per share exceeds the Fair Market Value of one share in exchange for cash or another award (other than in connection with a Change in Control), or (c) take any other action with respect to a stock option that would be treated as a repricing under the rules and regulations of Nasdaq. The Company may not repurchase a stock option for value (in cash, substitutions, cash buyouts or otherwise) from a stock option-holder if the current Fair Market Value of the shares underlying the stock option is lower than the exercise price per share of the stock option. The foregoing two sentences are collectively referred to herein as the “Repricing Prohibition.”
Stock Appreciation Rights—Stock appreciation rights entitle their holders to receive payment (in cash, shares or a combination as determined by the Committee) equal to the appreciation in the market value of a specified number of shares of Common Stock from the date of grant until the date of exercise. In no event may the term of a stock appreciation right exceed a period of 10 years from the date of grant. Such appreciation is measured by the excess of the Fair Market Value at the time of exercise over the Fair Market Value of the Company’s Common Stock on the effective date of the grant of stock appreciation rights. The Repricing Prohibition described above shall apply to stock appreciation rights on the same basis as it does to stock options.

Stock Awards—Stock awards may constitute actual shares of Common Stock or may be denominated in stock units. For example, stock awards may include, but are not limited to, awards of restricted stock, restricted stock units (RSUs), performance share units (PSUs), or phantom stock. Stock awards may be subject to such restrictions and contingencies regarding vesting and eventual payment as the Committee shall from time to time determine.
Cash Awards—Cash Awards may be any of the following:
a.an annual incentive award in connection with which the Committee will establish specific performance periods (not to exceed twelve months) to provide cash awards for the purpose of motivating participants to achieve goals for the performance period. An annual incentive award shall specify the minimum, target, and maximum amounts of awards for a performance period for a participant or any groups of participants; or
b.a long-term award denominated in cash with the eventual payment amount subject to future service and such other restrictions and conditions as may be established by the Committee, and as set forth in the award agreement including, but not limited to, continuous service with the Company, achievement of specific business objectives, and other measurement of individual, business unit or Company performance (for example, an award of phantom stock, the eventual payment of which would be made in cash and tied to the performance of a particular business unit, as set forth in the award agreement).
Other Award Terms
Awards (other than annual incentive cash awards) will be evidenced by agreements approved by the Committee which set forth the terms and conditions of each award. Awards may be granted singly, in tandem with, or in replacement or as alternatives for other awards, including awards made under other plans.
The Committee may provide that awards (other than cash awards) under the Plan earn dividend equivalents (in cash or shares) to be paid currently or at a later date or dates, subject to such conditions as the Committee may also establish. However, no dividend equivalents will be paid on shares subject to any award before the award becomes non-forfeitable under the Plan. In addition, except as otherwise provided in the Plan provisions relating to Section 409A of the Code, award payments may also be deferred as determined by the Committee. Such deferral settlements may include the crediting of (i) dividend equivalents if denominated in stock awards or (ii) interest if denominated in cash.
Generally, all awards under the Plan are nontransferable except by will or in accordance with laws of descent and distribution or pursuant to a domestic relations order. During the participant’s lifetime, awards generally can be exercised only by the participant. However, the Committee may provide that any award of non-qualified stock options may be transferable by the recipient to family members or family trusts established by the recipient. The Committee may permit a participant to designate a beneficiary to exercise or receive any rights that may exist under the Plan upon the participant’s death. In no event may an award be transferred for monetary value.
Awards granted, and shares issued in conjunction with the settlement of any award under the Plan, may be subject to forfeiture back to the Company and/or restrictions on transferability for such periods as the Committee may determine.
Plan Benefits
Except as described below, any future awards under the Plan will be made in the discretion of the Committee and the amount of such future awards is not determinable at this time with respect to our executive officers, including the named executive officers, or our other employees.
Information concerning awards granted to our named executive officers during the last fiscal year under the Plan is set forth in the table captioned “Grant of Plan-Based Awards in 2022,” and information regarding outstanding RSUs and PSUs granted to our named executive officers prior to last fiscal year is set forth in the table captioned “Outstanding Equity Awards at 2022 Fiscal Year-End” contained in this proxy statement.
Change in Control
Upon the occurrence of a change in control of the Company, as defined in the Plan, all awards will fully vest upon a termination of employment within two years following the change in control, if such termination is either an involuntary termination (other than for cause) or a voluntary termination for “good reason,” as defined in the Plan. If a performance-based award becomes vested following a change in control, each performance measure shall be deemed achieved at 100% of target. Payment following a change in control shall be made on the normally scheduled payment date, except that if the event constitutes a change in control under Section 409A of the Code, vested awards will be paid, if earlier, upon a termination of employment that occurs within two years of such change in control.
For awards to be paid in cash, the amount of cash shall be determined as follows: in the case of each vested stock award, by multiplying the number of shares subject to the award by the CIC price (as defined in the Plan, and discussed below); in the case of each vested stock option or SAR, by multiplying the number of shares subject to the stock option by the excess of the CIC Price over the exercise price; and in the case of a vested cash award, the cash payable pursuant to the award. Any stock options, SARS or stock awards held by an officer or director subject to Section 16 of the Exchange Act which have been outstanding less than six months (or such other period as may be required by the Exchange Act) upon the occurrence of a change in control shall not be paid in cash before the time permitted by applicable law.
“CIC Price” means either (i) the highest price paid for a share of Common Stock in the transaction or series of transactions pursuant to which a change in control of the Company shall have occurred, or (ii) if the change in control occurs without such a transaction or series of transactions, the closing price for a share of the Company’s Common Stock on the date immediately preceding the date upon which the event constituting a change in control shall have occurred as reported in The Wall Street Journal in the New York Stock Exchange Composite Transactions or similar successor consolidated transactions reports.
Section 409A Compliance
The Plan contains provisions addressing tax treatment, payment, and payment delays of amounts determined to be deferred payments for purposes of Section 409A of the Code.
Federal Tax Aspects of the Plan
The following is a brief summary of the federal tax consequences generally arising with respect to awards granted under the Plan. This summary is not intended to be exhaustive and, among other things, does not describe local, state, or foreign tax consequences.
Restricted Stock and Stock Units. A participant who receives restricted stock subject to restrictions which create a "substantial risk of forfeiture" (within the meaning of Section 83 of the Code) will generally realize taxable income on the date the shares become transferable or are no longer subject to substantial risk of forfeiture. The amount of such taxable income will be equal to the amount by which the fair market value of the shares of Common Stock on the date such restrictions lapse exceeds their purchase price, if any. A participant may, however, elect pursuant to Section 83(b) of the Code to include in income in the year of grant the excess of the fair market value of the shares of Common Stock (without regard to any restrictions) over their purchase price, if any, on the date of grant.
A participant will not recognize taxable income upon the grant of a stock unit. Upon the distribution of cash or shares to a participant pursuant to the terms of a stock unit, the participant will recognize taxable ordinary income equal to the amount of any cash and/or the fair market value of any shares received.
Cash Awards. A participant will not recognize taxable income upon the grant of a Cash Award. Upon payment of the cash to a participant pursuant to the terms of the Cash Award, the participant will recognize taxable ordinary income equal to the amount of cash received.
Stock Options and Stock Appreciation Rights. The grant of a stock option or stock appreciation right will create no tax consequences for an optionee or the Company.
Upon exercise of a non-qualified stock option, the participant will realize taxable compensation in the amount equal to the excess of the then fair market value of our Common Stock over the option exercise price. Subject to applicable Code provisions, the Company will be entitled to a deduction for federal income tax purposes in the year of exercise in an amount equal to the taxable compensation realized by the participant. Any gain (or loss) upon subsequent disposition of the Common Stock will be a long or short-term capital gain to the optionee (or loss) depending upon the holding period of the Common Stock.
Upon exercise of an incentive stock option, the excess of the fair market value of the Common Stock acquired over the option exercise price is an item of adjustment in computing the alternative minimum taxable income of the participant, if applicable. If the participant holds the Common Stock received upon exercise for the later of two years from the grant date or one year from the date of exercise, then the gain realized on disposition of the Common Stock is treated as a long-term capital gain. If the Common Stock is disposed of during this period (i.e., a “disqualifying disposition”), then the participant will include in income as compensation an amount equal to the excess, if any, of the fair market value of the Common Stock upon exercise over the option exercise price (or, if less, the excess of the amount realized upon disposition of the Common Stock over the option exercise price). Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the participant. In the event of a disqualifying disposition, the Company will be entitled to a deduction in an amount equal to the amount includible in the participant’s income as compensation.
Upon exercise of a stock appreciation right, a participant will recognize taxable ordinary income in an amount equal to the amount of cash received and the difference between the fair market value of the underlying shares on the date of exercise and the exercise price of the stock appreciation right. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.
Individuals subject to deferred compensation arrangements within the meaning of Section 409A of the Code may be subject to taxes and penalties if the arrangements are not compliant with Section 409A, including the regulations promulgated thereunder and related guidance.
Section 162(m) of the Code limits the deductions a publicly held company may claim for compensation in excess of $1 million paid in a specific year to any of the CEO, the CFO, the Company’s three most highly paid executive officers, as well as executives formerly covered by Section 162(m).
Additional Information
Additional information about our executive compensation program can be found in other sections of this proxy statement, particularly the Compensation Discussion and Analysis, as well as the Summary Compensation Table and related tables, footnotes, and narratives.
The affirmative vote of a majority of the votes cast at the meeting is required to approve the Plan.

The Board recommends a vote
FOR
The proposal to approve a share increase amendment to the Xerox Holdings Corporation
Performance Incentive Plan.

PROPOSAL 6 — SHAREHOLDER PROPOSAL FOR SHAREHOLDER RIGHT TO RATIFY TERMINATION PAY, IF PROPERLY PRESENTED AT THE ANNUAL MEETING
Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021, has represented that he has beneficially owned the requisite amount of Common Stock for more than one year and has notified us that a representative will present the following shareholder proposal at the Annual Meeting. Mr. Steiner, has appointed John Chevedden (Proponent) to act on his behalf regarding the following shareholder proposal.
The text of the shareholder proposal and supporting statement appear exactly as received by the Company unless otherwise noted (at the request of the Proponent, the Company provided the correct proposal number in two places). All statements contained in the shareholder proposal and supporting statement are the sole responsibility of the Proponent. The shareholder proposal may contain assertions about the Company or other matters that we believe are incorrect, but we have not attempted to refute all of those assertions.
The shareholder proposal will be voted on at the Annual Meeting only if properly presented by or on behalf of the Proponent.
The Board of Directors opposes the shareholder proposal for the reasons stated after the proposal.

Proposal 6 — Shareholder Ratification of Termination Pay
Shareholders request that the Board seek shareholder approval of any senior manager's new or renewed pay package that provides for severance or termination payments with an estimated value exceeding 2.99 times the sum of the executive's base salary plus target short-term bonus.
"Severance or termination payments" include cash, equity or other compensation that is paid out or vests due to a senior executive's termination for any reason. Payments include those provided under employment agreements, severance plans, and change-in-control clauses in long-term equity plans, but not life insurance, pension benefits, or deferred compensation earned and vested prior to termination.
"Estimated total value" includes: lump-sum payments; payments offsetting tax liabilities; perquisites or benefits not vested under a plan generally available to management employees; post-employment consulting fees or office expense; and equity awards if vesting is accelerated, or a performance condition waived, due to termination.
The Board shall retain the option to seek shareholder approval after material terms are agreed upon.
Generous performance-based pay can be okay but shareholder ratification of "golden parachute" severance packages with a total cost exceeding 2.99 times base salary plus target bonus better aligns management pay with shareholder interests.
For instance at one company, that does not have this policy, if the CEO is terminated he could receive $44 million in termination pay — over 10 times his base salary plus short-term bonus. The same person could receive a whopping $124 million in accelerated equity payouts in the event of a change in control, even if he remained employed.
It is in the best interest of Xerox shareholders and the morale of Xerox employees to be protected from such lavish management termination packages for one person.
It is important to have this policy in place so that Xerox management stays focused on improving company performance as opposed to seeking a merger mostly to trigger a management golden parachute windfall.

Shareholder Ratification of Excessive Termination Pay, the topic of this proposal, received between 51% and 65% support at:
AbbVie (ABBV)
FedEx (FDX)
Spirit AeroSystems (SPR)
Alaska Air (ALK)
Fisery (FISV)

This proposal is more important at Xerox due to 3 strikes against Xerox:
•The stock price is down from $38 in 2019.
•Management pay was rejected by 30% of shares in 2022.
•Three Directors were rejected by more than 32 million shares each in 2022:
Scott Letier
James Nelson
Margarita Palau-Hernandez

This is all the more distressing since Mr. Nelson and Ms. Palau-Hernandez are relatively new to the Board and this sends the wrong message for the future of Xerox.

Please vote yes:

Proposal 6 — Shareholder Ratification of Termination Pay

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION TO THE SHAREHOLDER PROPOSAL
The Board has given careful consideration to the shareholder proposal, and has concluded for the reasons described below that adoption of this resolution is unnecessary and is not in the best interests of Xerox and its shareholders.
Xerox’s executive compensation program effectively aligns executive and shareholder interests and provides reasonable and appropriate post-termination compensation. In the case of cash severance, these payments are already limited to less than 2.99 times base salary plus target annual bonus.
Our executive compensation program, through its emphasis on pay for performance, is designed to align executive compensation with Xerox’s business strategy and promote long-term shareholder value. Accordingly, our compensation philosophy is guided by our core principles of (i) rewarding our senior executives for attaining financial performance targets, (ii) holding our senior executives accountable for the performance of the business units, divisions or functions for which they are responsible, and (iii) motivating our senior executives to collectively make decisions about Xerox that will deliver enhanced value to our shareholders over the long term.
In alignment with these principles, the largest percentage of our NEOs’ targeted total direct compensation is long-term incentive compensation in the form of service- and performance-based incentive equity awards. The primary objective of these equity awards is to motivate and reward our senior executive team for maximizing long-term shareholder value. Our equity award agreements provide for full accelerated vesting only in the event of death, and our executive change-in-control agreements provide for full accelerated vesting only in the limited circumstance of an executive’s death, or in the event of a double-trigger change-in-control transaction (i.e., a termination without cause by Xerox or termination for “good reason” by the employee (each a “qualifying termination”) within two years following a change-in-control).
Under the terms of our equity award agreements, the senior executive team is eligible for prorated vesting of outstanding equity awards in connection with a termination without cause by Xerox, an executive’s qualifying retirement, or a termination due to executive’s disability. Such proration would be based on the number of full months of service as an employee that the executive completed during the vesting period (including, at the Compensation Committee’s discretion, the salary continuation period), with performance-based restricted stock unit awards being earned based on actual performance.

Like our equity awards, the Company’s severance practices also align our senior executive team’s interests with those of our shareholders by attracting and retaining top talent by offering competitive, market-appropriate compensation packages that require execution of releases, and non-compete and non-solicitation provisions in exchange for the severance benefits. With the exception of our CFO, Mr. Heiss, who is entitled to benefits under a collectively bargained French plan, members of the senior executive team participate in the Officer Severance Program, and have change-in-control agreements (CICAs) with the Company, both of which were approved by the Compensation Committee only after a review of market practices and consultation with its independent compensation consultant. The Officer Severance Program and CICAs provide for limited cash payments and benefits only in clearly defined qualifying termination circumstances, and for all current executives, cash payments are already limited to less than 2.99 times base salary plus target annual bonus.
The Officer Severance Program provides for cash severance payments upon a qualifying termination in the amount of:
—Two times base salary for our current CEO; and
—One times base salary for our other senior executives.
In addition, the Officer Severance Program provides specified health and welfare benefits during the respective severance periods. The program provides for continued vesting of equity awards only at the discretion of the Compensation Committee, and subject to the other vesting provisions described above.
Our executives’ CICAs provide for cash severance payments upon a qualifying termination within two years following a change in control event equal to:
—Two times the sum of annual base salary and target annual incentive award, and continuation of specified welfare benefits at active employee rates for a period of 24 months.
Xerox does not provide any excise tax reimbursement on any form of severance payments.
Xerox’s severance plan and change in control agreements are limited to Xerox’s senior executive team and, as illustrated by the details set forth above, the cash payments under each are already limited to less than 2.99 times base salary plus target annual bonus. We contend that adoption of the proposal would represent a significant broadening of the existing termination policies, which we believe are appropriately constructed and administratively feasible. It also would introduce uncertainty as to the specific population covered and compensation included.
The proposal discourages the use of at-risk, long-term equity incentive awards by including long-term equity incentive awards in the calculation of the proposed limit on termination payments.
The purpose of our long-term incentive compensation, paid in the form of restricted stock units (RSUs) and performance-based share units (PSUs) is to focus our executives on increasing shareholder value by incentivizing their contribution to the Company’s long-term growth and performance. This is achieved in several ways. The use of service-based RSUs promotes retention of our key executives in a highly competitive marketplace. The use of performance-based PSUs strongly supports the objectives of ensuring that pay is aligned with changes in shareholder value and creating commonality of interest between our executives and shareholders. So important is this goal that beginning in 2023, the PSUs have been redesigned to tie 100% of the PSU award’s value to relative Total Shareholder Return (rTSR). PSU awards issued in 2023 will measure Xerox's total shareholder return (TSR) against two indices - the S&P Technology Hardware Select Industry Index (90% weighting) and the S&P 400 Information Technology Sector (10% weighting) - over a three-year performance period subject to cliff vesting. The use of performance-based PSUs ensures that the amount of long-term incentive compensation granted is tied directly to both increases in shareholder value and the achievement of critically important multi-year performance objectives.
Equity awards comprise a sizable portion of our executives’ total compensation and are granted and accepted with the expectation that the executives will be given a fair opportunity to realize the full value of these awards. Because our stock ownership guidelines subject certain of our executives to post-termination stock holding periods, even our former executives’ interests remain aligned with our shareholders, strengthening the deterrent nature of our confidentiality and other restrictive covenants by reducing the likelihood of a breach because the value of the executive’s equity holdings could also be impacted.
The adoption of this proposal would potentially trigger a shareholder approval or ratification requirement in order for our executives to realize the full value of their equity awards, even upon involuntary termination events and retirements. As a result, the Board believes the effect of the proposal would be to discourage the use of long-

term equity incentive awards which directly conflicts with the objectives of our executive compensation program—namely, the alignment of shareholder and executive interests.
The proposal could place Xerox at a competitive disadvantage by limiting our ability to retain and attract highly qualified and effective executives.
Because Xerox operates a global enterprise in a highly challenging business environment, we compete for talented employees with some of the largest companies in the world—both inside and outside of our industry. Our global recognition and reputation for excellence make our people attractive targets for other companies, and our key employees are aggressively recruited. To prevent loss of our talent at all levels of the organization, we seek to provide an overall compensation program that is competitive with all types of companies, and continues to attract and retain outstanding people to run our business. Each element of compensation, including equity awards and carefully designed severance programs, is intended to fulfill this important obligation.
Particularly during challenging economic times like those we have experienced over the past few years, key employees need the assurance that they can depend upon the severance program that has been promised to them. If informed that the terms of their compensation arrangements may ultimately require shareholder approval, valuable employees may choose to leave, and highly qualified job candidates may instead seek employment elsewhere, including at one of Xerox’s competitors that do not have similar restrictions. The delays and uncertainty of requiring a shareholder vote on severance programs that are otherwise comparable to Xerox’s peers could drastically limit Xerox’s ability to attract and retain qualified and effective executives.
To ensure our severance practices are competitive with market practices, Xerox periodically engages professional compensation consultants to compare our programs to those of our peers. A recent comparison confirmed that Xerox’s severance programs are, in fact, competitive with those of our peers. However, if the proposal were approved, the uncertainty of Xerox’s severance programs would make Xerox’s total compensation package less attractive than those of its peers and could drastically limit its ability to attract and retain qualified and effective executives.
The proposal is unnecessary because shareholders already have opportunities to express their approval or disapproval of our post-termination compensation policies through say-on-pay votes and our robust, year-round shareholder outreach program.
Our equity plan, the Xerox Holdings Corporation Performance Incentive Plan, was approved by our shareholders with a 96% vote at our 2020 Annual Meeting of Shareholders. As noted above, equity compensation represents a sizable portion of our executives’ compensation, and accordingly, potential equity acceleration in limited circumstances represents a significant severance benefit to our equity plan participants. Given that the equity component of our current severance plan is not subject to any cap, the Proponent, through the Proposal, would seek to require additional shareholder approval despite the fact that this equity portion of one’s severance benefit is a component of a plan that has already been approved by shareholders.
In addition to the 2020, shareholder approval of our equity plan, we seek annual approval of our compensation packages by holding an annual say-on-pay advisory vote giving our shareholders the ability to vote on our executive compensation program each year. In addition, SEC rules further require a separate approval, on an advisory basis, by shareholders of golden parachute compensation agreements or understandings payable to named executive officers in connection with change-in-control transactions. If we were to undergo a change-in-control transaction, shareholders would have the opportunity to vote on any golden parachute arrangements with our executives.
Supplementing this vote, we have a robust year-round shareholder outreach program focused on proactive engagement throughout the year with a significant and diverse portion of our institutional shareholders on any topics they wish to discuss. As described above under Executive Compensation—Say-on-Pay Votes and Shareholder Engagement, following our 2022 Annual Meeting of Shareholders, we conducted extensive shareholder outreach to request feedback on our executive compensation program and to discuss vote results, regulatory developments and compensation trends, and potential design changes. We reached out to shareholders holding approximately 77% of our outstanding common stock, and engaged with shareholders holding approximately 50% of our common stock. Members of our Compensation Committee led calls with top investors holding approximately 48% of our common stock. As discussed in our Executive Compensation—Say-on-Pay Votes and Shareholder Engagement section of this proxy, the shareholders we heard from were pleased with our thoughtful responses to their questions and in particular with the recent changes to our annual and long-term incentive plan designs. Importantly, on these calls, none of our shareholders raised the topic of our severance practices as an area of concern.

Through our proactive approach to shareholder engagement, we have also been responsive to the results of our say-on-pay vote in our 2021 Annual Meeting of Shareholders and have focused our efforts on making meaningful changes. As a result, our 2022 Say-on-Pay vote result improved by approximately 40% compared to the 2021 Say-on-Pay Vote, and we will continue to reach out to our shareholders and consider how best to align our executive compensation programs with shareholder interests.
We believe these avenues of communication, along with the annual say-on-pay votes, are the most effective method of providing shareholders with a voice on our executive compensation program. Requiring additional shareholder approval of specific elements of our compensation program is unlikely to provide shareholders with more effective input and, as discussed above, carries the risk of jeopardizing our ability to attract and retain highly qualified candidates.
The proposal fails to define the impacted employees and would create expensive and impractical obstacles by requiring Xerox to call a special meeting of shareholders to negotiate an unknown number of severance agreements.
If this Proposal is approved by our shareholders, it is unclear how it should be implemented because it refers to “senior managers” without providing any definition of this term. Xerox has more than 20,000 employees of which almost 350 are director level and above. It is likely that hundreds more could be considered to be “senior managers.” As written, the Proposal could be interpreted to apply to only a few senior executive employees, on the one hand, or a very large number of employees, on the other hand. The lack of definition regarding which senior managers’ compensatory severance arrangements are affected makes the Proposal unworkable.
In addition, a requirement to call a special meeting of shareholders to obtain prior approval of all severance arrangements that might provide benefits in excess of 2.99 times base salary plus target annual bonus would be expensive and impractical and could severely disadvantage Xerox’s ability to recruit qualified employees, especially given the potential breadth of “senior manager” employees the proposal appears to cover.
Avoiding shareholder approval by entering into severance arrangements for amounts less than 2.99 times base salary plus target annual bonus would not offer a practical solution to this obstacle because the benefits covered by the cap on severance pay include not only cash severance but also the value of prior equity awards that are potentially accelerated upon a severance event. It is market practice, and invariably the case particularly with regard to highly recruited employees, that employment agreements or other severance arrangements provide for at least partial vesting of equity awards upon certain types of severance events, such as double trigger change-in-control scenarios, death, and disability. An arrangement that provides for accelerated vesting of stock awards upon an executive’s termination, even if permitted only on a partial, prorated basis, would have a higher probability of exceeding the restriction in the proposal, and therefore, a higher probability of requiring a special shareholder meeting before being effective.
We believe that shareholder interests are best served by voting against the proposal so that we can continue to grant equity-based pay with multi-year vesting requirements and remain competitive in attracting and retaining highly qualified employees whose compensation is aligned with shareholders.
The proposal could create a misalignment between our executives and our shareholders during a change in control transaction which could present increased risk to our shareholders.
The prorated or accelerated vesting of equity awards upon specified events, as defined under our shareholder-approved equity plan (the Xerox Holding Corporation Performance Incentive Plan) and in our CICAs, is intended to secure the executives’ continued services in the event of a change in control, a purpose that further aligns the executives’ interests with those of our shareholders when evaluating any such potential transaction.
Without this incentive to retain senior executives during a potential change in control, our ability to deliver maximum shareholder value in such a transaction could be impaired. If the Proposal were approved, the risk of job loss following a change in control, coupled with a limit on the value that may be realized from previously granted equity awards, may present an unnecessary distraction for our senior executives, and could lead to them seeking new employment while such a transaction is being negotiated or is pending.
Our current CICAs and shareholder-approved equity plan enable our executives to avoid distractions and concern over the potential personal financial impact that could otherwise arise when a potential change in control transaction is being considered. This permits our leadership team to remain focused on protecting shareholder interests and maximizing shareholder value. If the potential change-in-control transaction is in the best interests of our shareholders, our executives should be motivated to focus their full energy on pursuing this alternative, even if it is likely to result in the termination of their employment. Our current executive compensation program reinforces this message and duty.
The proposal would significantly limit our Board’s ability to provide reasonable assurance to our senior executives that they would realize the full expected value of their equity awards even if such a transaction were completed. Providing such assurance, as our current CICAs do, would instead allow those senior executives to focus on maximizing the value our shareholders would receive upon the change in control.
The proposal would unduly restrict our Compensation Committee and Board’s ability to structure executive compensation.
We believe that our Compensation Committee, which is composed entirely of independent directors, and Board are best suited to structure compensation programs that address our needs as a global company. Xerox’s employees are located in numerous jurisdictions and their compensatory arrangements are subject to, and greatly influenced by, numerous laws, rules, and regulations of different foreign and U.S. federal and state jurisdictions in which Xerox’s operations are based. The Compensation Committee has the expertise and resources to design and implement our compensation practices in line with the principles and interests of our shareholders, as well as in compliance with the rules and regulations of the jurisdictions in which our employees reside. To do that, the Compensation Committee must have the flexibility and discretion to structure effective compensation programs, and to consider regulatory complexity across jurisdictions, market competitiveness, and Xerox’s strategic, operational, and financial goals. Imposing a cap on potential termination payments or otherwise requiring shareholder approval would unduly limit the necessary flexibility and discretion of the Compensation Committee and Board by curtailing the ability of each body to exercise the judgment they were asked to exercise when elected by the Company’s shareholders in the first place.
In sum, our Board believes that our current executive compensation policies and practices, including our plans and policies governing post-termination compensation, are reasonable, appropriate, and effectively align the interests of our executives with those of our shareholders. Adoption of this proposal could create a misalignment between those interests and prevent us from effectively recruiting, motivating, and retaining critical talent, and therefore would not be in the best interests of our shareholders.

The Board unanimously recommends a vote
AGAINST
the shareholder proposal requesting that shareholders have a right to ratify termination pay, if properly presented at the Annual Meeting.

OTHER MATTERS
The Board does not intend to present any other matters at this meeting. The Board has not been informed that any other person intends to present any other matter for action at this meeting other than as described in this Proxy Statement. If any other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment.
By order of the Board,
Flor M. Colón
Deputy General Counsel and Corporate Secretary
Norwalk, Connecticut
April 10, 2023

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who is entitled to vote?
Owners of our Common Stock and our Series A Preferred Stock as of the Record Date are entitled to vote at the Annual Meeting. The shares owned include shares you held on that date (1) directly in your name as the shareholder of record, and/or (2) in the name of a broker, bank or other holder of record where the shares were held for you as the beneficial owner. As of the Record Date, there were 156,958,464 shares of our Common Stock outstanding and entitled to vote, each entitled to one vote on each matter to be acted upon at the Annual Meeting, and there were 180,000 shares of Series A Preferred Stock outstanding and entitled to vote, convertible into approximately 6,741,571 shares of Common Stock and entitled to one vote on each matter to be acted upon at the Annual Meeting for each 10 shares of Common Stock into which such shares of Series A Preferred Stock were convertible as of the Record Date (or approximately 674,157 votes in the aggregate attributable to the Series A Preferred Stock). Holders of the Common Stock and holders of the Series A Preferred Stock will vote together as a single class. There are no other outstanding securities of the Company entitled to vote on the proposals at the Annual Meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?
Most Xerox shareholders hold their shares as beneficial owners (through a broker, bank, or other nominee) rather than as a shareholder of record (directly in their own name).
Shareholders of Record. If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, a “shareholder of record.”
Beneficial Owners. If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name,” and these proxy materials are being forwarded to you by your broker, bank, or other nominee, which is considered the shareholder of record with respect to those shares. As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote the shares in your account. However, because you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting, unless you request and provide at the Annual Meeting a valid proxy from your broker, bank, or other nominee. Your broker, bank, or other nominee has included a voting instruction form for you to use to direct them how to vote your shares. Please instruct your broker, bank, or other nominee how to vote your shares using the voting instruction form you received from them.

What is a proxy?
A proxy is your legal designation of another person to vote the stock you own. The person you designate is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. By submitting your proxy (either by voting electronically on the Internet or by telephone or by signing and returning a proxy card), you authorize the persons named in the accompanying proxy card to represent you and vote your shares at the meeting in accordance with your instructions. They also may vote your shares to adjourn the meeting and will be authorized to vote your shares at any postponements or adjournments of the meeting.

May I change or revoke my vote after I return my proxy?
Yes. You may change or revoke your proxy at any time before it is exercised at the Annual Meeting by submitting a later dated proxy card, by a later telephone or online vote, by notifying the Secretary of the Company in writing that you have revoked your proxy or by attending the Annual Meeting and voting in person. Our proxy tabulator, American Election Services, LLC, must receive any proxy that will not be voted by a shareholder at the Annual Meeting by 11:59 p.m. E.D.T. on Thursday, May 24, 2023.
If your shares are held in “street name” (i.e., held of record by a broker, bank or other holder of record) and you wish to revoke a proxy, you should contact your bank, broker or other holder of record and follow its procedures for changing your voting instructions. You also may vote at the Annual Meeting if you obtain a legal proxy from your bank or broker.

How will my proxy be voted?
If you properly submit your proxy via the Internet or telephone or complete, sign and return your proxy card, your shares will be voted as you specify. However, if you are a registered shareholder and you submit your proxy but do not specify a vote with respect to the proposals, your shares will be voted in accordance with the Board’s recommendation for each of the proposals. If you hold your Xerox shares through a bank, broker, or other holder of record, such intermediary may not be able to vote your shares if you return your proxy but do not specify a vote with respect to the proposals. For additional information, see below under What is a broker non-vote and how will it affect voting?

How many shares are required to be present to hold the Annual Meeting?
A quorum is necessary to hold a valid meeting of shareholders. The presence at the Annual Meeting, in person or by proxy, of holders representing a majority of the votes of shares entitled to vote at the meeting will constitute a quorum. If a quorum is not present at the Annual Meeting, the shareholders of Xerox will not be able to take action on any of the proposals at the Annual Meeting, provided that, the Annual Meeting may be adjourned as described below.
As of the Record Date, there were 156,958,464 shares of Common Stock outstanding and entitled to vote, each entitled to one vote on each matter to be acted upon at the Annual Meeting, and there were 180,000 shares of Series A Preferred Stock outstanding and entitled to vote, convertible into approximately 6,741,571 shares of Common Stock and entitled to one vote on each matter to be acted upon at the Annual Meeting for each 10 shares of Common Stock into which such shares of Series A Preferred Stock were convertible as of the Record Date (or approximately 674,157 votes in the aggregate attributable to the Series A Preferred Stock). The presence at the Annual Meeting, in person or by proxy, of holders of shares entitled to 78,816,311 votes would constitute a quorum. If you vote — including by submission of a proxy by Internet, telephone, or proxy card — your shares will be counted towards the quorum for the Annual Meeting. Broker non-votes and abstentions are counted as present for the purpose of determining a quorum.
If there is no quorum, the shareholders present may adjourn the Annual Meeting to another time and place, and it shall not be necessary to give any notice of such adjourned meeting if the time and place to which the Annual Meeting is adjourned are announced at the Annual Meeting. At the adjourned meeting, any business may be transacted that might have been transacted on the original date of the Annual Meeting. If after the adjournment, the Board fixes a new record date for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder on the new record date entitled to notice under the By-Laws.

How many votes are required to approve each proposal?
Election of Directors. Under the By-Laws, directors are elected by majority vote, meaning that in an uncontested director election, the votes cast “for” the nominee’s election must exceed the votes cast “against” the nominee’s election, with abstentions and broker non-votes not counting as votes “for” or “against.” The By-Laws require that any incumbent nominee for director who receives a greater number of votes cast “against” his or her election than “for” his or her election shall tender his or her resignation promptly after such election. The independent directors will then evaluate and determine, based on the relevant facts and circumstances, whether to accept or reject the resignation. The Board’s explanation of its decision will be promptly disclosed on a Form 8-K filed with the SEC.
Other Items. The affirmative vote of a majority of the votes cast in favor of or against such action at the Annual Meeting will be required for approval of the following proposals:
•Ratification of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2023;
•Approval, on an advisory basis, of the 2022 compensation of our named executive officers;
•Approval of an amendment to the Performance Incentive Plan to increase the total number of shares of common stock authorized and available for issuance under the Plan; and
•Consideration of a shareholder proposal to require shareholder ratification of termination pay, if properly presented at the meeting.

For the selection, on an advisory basis, of the frequency of future advisory votes on the compensation of our named executive officers, the frequency (every 1 year, 2 years, or 3 years) receiving the greatest number of votes will be considered the frequency recommended by shareholders.
Abstentions, failures to vote and broker non-votes are not considered votes cast and therefore have no effect on the outcome of the vote on the proposals (provided that a quorum is present).
If you hold your Xerox shares through a bank, broker, or other holder of record, such intermediary may not be able to vote your shares. For additional information, see below under What is a broker non-vote and how will it affect voting?
Although the advisory vote on executive compensation is non-binding, the Board values the opinions of shareholders and will consider the outcome of the vote on this proposal when making future decisions regarding named executive officer compensation.
At present, the Board does not intend to present any other matters at this meeting, and knows of no matters other than these to be presented for shareholder action at the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy card intend to vote the proxies in accordance with their best judgment and in their discretion to the extent permitted by Rule 14a-4(c) under the Exchange Act.

What is a broker non-vote and how will it affect the voting?
A broker non-vote occurs with respect to shares held in street name when a broker, bank or other holder of record, in nominee name or otherwise, submits a proxy for the Annual Meeting, but does not vote on a particular proposal because it has not received voting instructions from the beneficial owner, and it does not otherwise have discretion to vote the uninstructed shares. Brokers, banks, or other nominees are not permitted to vote your shares with respect to proposals that are deemed “non-routine” without instructions from you because such holders do not have discretionary voting power on “non-routine” proposals. Accordingly, a broker non-vote occurs when a broker, bank or other nominee holds shares for a beneficial owner, but is not empowered to vote on a particular proposal because the proposal is considered “non-routine” and the beneficial owner has not provided voting instructions on that proposal. The election of directors, the non-binding, advisory vote on the compensation of our named executive officers, non-binding, advisory vote on the frequency of future advisory votes on the compensation of our named executive officers, amendment of the Performance Incentive Plan to increase total shares, and the shareholder proposal for a shareholder right to ratify termination pay, if properly presented at the Annual Meeting, are deemed to be non-routine. As a result, if your shares are held in the name of a broker, bank or other nominee and you do not instruct the broker, bank or other nominee how to vote with respect to any such proposal, your shares will not be counted as having been voted on that proposal. However, the ratification of our independent registered public accounting firm is considered a “routine” matter. Therefore, brokers would have discretion to vote on this proposal without having received timely voting instructions from you.
If you do not instruct your broker on how to vote your shares with respect to these non-routine matters, your broker will not be able to cast a vote on these proposals. Accordingly, we urge you to give instructions to your bank or broker or other holder of record as to how you wish your shares to be voted so you may vote on these important matters.

Who will count the vote? Is my vote confidential?
A representative of American Election Services, LLC will act as Inspector of Elections, supervise the voting, decide the validity of proxies, and receive and tabulate proxies. As a matter of policy, we keep confidential all shareholder meeting proxies, ballots and voting tabulations that identify individual shareholders. In addition, the vote of any shareholder is not disclosed except as may be necessary to meet legal requirements.

When will the voting results be disclosed?
We will publicly disclose voting results of the Annual Meeting within four business days after the Annual Meeting in a Current Report on Form 8-K.

How are proxies solicited?
In addition to the solicitation of proxies by mail, we also request brokerage houses, nominees, custodians, and fiduciaries to forward soliciting material to the beneficial owners of stock held of record and we reimburse such person for the cost of forwarding the material. We have engaged HKL & Co., LLC to handle the distribution of soliciting material to, and the collection of proxies from, such entities. We will pay HKL & Co., LLC a fee of $25,000, plus reimbursement of out-of-pocket expenses, for this service. We bear the cost of all proxy solicitation. The Company may also solicit proxies by mail, in person, by telephone or via the Internet through its officers, directors and other individuals from our management team, who will receive no additional compensation for these services.

Why did I receive a notice in the mail regarding Internet availability of proxy materials instead of a full set of printed proxy materials?
Pursuant to rules adopted by the SEC, the Company has elected to provide access to its proxy materials over the Internet. Accordingly, on or about April 10, 2023, a Notice is being sent to all of the Company’s registered shareholders and beneficial owners of record as of the Record Date. The Notice contains instructions on how to access the proxy materials over the Internet, how to request a paper copy of the proxy materials, including a proxy card, and how shareholders may request to receive proxy materials in printed form by mail, or electronically by email, on a going forward basis.

How can I electronically access the proxy materials?
You can access the proxy materials online at www.xerox.com/investor. Shareholders may receive Proxy Statements, Annual Reports, and other shareholder materials via electronic delivery. You also can sign up for electronic delivery at www.proxyvote.com. Opting to receive future proxy materials electronically by email will provide the Company cost savings relating to printing and postage and reduce the environmental impact of delivering documents to you.

What is the deadline to propose actions (other than Director nominations) for consideration at the 2023 Annual Meeting of Shareholders?
You may submit proposals for consideration at future shareholder meetings. For a shareholder proposal to be considered for inclusion in our proxy statement and proxy card for the annual meeting next year, the Corporate Secretary must receive the written proposal at our principal executive offices no later than December 12, 2023. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in Company-sponsored proxy materials. Proposals should be addressed to our Corporate Secretary at Xerox Holdings Corporation, 201 Merritt 7, Norwalk, Connecticut 06851.
For a shareholder proposal that is not intended to be included in our proxy statement and proxy card for next year’s annual meeting under Rule 14a-8, the shareholder must provide the information required by our By-Laws and give timely notice to the Corporate Secretary in accordance with our By-Laws, which, in general, require that the notice be received by the Corporate Secretary:
—not earlier than the close of business on November 12, 2023; and
—not later than the close of business on December 12, 2023.
If the date of the shareholder meeting is changed by more than 30 days from the date of the previous year’s annual meeting, then notice of a shareholder proposal that is not intended to be included in our proxy statement and proxy card under Rule 14a-8 must be received a reasonable time before the Company begins to print and mail its proxy statement.
All submissions are reviewed by the Corporate Governance Committee. Deadlines for the nomination of Director candidates are discussed below.

How may I recommend individuals to serve as Directors and what is the deadline for a Director recommendation?
You may recommend Director candidates for consideration by the Corporate Governance Committee. Any such recommendations should include verification of the shareholder status of the person submitting the recommendation and the nominee’s name and qualifications for Board membership, and should be directed to the Corporate Secretary at Xerox Holdings Corporation, 201 Merritt 7, Norwalk, Connecticut 06851.
A shareholder may send a recommended Director candidate’s name and information to the Board at any time. Generally, such proposed candidates are considered at the first or second Board meeting prior to the issuance of the proxy statement for our Annual Meeting.

How may I nominate individuals to serve as Directors and what are the deadlines for a Director nomination?
Our By-Laws permit shareholders to nominate Directors for consideration at an annual meeting. To nominate a Director for consideration at an annual meeting, a nominating shareholder must provide the information required by our By-Laws and give timely notice of the nomination to the Corporate Secretary in accordance with our By-Laws, and each nominee must meet the qualifications required by our By-Laws.
To nominate a Director for consideration at next year’s annual meeting (but not for inclusion in our annual proxy statement), the notice must be received by the Corporate Secretary no earlier than November 12, 2023 and no later than December 12, 2023, unless the annual meeting is moved by more than 30 days from the date of the previous year’s annual meeting, in which case the notice must be received within a reasonable time before the Company begins to print and mail its proxy statement.
In addition, our By-Laws provide that under certain circumstances, a shareholder or group of shareholders may submit Director nominees for inclusion in our annual meeting proxy statements and proxy cards, provided that the shareholder(s) and nominee(s) satisfy the requirements set forth in the By-Laws. These proxy access provisions of our By-Laws provide, among other things, that a shareholder or group of up to twenty (20) shareholders seeking to include Director candidates in our annual meeting proxy statement must own 3% or more of Xerox’s outstanding Common Stock continuously for at least the previous three (3) years. The number of shareholder-nominated candidates appearing in any annual meeting proxy statement cannot exceed the greater of (i) two (2) or (ii) 20% of the number of Directors in office as of the last day on which a request to include a shareholder-nominated candidate may be delivered in accordance with our By-Laws. The nominating shareholder or group of shareholders also must deliver the information required by our By-Laws, and each nominee must meet the qualifications required by our By-Laws. Requests to include shareholder-nominated candidates in our proxy materials for next year’s annual meeting must be received by the Corporate Secretary not earlier than November 12, 2023 and not later than December 12, 2023, unless the annual meeting is moved by more than 30 days from the date of the previous year’s annual meeting, in which case the notice must be received within a reasonable time before the Company begins to print and mail its proxy statement. In addition, to comply with the new universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by, and complies with the timing requirements of, Rule 14a-19 under the Exchange Act and must otherwise comply with the Company's By-laws.

How can I contact the Board?
Under our Corporate Governance Guidelines, shareholders and other interested parties desiring to communicate with the non-management Directors regarding the Company may directly contact the Chairman of the Corporate Governance Committee, c/o Xerox Holdings Corporation, Corporate Secretary, 201 Merritt 7, Norwalk, CT 06851.

What if multiple shareholders have the same address?
Where multiple shareholders reside in the same household, we will deliver a single copy of the proxy materials, along with separate proxy cards, or a single Notice to multiple shareholders who reside in the same household unless we have received contrary instructions. If you share a household with another registered shareholder and would like to receive separate copies of our proxy materials or Notice, or if you are receiving multiple copies of the proxy materials or Notice and would like to receive only one copy, you may request a change in delivery preferences. If you want to request a change in your delivery preference, please contact Broadridge Financial Solutions, Inc. at (866) 540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

How may I obtain additional copies of the proxy materials?
Copies of the 2022 Annual Report and 2023 Proxy Statement have been distributed to shareholders (unless you have received a copy of the Notice or have consented to electronic delivery). Additional paper copies of these documents are available at no cost upon request made to Xerox Holdings Corporation, 201 Merritt 7, Norwalk, Connecticut 06851, Attention: Corporate Secretary, or by contacting HKL & Co., LLC, our proxy solicitor, by mail at 3 Columbus Circle, 15th Floor, New York, NY 10019, or by telephone toll-free at (844) 218-8384 (from the U.S. and Canada) or at (212) 468-5380 (from other locations) (Banks and Brokerage firms may call collect at (212) 468-5380). The Notice also provides you with instructions on how to request paper copies of the proxy materials. There is no charge to receive the materials by mail. You may request paper copies of the materials until one year after the date of the Annual Meeting.
The 2022 Annual Report and 2023 Proxy Statement are also available on the Company’s website at www.xerox.com/investor (under “Investor Materials — 2023 Proxy Statement”).

Is there a list of shareholders entitled to vote at the Annual Meeting?
A list of registered shareholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for 10 days prior to the Annual Meeting at our offices located at Xerox Holdings Corporation, 201 Merritt 7, Norwalk, CT 06851.
A-108

ANNEX A

Xerox Holdings Corporation Performance Incentive Plan as Amended as of May 25, 2023

The Xerox Holdings Corporation Performance Incentive Plan (the “Plan”) was adopted by Xerox Holdings Corporation (the “Company”) and approved by shareholders effective as of May 21, 2020. The Plan was amended through October 21, 2021, to update references to the stock exchange on which the Company’s Common Stock (as defined herein) is listed. Subject to shareholder approval, the Plan was further amended on March 20, 2023, effective May 25, 2023, to increase the number of shares authorized under the Plan. On March 29, 2023, the Compensation Committee of the Board of Directors of the Company ("Committee") further amended the Plan to modify the Change in Control definition by increasing the voting power threshold from 35% to 50%.

1.Purpose

The purpose of the Plan as set forth herein or in any amendments hereto is to advance the interests of the Company and to increase shareholder value by providing officers and employees of the Company and any entity in which the Company has a significant equity interest, as determined by the Committee (“Affiliate”), with a proprietary interest in the growth and performance of the Company and with incentives for current or future service with the Company and Affiliates.

2.     Effective Date and Term

The Plan is effective as of May 21, 2020, (the “Effective Date”) as to all awards granted under the Plan on and after the Effective Date. No awards or grants may be made after May 20, 2025, or after such earlier date as the Plan may be terminated pursuant to Section 13 by the Company’s Board of Directors (the “Board”).

The Plan is a successor plan to (i) the Xerox Corporation 2004 Performance Incentive Plan, (ii) the Xerox Corporation 1991 Long-Term Incentive Plan, (iii) the Xerox Corporation 1998 Employee Stock Option Plan, (iv) the Xerox Executive Performance Incentive Insurance Plan, (v) the Xerox Mexicana, S.A. de C.V. Executive Rights Plan, and (vi) the Xerox Canada Inc. Executive Rights Plan, any or all of which may be referred to as a “Predecessor Plan.” Effective as of the Effective Date, no further awards were made under a Predecessor Plan, but outstanding awards under any Predecessor Plan remained outstanding in accordance with their applicable terms and conditions.

3.    Plan Administration

(a)     The independent Compensation Committee of the Board, or such other independent committee as the Board shall determine, comprised of not less than three members, shall be responsible for administering the Plan (the “Committee”). The Committee shall be qualified to administer the Plan as contemplated by (i) Rule 16b-3 under the Securities Exchange Act of 1934 (the “1934 Act”) or any successor rule, and (ii) any rules and regulations of a stock exchange on which Common Stock (as defined in Section 5) of the Company is listed.

(b)     The Committee shall have full and exclusive power to interpret, construe and implement the Plan and any rules, regulations, guidelines or agreements adopted hereunder and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper. These powers shall include, but not be limited to, (i) determination of the type or types of awards to be granted under the Plan; (ii) determination of the terms and conditions of any awards under the Plan; (iii) determination of whether, to what extent and under what circumstances awards may be settled, paid or exercised in cash, shares, other securities, or other awards, or other property, or cancelled, forfeited or suspended; (iv) adoption of such modifications, amendments, procedures, subplans and the like as are necessary to enable participants employed in other countries in which the Company or any Affiliate may operate to receive advantages and benefits under the Plan consistent with the laws of such countries, and consistent with the rules of the Plan; (v) subject to the rights of participants, modification, change, amendment or cancellation of any award to correct an administrative error; and (vi) taking any other action the Committee deems necessary or desirable for the administration of the Plan. All determinations, interpretations, and other decisions under or with respect to the Plan or any award by the Committee shall be final, conclusive and binding upon the Company, any Affiliate, any participant, any holder or beneficiary of any award under the Plan and any employee of the Company or an Affiliate.

(c)     To the extent specified by the Committee, the Committee may delegate its administrative responsibilities to a subcommittee of the Committee comprised of not less than three members. Except for the power to amend the Plan as provided in Section 13 and except for determinations regarding employees who are subject to Section 16 of the 1934 Act and except as may otherwise be required under any rules and regulations of a stock exchange on which Common Stock of the Company is listed, the Committee may delegate any or all of its duties, powers and authority under the Plan pursuant to such conditions or limitations as the Committee may establish to any officer or officers of the Company. Subject to compliance with applicable law and the applicable stock exchange rules, the Board, in its discretion, may perform any action of the Committee hereunder. To the extent that the Board, a subcommittee or any individual to whom authority is delegated pursuant to this Plan administers or amends the Plan, references in the Plan to the “Committee” shall be deemed to refer to such subcommittee or such individual.

4.      Eligibility

Any employee of the Company or any Affiliate shall be eligible to receive an award under the Plan, as determined by the Committee.

5    Shares of Stock Subject to the Plan

(a)     As of the Effective Date, a total number of 14,000,000 shares of common stock of the Company par value $1.00 per share (“Common Stock”), reduced by one share for each share subject to an award granted after December 31, 2019 under the Xerox Corporation 2004 Performance Incentive Plan, are available for issuance under the Plan. As of May 25, 2023, an additional three million eight hundred seventy thousand (3,870,000 shares of Common Stock are available for issuance under the Plan.

(b)     Shares issued or transferred under the Plan may be authorized but unissued shares of Common Stock or reacquired shares of Common Stock, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent Stock Options or SARs granted under the Plan expire or are canceled, forfeited, exchanged or surrendered without having been exercised, or if any Stock Awards granted under the Plan are forfeited, terminated or otherwise not paid in full, the shares subject to such awards shall again be available for purposes of the Plan. Shares of Common Stock surrendered in payment of the exercise price of a Stock Option shall not be available for re-issuance under the Plan. Shares of Common Stock withheld or surrendered for payment of taxes with respect to Awards shall not be available for re-issuance under the Plan. Upon the exercise of SARs, the full number of shares subject to the SARs shall be considered issued under the Plan, without regard to the number of shares issued upon exercise of the SARs. To the extent any awards are paid in cash, and not in shares of Common Stock, any shares previously subject to such Awards shall again be available for issuance or transfer under the Plan. No Awards under a Predecessor Plan may be awarded after the Effective Date. Any shares subject to outstanding awards under a Predecessor Plan that were awarded before January 1, 2020, are available for issuance in accordance with the terms and conditions of such awards in addition to the number of shares set forth at Section 5(a). If and to the extent Stock Options or SARs granted under a Predecessor Plan expire or are canceled, forfeited, exchanged or surrendered after December 31, 2019, without having been exercised, or any Stock Awards granted before the Effective Date under a Predecessor Plan are forfeited, terminated or otherwise not paid in full after December 31, 2019, or any awards granted before the Effective Date under a Predecessor Plan are paid in cash, and not in shares of Common Stock, the shares subject to such awards shall again be available for issuance under the Plan in addition to the number of shares set forth at Section 5(a). Shares of Common Stock surrendered in payment of the exercise price of a Stock Option awarded under a Predecessor Plan, and shares of Common Stock withheld or surrendered for payment of taxes with respect to Awards awarded under a Predecessor Plan, shall not be available for issuance under the Plan in addition to the number of shares set forth at Section 5(a). For the avoidance of doubt, if shares are repurchased by the Company on the open market with the proceeds of the exercise price of Stock Options, such shares may not again be made available for issuance under the Plan. Any shares that are issued by the Company, and any awards that are granted by, or become obligations of, the Company, through the assumption by the Company or an affiliate of, or in substitution for, outstanding awards previously granted by an acquired company shall not be counted against the shares available for issuance under the Plan.

(c)     Any shares issued under the Plan may consist in whole or in part of authorized and unissued shares or of treasury shares and no fractional shares shall be issued under the Plan. Cash may be paid in lieu of any fractional shares in payment of awards under the Plan.

6.    Adjustments and Reorganizations

(a)     If the Company shall at any time change the number of issued shares without new consideration to the Company (such as by stock dividend, stock split, recapitalization, reorganization, exchange of shares, liquidation, combination or other change in corporate structure affecting the shares) or make a distribution of cash or property that has a substantial impact on the value of issued shares (other than by normal cash dividends), the Committee shall equitably adjust (i) the aggregate number of shares that may be issued under the Plan; (ii) the number of shares subject to awards of a specified type or to any individual under the

Plan; and/or (iii) the price per share for any outstanding Stock Options, SARs and other awards under the Plan to reflect such change to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Awards; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. The Committee shall have the sole discretion and authority to determine what appropriate adjustments shall be made and any adjustments determined by the Committee shall be final, binding and conclusive.

(b)     Except as otherwise provided in subsection 6(a) above, notwithstanding any other provision of the Plan, and without affecting the number of shares reserved or available hereunder, the Committee shall authorize the issuance, continuation or assumption of outstanding Stock Options, SARs and other awards under the Plan or provide for other equitable adjustments after changes in the shares resulting from any merger, consolidation, sale of all or substantially all assets, acquisition of property or stock, recapitalization, reorganization or similar occurrence in which the Company is the continuing or surviving corporation, upon such terms and conditions as it may deem necessary to preserve the rights of the holders of awards under the Plan.

(c)     In the case of any sale of all or substantially all assets, merger, consolidation or combination of the Company with or into another corporation other than a transaction in which the Company is the continuing or surviving corporation and which does not result in the outstanding shares being converted into or exchanged for different securities, cash or other property, or any combination thereof (an “Acquisition”), any individual holding a Stock Award, Stock Option or SAR shall have the right to receive the Acquisition Consideration (as defined in this subsection (c)) receivable by a holder of the number of shares available in accordance with the terms of the applicable awards and the Plan as in effect immediately before the Acquisition.
The term “Acquisition Consideration” shall mean the kind and amount of shares of the surviving or new corporation, cash, securities, evidence of indebtedness, other property or any combination thereof receivable in respect of one share of the Company upon consummation of an Acquisition.

(d)     No adjustment or modification to any outstanding award pursuant to this Section 6 shall be permitted if it would constitute the modification or extension of a stock right within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code) and Treasury guidance thereunder.

7.     Awards

(a)     The Committee shall determine the type or types of award(s) to be made to each participant under the Plan and shall approve the terms and conditions governing such awards in accordance with Section 12. Awards may include but are not limited to those listed in this Section 7. Awards may be granted singly, in combination or in tandem so that the settlement or payment of one automatically reduces or cancels the other. Awards may also be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for, grants or rights under any other employee or compensation plan of the Company, including the plan of any acquired entity.

(b)     A Stock Option is a grant of a right to purchase a specified number of shares of Common Stock during a specified period. The purchase price of each option shall be not less than 100% of Fair Market Value (as defined in Section 10) on the effective date of grant. A Stock Option may be exercised in whole or in installments, which may be cumulative. A Stock Option may be in the form of an incentive stock option (“ISO”) that complies with Code Section 422 and the regulations thereunder at the time of grant. The price at which shares of Common Stock may be purchased under a Stock Option shall be paid in full at the time of the exercise in cash or such other method as provided by the Committee at the time of grant or as provided in the form of agreement approved in accordance herewith, including tendering (either constructively or by attestation) Common Stock, surrendering a stock award valued at market value at the time of surrender, surrendering a cash award, or any combination thereof. Other than pursuant to Section 6, the Committee shall not without the approval of the Company’s shareholders (i) lower the exercise price per share of a Stock Option after it is granted, (ii) cancel a Stock Option when the exercise price per share exceeds the Fair Market Value of one share in exchange for cash or another award (other than in connection with a Change in Control), or (iii) take any other action with respect to a Stock Option that would be treated as a repricing under Nasdaq rules. The Company may not repurchase a Stock Option for value (in cash, substitutions, cash buyouts or otherwise) from a Stock Option-holder if the current Fair Market Value of the shares underlying the Stock Option is lower than the exercise price per share of the Stock Option. The foregoing two sentences are collectively referred to herein as the “Repricing Prohibition.” Under no circumstances may a Stock Option provide for automatic award of additional stock options upon the exercise of the Stock Option, including, without limitation, “reload options.”

(c)     A Stock Appreciation Right (“SAR”) is a right to receive a payment, in cash and/or Common Stock, as determined by the Committee, equal to the excess of (i) the Fair Market Value of a specified number of shares of Common Stock at the time the SAR is exercised over (ii) the Fair Market Value on the effective date of grant of the SAR as set forth in the applicable award agreement (the “SAR Exercise Price”). Notwithstanding any provision of the Plan to the contrary, the Repricing Prohibition described above shall also apply to SARs on the same basis as it does to Stock Options were the SAR Exercise Price substituted for the Stock Option exercise price.

(d)     A Stock Award is an award made in stock or denominated in units of stock, other than a Stock Option or a SAR. For example, Stock Awards may include, but are not limited to, awards of restricted stock, restricted stock units (RSUs), performance share units (PSUs), or phantom stock. All or part of any Stock Award may be subject to conditions established by the Committee, and set forth in the award agreement, which may include, but are not limited to, continuous service with the Company, achievement of specific business objectives, and other measurements of individual, business unit or Company performance, including, without limitation, earnings per share, cash flow, cost reduction, days sales outstanding, cash conversion cycle, cash management (including, without limitation, inventory and/or capital expenditures), total shareholder return, return on shareholders’ equity, return on invested capital, economic value added measures, return on assets, pre-or post-currency revenue, pre-or post-currency performance profit, profit before tax, profit after tax, operating profit, operating margin, stock price and return on sales. The Committee may at its discretion modify performance standards as appropriate if any performance condition cannot be satisfied solely because of the occurrence of a significant event that is beyond the reasonable control of the Company or the participant, and could not have been reasonably foreseen or provided for, including war, acts of terrorism and acts of God including earthquakes and epidemics.

(e)     A Cash Award may be any of the following:

(i)     an annual incentive award in connection with which the Committee will establish specific performance periods (not to exceed twelve months) to provide cash awards for the purpose of motivating participants to achieve goals for the performance period. An annual incentive award shall specify the minimum, target and maximum amounts of awards for a performance period for a participant or any groups of participants; or

(ii)     a long-term award denominated in cash with the eventual payment amount subject to future service and such other restrictions and conditions as may be established by the Committee, and as set forth in the award agreement, including, but not limited to, continuous service with the Company, achievement of specific business objectives, and other measurement of individual, business unit or Company performance (for example, an award of phantom stock, the eventual payment of which would be made in cash and tied to the performance of a particular business unit, as set forth in the award agreement).

(f)     The Committee shall have the discretion with respect to any award granted under the Plan to establish upon its grant conditions under which (i) the award may be later forfeited, cancelled, rescinded, suspended, withheld or otherwise limited or restricted; or (ii) gains realized by the grantee in connection with an award or an award’s exercise may be recovered; provided that such conditions comply with applicable laws.

If a participant who is an employee or former employee of the Company is determined by the Committee, in the Committee’s sole discretion exercised prior to a Change in Control, to have failed to satisfy one or more of the conditions set forth in the Award Agreement, by any act or failure to act, any awards granted to such employee or former employee, whether or not Nonforfeitable (as defined in Section 22) Shall be canceled and be of no further force or effect and any payment or delivery of an award from six months prior to such act or failure to act may be rescinded. In the event of any such rescission, the participant shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery, in such manner and on such terms and conditions as may be required by the Committee.

If an accounting restatement is required to correct any material non-compliance with financial reporting requirements under relevant securities laws, the Committee in its sole discretion may authorize the Company to recover any excess incentive-based compensation (in excess of what would have been paid under the accounting restatement), including entitlement to shares, that was based on such erroneous data and paid during the three-year period preceding the date on which the Company is required to prepare the accounting restatement, from executive officers or former executive officers. The Company may implement any policy or take any action with respect to the recovery of excess incentive-based compensation, including entitlement to shares, that the Committee determines to be necessary or advisable in order to comply with the requirements of the Dodd-Frank Wall Street Financial Reform and Consumer Protection Act.

8.     Dividends and Dividend Equivalents

The Committee may provide that awards denominated in stock earn dividends or dividend equivalents. Such dividend equivalents may be paid currently in cash or shares of Common Stock or may be credited to an account established by the Committee under the Plan in the name of the participant. In addition, dividends or dividend equivalents paid on outstanding awards or issued shares may be credited to such account rather than paid currently. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional shares or share equivalents. Notwithstanding the above, no dividends or dividend equivalents will be paid on shares subject to any award before the award becomes nonforfeitable. In no event will dividends or dividend equivalents be paid with respect to Options or SARs.

9.    Deferrals and Settlements

Payment of awards may be in the form of cash, stock, other awards, or in such combinations thereof as the Committee shall determine at the time of grant, and with such restrictions as it may impose. Except as provided in Section 23 herein, the Committee may also require or permit participants to elect to defer the issuance of shares or the payment of awards in cash under such rules and procedures as it may establish under the Plan, provided that such rules and procedures comply with the requirements of Code Section 409A, if applicable. It may also provide that deferred payments include the payment or crediting of interest on the deferral amounts or the payment or crediting of dividend equivalents on deferred payments denominated in shares.

10.    Fair Market Value

Fair Market Value for all purposes under the Plan shall mean the closing price of Common Stock as reported in The Wall Street Journal in the Nasdaq Composite Index or similar successor consolidated transactions reports for the relevant date, or if no sales of Common Stock were made on said exchange on that date, the closing price of Common Stock as reported in said composite transaction report for the preceding day on which sales of Common Stock were made on said exchange. Under no circumstances shall Fair Market Value be less than the par value of the Common Stock.

11.     Transferability and Exercisability

Except as otherwise provided in this Section 11, all awards under the Plan shall be nontransferable and shall not be assignable, alienable, saleable or otherwise transferable by the participant other than by will or the laws of descent and distribution except pursuant to a domestic relations order entered by a court of competent jurisdiction. Notwithstanding the preceding sentence, the Committee may provide that any award of non-qualified Stock Options may be transferable by the recipient to family members or family trusts established by the recipient. The Committee may also provide that, in the event that a participant terminates employment with the Company to assume a position with a governmental, charitable, educational or similar non-profit institution, a third party, including but not limited to a “blind” trust, may be authorized by the Committee to act on behalf of and for the benefit of the respective participant with respect to any outstanding awards. Except as otherwise provided in this Section 11, during the life of the participant, awards under the Plan shall be exercisable only by him or her except as otherwise determined by the Committee. In addition, if so permitted by the Committee, a participant may designate a beneficiary or beneficiaries to exercise the rights of the participant and receive any distributions under the Plan upon the death of the participant. In no event may an award be transferred for monetary value.

12.     Award Agreements; Notification of Award

Awards under the Plan (other than annual incentive Cash Awards described in Section 7(e)(i)) shall be evidenced by one or more agreements approved by the Committee that set forth the terms and conditions of and limitations on an award, except that in no event shall the term of any Stock Option or SAR exceed a period of ten years from the date of its grant, except as otherwise permitted by Section 19. The Committee need not require the execution of any such agreement by a participant in which case acceptance of the award by the respective participant will constitute agreement to the terms of the award. In the case of an annual incentive Cash Award, the participant shall receive notification of such award in such form as the Committee may determine.

13.     Plan Amendment and Termination

The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time in a manner consistent with the following:

(a)     The Committee may amend the Plan as it deems necessary or appropriate, except that no such amendment which would cause the Plan not to comply with the requirements the New York Business Corporation Law as in effect at the time of such amendment shall be made without the approval of the Company’s shareholders. No such amendment shall materially adversely affect any outstanding awards under the Plan without the consent of all of the holders thereof.

(b)     Notwithstanding the foregoing, an amendment that constitutes a “material amendment,” as defined by Nasdaq rules, shall be submitted to the Company’s shareholders for approval. Any revision that deletes or limits the scope of the provision in Section 7 prohibiting repricing of Stock Options or SARs without shareholder approval will be considered a material revision.

(c)     The Board may terminate the Plan at any time. Upon termination of the Plan, no future awards may be granted, but previously-made awards shall remain outstanding in accordance with their applicable terms and conditions, and the terms of the Plan.
14.    Tax Withholding

The Company or an employee’s employer (the “Employer”) shall have the right to deduct from any payment of an award made under the Plan, including the delivery or vesting of shares, an amount sufficient to cover withholding required by law for any foreign, federal, state or local taxes or to take such other action as may be necessary to satisfy any such withholding obligations. The Committee may permit shares to be used to satisfy required tax withholding and such shares shall be valued at the fair market value as of the payment date of the applicable award.

Regardless of any action the Company or the Employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to employee’s participation in the Plan and legally applicable to employee (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains employee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Company and the Employer make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of awards under the Plan, including, but not limited to, the making of awards, the issuance of shares of Common Stock of awards, subsequent sale of shares of Common Stock acquired pursuant to such issuance and the receipt of any dividends or dividend equivalents. The Company and the Employer do not commit to and are under no obligation to structure the terms of the grant or any aspect of the awards to reduce or eliminate employee’s liability for Tax-Related Items or achieve any particular tax result. The Company, the Employer, and their respective agents, at their discretion, are authorized to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: withholding from employee’s wages or other cash compensation paid to employee by the Company or the Employer; withholding from the proceeds of the sale of shares of Common Stock acquired upon vesting/settlement of the awards through Stock Option exercise either through a voluntary sale or through a mandatory sale arranged by the Company (on employee’s behalf pursuant to this authorization); or withholding in shares of Common Stock to be issued upon vesting/settlement of the awards and Stock Option exercises.

Employee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of employee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares of Common Stock if employee fails to comply with employee’s obligations in connection with the Tax-Related Items.

15.    Other Company Benefit and Compensation Programs

Unless otherwise determined by the Committee, payments of awards received by participants under the Plan shall not be deemed a part of a participant’s regular, recurring compensation for purposes of calculating payments or benefits from any Company or Employer benefit plan, severance program or severance pay law of any country.

16.    Unfunded Plan

Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any participant or other person. To the extent any person holds any rights by virtue of a grant awarded under the Plan, such right (unless otherwise determined by the Committee) shall be no greater than the right of an unsecured general creditor of the Company.

17.     Future Rights

No person shall have any claim or right to be granted an award under the Plan, and no participant shall have any right by reason of the grant of any award under the Plan to continued employment by the Company or any Affiliate of the Company. Awards hereunder are voluntary and occasional and do not create any contractual or other right to receive future awards, or benefits in lieu of awards, even if awards have been granted repeatedly in the past. All decisions with respect to future awards under the Plan, if any, will be at the sole discretion of the Committee.

18.    General Restriction

Each award shall be subject to the requirement that, if at any time the Committee shall determine, in its sole discretion, that the listing, registration or qualification of any award under the Plan upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such award or the exercise payment thereof, such award may not be granted, exercised or paid in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

19.    Governing Law

The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the state of New York and applicable Federal law.

Grants provided hereunder are made and/or administered in the United States. Any litigation that arises under the Plan shall be conducted in the courts of Monroe County, New York, or the federal courts for the United States for the Western District of New York.

20.     Successors and Assigns

The Plan shall be binding on all successors and permitted assigns of a participant, including, without limitation, the estate of such participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of such participant’s creditors.

21.     Rights as a Shareholder

A participant shall have no rights as a shareholder until he or she becomes the holder of record of Common Stock.

22.     Change in Control

Notwithstanding anything to the contrary in the Plan, the following shall apply to all awards granted and outstanding under the Plan:

(a)    Definitions. Unless otherwise defined by the Committee and set forth in the award agreement at the time of the grant or otherwise defined in a participant’s employment agreement, the following definitions shall apply to this Section 22:

(i)     A “Change in Control” shall be deemed to have occurred if:

(A)     any Person (as defined below in this Section 22(a)(i)) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 35% or more of the combined voting power of the Company’s then outstanding securities; except however, effective May 25, 2023, the preceding sentence shall be modified by removing 35% and replacing it with 50%;

(B)     there is consummated a merger or consolidation of the Company with any other person, other than (1) a merger or consolidation that results in the directors of the Company who were members of the Incumbent Board (as defined below in this Section 22(a)(i)) immediately before such merger or consolidation continuing to constitute at least a majority of the board of directors of the Company, the surviving entity or any parent thereof, or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 35% or more of the combined voting power of the Company’s then outstanding voting securities; except however, effective May 25, 2023, the preceding sentence shall be modified by removing 35% and replacing it with 50%; or

(C)     the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company, or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately before such sale.

For purposes of this definition of Change in Control, “Person” shall have the meaning given in Section 3(a)(9) of the 1934 Act, as modified and used in Section 13(d) and 14(d) of the 1934

Act, except that such term shall not include Excluded Persons. “Excluded Persons” shall mean (1) the Company and its subsidiaries, (2) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, (3) any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, (4) an underwriter temporarily holding securities of the Company pursuant to an offering of such securities, or (5) an individual, entity or group who is permitted to, and actually does, report its beneficial ownership on Schedule 13G (or any successor Schedule), provided that if any Excluded Person described in this clause (5) subsequently becomes required to or does report its beneficial ownership on Schedule 13D (or any successor Schedule), then, for purposes of this definition, such individual, entity or group shall no longer be considered an Excluded Person and shall be deemed to have first acquired beneficial ownership of securities of the Company on the first date on which such individual, entity or group becomes required to or does so report on such Schedule.
The “Incumbent Board” comprises the following individuals: individuals who, as of the date hereof, constitute the Board; and any new director whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended.

(ii)     “CIC Price” shall mean either (A) the highest price paid for a share of the Company’s Common Stock in the transaction or series of transactions pursuant to which a Change in Control of the Company shall have occurred, or (B) if the Change in Control occurs without such a transaction or series of transactions, the closing price for a share of the Company’s Common Stock on the date immediately preceding the date upon which the event constituting a Change in Control shall have occurred as reported in The Wall Street Journal in the Nasdaq Composite Index or similar successor consolidated transactions reports.

(iii)     An award is “Nonforfeitable” in whole or in part to the extent that, under the terms of the Plan or the award agreement or summary under the Plan, the award is vested in whole or part.

(iv)     A “Section 409A-Conforming Change in Control” is a Change in Control that conforms to the definition under Code Section 409A of a change in ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as such definition is set forth in Treasury guidance.

(v)     A “Termination for Good Reason” by a participant shall mean the termination of employment of a participant within two years of the occurrence of any of the following circumstances, provided that such circumstance occurs without the participant’s express written consent after a Change in Control, the participant gives the Company notice of the occurrence of the offending circumstance(s) within 90 days of the first occurrence of the circumstance(s), and the Company fails to cure the circumstance(s) within 30 days of receipt of this notice (or the Company notifies participant in writing prior to the expiration of such 30-day period that the circumstance(s) will not be cured):

(A) The material diminution of the participant’s authority, duties, or responsibilities from those in effect immediately prior to a Change in Control of the Company;

(B) Any of the following: (1) A material reduction in a participant’s annual base salary and/or annual target bonus, (2) a failure by the Company to increase a participant’s annual base salary following a Change in Control at such periodic intervals not materially inconsistent with the Company’s practice prior thereto by at least a percentage equal to the average of the percentage increases in a participant’s base salary for the three merit pay periods immediately preceding such Change in Control, or (3) the failure to increase a participant’s salary as the same may be increased from time to time for similarly situated individuals, except that this clause (B) shall not apply to across-the-board salary reductions similarly affecting all similarly situated employees of the Company and all similarly situated employees of any person in control of the Company;

(C) The Company’s requiring a participant to be based anywhere other than in the metropolitan area in which a participant was based immediately before the Change in Control (except for required travel on the Company’s business to an extent substantially consistent with a participant’s present business travel obligations), provided that such required relocation constitutes a material change in the geographic location at which the participant is required to perform the services;

(D) The failure by the Company to continue in effect any material compensation or benefit plan, vacation policy or any material perquisites in which a participant participates immediately before the Change in Control, (except to the extent such plan terminates in accordance with its terms), unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan in connection with the Change in Control, or the failure by the Company to continue a participant’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of a participant’s participation relative to other participants, than existed at the time of the Change in Control;

(E) The failure of the Company to obtain a satisfactory agreement from any successor to assume responsibility to perform under this Plan; or

(F) A termination by a participant of employment shall not fail to be a Termination for Good Reason by participant merely because of a participant’s incapacity due to physical or mental illness, or because a participant’s employment continued after the occurrence of any of the events listed in this subsection.

(vi)     “Vesting Date” shall mean the vesting date of an award set forth in the award summary.

(b) Acceleration of Nonforfeitability of SARs, Stock Awards, Cash Awards, and Dividends and Dividend Equivalents.

(i)     All SARs, Stock Options Stock Awards and Cash Awards (including dividend equivalents) outstanding shall become 100% Nonforfeitable with respect to a participant upon a Termination for Good Reason or an involuntary termination of employment (other than a termination For Cause, as defined in the award agreement, according to a determination made before the Change in Control) that occurs not later than two years after a Change in Control.

(ii)     If a performance-based award becomes Nonforfeitable after a Change in Control under Section 22(b)(i), each applicable performance measure shall be deemed achieved at 100% of the target level determined by the Committee as of the grant date of the award, unless otherwise provided in the applicable award agreement.

(iii)     Notwithstanding anything in this Section 22(b), the Committee may cancel a Stock Option or SAR upon a Change in Control provided that the exercise price of such Stock Option or SAR is in excess of the CIC Price, and further provided that no consideration is paid for such cancellation.

(c) Payment Schedule. In accordance with the uniform payment rule set forth in subsection (c) of Section 23 hereof,

(i)     Following a Change in Control that is not a Section 409A-Conforming Change in Control, awards (to the extent Nonforfeitable) shall be paid on the Vesting Date, and

(ii)     Following a Section 409A-Conforming Change in Control, awards (to the extent Nonforfeitable) shall be paid on the Vesting Date or, if earlier, upon a termination of employment that occurs within two years of such 409A-Conforming Change in Control (or, in the case of a Specified Employee (as defined in Section 23), the date that is 6 months after such termination).

(iii)     If a participant has made a valid election under Code Section 409A to defer payment beyond the Vesting Date, such award shall be paid pursuant to clauses (i) and (ii) by substituting the date so elected for the Vesting Date.

(iv)     This subsection (c) shall not apply to Stock Options, SARs, or shares of restricted stock.

(d) Cancellation. Upon payment under this section, such awards shall be cancelled.

(e) Discretionary Awards. Upon or in anticipation of the occurrence of a Change in Control, the Committee may grant additional awards (e.g., above-target awards for performance-based Stock Awards) at its sole discretion. Any such discretionary grants shall be paid on the date specified by the terms of such grant.

(f) The amount of cash to be paid shall be determined as follows: (i) in the case of each Nonforfeitable Stock Award, an amount equal to the product of (A) the number of shares subject to the Nonforfeitable Stock Award and (B) the CIC price; (ii) in the case of each Nonforfeitable Stock Option, an amount equal to the product of (A) the number of shares subject to the Stock Option and (B) the excess of the CIC Price over the exercise price; (iii) in the case of each Nonforfeitable SAR, an amount equal to the product of (A) the number of shares subject to the Nonforfeitable SAR and (B) the excess of the CIC Price over the SAR Exercise Price; and (iv) in the case of a Nonforfeitable Cash Award, the cash payable pursuant to the Nonforfeitable Cash Award.

(g) Notwithstanding the foregoing, any Stock Options, SARS or Stock Awards held by an officer or director subject to Section 16 of the 1934 Act which have been outstanding less than six months (or such other period as may be required by the 1934 Act) upon the occurrence of an event constituting a Change in Control shall not be paid in cash before the time permitted by applicable law including Section 16 of the 1934 Act.

23. Section 409A Compliance

(a) Construction and effect of terms and actions.

(i)     It is intended that no awards under the Plan shall cause any amount to be taxable under Code Section 409A with respect to any individual. All provisions of this Plan and of any agreement, award or award summary thereunder shall be construed in a manner consistent with this intent. Any provision of or amendment to this Plan, or of any agreement, award or award summary thereunder, that would cause any amount to be taxable under Code Section 409A with respect to any person is void and without effect. Any election by any participant, and any administrative action by the Committee that would cause any amount to be taxable under Code Section 409A with respect to any person is void and without effect under the Plan. Notwithstanding anything to the contrary herein, in no event shall the Company, its officers, directors, employees, subsidiaries, or affiliates be liable for any additional tax, interest, or penalty incurred by a participant or beneficiary as a result of the Plan’s failure to satisfy the requirements of Code Section 409A, or as a result of the Plan’s failure to satisfy any other applicable requirements for the deferral of tax.

(ii)     All references in the Plan, awards and award agreements to “termination of employment” shall mean “separation from service” as defined in Code Section 409A and Treasury guidance thereunder. The Committee, however, may decide in its discretion that, solely for purposes of determining the vested percentage of an award or the exercise period of a Stock Option or SAR, the reference to “termination of employment” shall mean the end of the participant’s salary continuance period.

(b) Election Rule. A participant may elect to defer awards under the Plan only if the election is made not later than December 31 of the year preceding the year in which related services are performed, except to the extent otherwise permitted by Section 409A and Treasury guidance thereunder.

(c) Uniform Payment Rule.

(i)     All awards except SARs, Stock Options and shares of restricted stock shall be paid on the date that is the earlier of (A) or (B) below, where

(A)         is a termination of employment no later than two years after the occurrence of a Section 409A-Conforming Change in Control (or, in the case of a Specified Employee as defined in subsection (d) hereof the date that is 6 months after such termination); and

(B)     is the Vesting Date.

(ii)     If a participant has made a valid election under Code Section 409A and the Plan to defer payment beyond the Vesting Date, such award shall be settled pursuant to clause (i) by substituting the date so elected for the Vesting Date.

(iii)     Payment pursuant to the death or disability of a participant is governed by the award agreement.

(d) Six-Month Delay Rule for Specified Employees. To the extent necessary to avoid any amount becoming taxable under Code Section 409A, any award that is to be paid to a Specified Employee upon termination of employment shall be administered so that any payment with respect to such award shall be made on the date that is 6 months after such termination. If the participant dies during such 6-month period, any postponed amounts shall be paid within 90 days of the participant’s death. A Specified Employee shall have the meaning set forth in IRS guidance under Code Section 409A.

(e) Accelerations. In the case of an award that is deferred compensation for purposes of Code Section 409A, acceleration of payment is not permitted, except that, if permitted by the Committee, acceleration of payment is permitted to the extent such acceleration shall not cause any amount to be taxable under Code Section 409A with respect to any individual.

(f) CHRO Delegation. The Chief Human Resources Officer of the Company, or his or her delegate, may amend the Plan as he or she, in his or her sole discretion, deems necessary or appropriate to avoid any amount becoming taxable under Code Section 409A and guidance thereunder.

(g) To the extent permitted by Code Section 409A, the term of a Stock Option or SAR may be extended beyond the original term while the holder cannot exercise the Stock Option or SAR because such an exercise would violate an applicable Federal, state, local, or foreign law (including, without limitation, the Company’s insider trading policy established pursuant to any such law), or would jeopardize the ability of the Company to continue as a going concern, provided that the term is not extended more than 30 days after the date such exercise first would no longer violate an applicable Federal, state, local, and foreign law or would first no longer jeopardize the ability of the Company to continue as a going concern.

24.     Limitation of Actions. Any action brought in state or federal court (other than an alleged breach of fiduciary duty action under the Employee Retirement Income Security Act of 1974 (“ERISA”) which shall be governed by the terms of ERISA Section 413, if applicable) must be commenced within one year after the cause of action accrues.
XEROX HOLDINGS CORPORATION

xerox™

XEROX HOLDINGS CORPORATION
201 MERRITT 7
NORWALK, CT 06851
ATTN: CORPORATE SECRETARY

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V03298-P86722 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

XEROX HOLDINGS CORPORATION

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Steven J. Bandrowczak	☐	☐	☐
1b. Philip V. Giordano	☐	☐	☐
1c. Scott Letier	☐	☐	☐
1d. Jesse A. Lynn	☐	☐	☐
1e. Nichelle Maynard-Elliott	☐	☐	☐
1f. Steven D. Miller	☐	☐	☐
1g. James L. Nelson	☐	☐	☐
1h. Margarita Paláu-Hernández	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

The Board of Directors recommends you vote FOR the following proposal:

The Board of Directors recommends you vote 1 YEAR on the following proposal:

The Board of Directors recommends you vote FOR the following proposal:

The Board of Directors recommends you vote AGAINST the following proposal:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V03299-P86722

XEROX HOLDINGS CORPORATION
Annual Meeting of Shareholders
May 25, 2023 8:00 AM EST.
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Steven J. Bandrowczak, Scott Letier and Nichelle Maynard-Elliott, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common and Preferred stock of XEROX HOLDINGS CORPORATION that the shareholder(s) are entitled to vote at the Annual Meeting of Shareholders to be held at Xerox Holdings Corporation 501 Merritt 7 Norwalk, CT 06851 on May 25, 2023 at 8:00 AM EST., and any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1, FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF XEROX HOLDINGS CORPORATION FOR ITS FISCAL YEAR ENDING DECEMBER 31, 2023, FOR PROPOSALS 3 AND 5, 1 YEAR ON PROPOSAL 4 AND AGAINST PROPOSAL 6, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Continued and to be signed on reverse side

Your **Vote** Counts!

XEROX HOLDINGS CORPORATION

2023 Annual Meeting
Vote by May 24, 2023
11:59 PM ET

XEROX HOLDINGS CORPORATION
201 MERRITT 7
NORWALK, CT 06851
ATTN: CORPORATE SECRETARY

V03314-P86722

You invested in XEROX HOLDINGS CORPORATION and it's time to vote!

You have the right to vote on proposals being presented at the Annual Meeting. **This is an important notice regarding the availability of proxy material for the shareholder meeting to be held on May 25, 2023.**

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View the Notice and Proxy Statement and Annual Report online OR you can receive a free paper or email copy of the material(s) by requesting prior to May 11, 2023. If you would like to request a copy of the material(s) for this and/or future shareholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

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Vote in Person at the Meeting*

May 25, 2023
8:00 AM EST

Xerox Holdings Corporation
Annual Meeting of Shareholders
501 Merritt 7
Norwalk, CT 06851

*Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

V1.1

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THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the upcoming shareholder meeting. Please follow the instructions on the reverse side to vote these important matters.

Voting Items	Board Recommends
1. Election of Directors **Nominees:** 1a. Steven J. Bandrowczak	For
1b. Philip V. Giordano	For
1c. Scott Letier	For
1d. Jesse A. Lynn	For
1e. Nichelle Maynard-Elliott	For
1f. Steven D. Miller	For
1g. James L. Nelson	For
1h. Margarita Paláu-Hernández	For
2. Ratify the appointment of PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm for the fiscal year ending December 31, 2023	For
3. Approve, on an advisory basis, the 2022 compensation of our named executive officers	For
4. Select, on an advisory basis, the frequency of future advisory votes on the compensation of our named executive officers	1 Year
5. Approve an amendment to the Company's Performance Incentive Plan to increase the total number of shares of common stock authorized and available for issuance under the Plan	For
6. Consideration of a shareholder proposal to provide shareholders with the right to ratify termination pay, if properly presented at the Annual Meeting	Against

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

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